As filed with the Securities and Exchange Commission on July 16 , 2015
Registration No. 333-204899

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
Amendment No. 2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INNOVATIVE FOOD HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	5140 (Primary Standard Industrial Classification Code Number)	20-1167761 (I.R.S. Employer Identification Number)

28411 Race Track Road
Bonita Springs, Florida 34135
(239) 596-0204
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sam Klepfish, CEO
28411 Race Track Road
Bonita Springs, Florida 34135
(239) 596-0204
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Irving Rothstein, Esq. Feder Kaszovitz LLP 845 Third Avenue, 11th Floor New York, New York 10022 Telephone: (212) 888-8200 Facsimile: (212) 888-7776

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to		Offering Price		Aggregate Offering	Amount of
Securities to be Registered	be Registered		per Unit(1)		Price(1)	Registration Fee
Common Stock, par value $0.0001 per share	8,957,901 Shares	(2)	$1.28	(3)	$11,466,113	$1,332.36	(4)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).
(2)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions.

(3)	Pursuant to Rule 457(c), represents the closing sales prices of our common stock for any of the five business days preceding the date hereof.
(4)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED July 16 , 2015

INNOVATIVE FOOD HOLDINGS, INC.

  8,957,901 Shares of Common Stock

This prospectus relates to the resale of up to 5,851,340 shares of our common stock issued to various shareholders in exempt private placements, and  3,106,561 shares of common stock underlying warrants held by an investor.  Warrants representing 1,729,091 of these shares have been exercised, and warrants representing 3,106,561 of these shares are unexercised.

The selling security holders may sell the shares of common stock described in this prospectus in public or private transactions, at prevailing market prices, or at privately negotiated prices. The selling security holders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders. We will not receive any of the proceeds from the sale of the shares by the selling security holders. The selling security holders will receive all of the proceeds from the sale of such shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling security holders and the selling security holders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling security holders will be determined at the time of such sale by the selling security holders.

Our common stock is traded on the OTCQB under the symbol “IVFH.” On June 8, 2015, the closing sale price of our common stock on the OTCQB was $1.28 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________________, 2015

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the placement agent has not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the placement agent is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes and the information set forth under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each case included elsewhere in this prospectus. Unless otherwise stated or the context requires otherwise, references in this prospectus to "IVFH", “Innovative”, “Innovative Foods”, the "Company", "we", "us", or "our" refer to Innovative Food Holdings, Inc. and its subsidiaries, unless the context requires otherwise.

SUMMARY

This summary highlights information contained elsewhere in this prospectus and in filings with the Securities and Exchange Commission incorporated by reference. You should carefully read the entire prospectus, including “Risk Factors” beginning on page 1, as well as any accompanying prospectus supplement and the documents incorporated herein and therein, before investing in our common stock.

Innovative Food Holdings, Inc.

Our History

We (or the “Company”) were initially formed in June 1979 as Alpha Solarco Inc., a Colorado corporation. From June 1979 through February 2003, we were either inactive or involved in discontinued business ventures. We changed our name to Fiber Application Systems Technology, Ltd in February 2003. In January 2004, we changed our state of incorporation by merging into Innovative Food Holdings, Inc. (IVFH), a Florida corporation formed for that purpose. As a result of the merger, we changed our name to Innovative Food Holdings, Inc. In January 2004, we also acquired Food Innovations, Inc. (“FII” or “Food Innovations”), a Delaware corporation, for 500,000 (post reverse-split) shares of our common stock.

On May 18, 2012, the Company executed a Stock Purchase Agreement to acquire all of the issued and outstanding shares of Artisan Specialty Foods, Inc., an Illinois corporation (“Artisan”), from its owner, Mr. David Vohaska.  The purchase price was $1.2 million, with up to another $300,000 (with a fair value of $131,000) payable in the event certain financial milestones were met over the next one or two years. Those milestones have been met. The purchase price was primarily financed via a loan from Alpha Capital in the principal amount of $1,200,000.  The loan was repaid in November 2013 via the issuance of a loan from Fifth Third Bank.  Prior to the acquisition, Artisan was a supplier and had sold products to the Company.

On November 2, 2012, the Company entered into an asset purchase agreement (the “Haley Acquisition”) with The Haley Group, LLC whereby we acquired all existing assets of The Haley Group, LLC. The Haley Acquisition was valued at a total cost of $119,645.  On June 30, 2014, pursuant to a purchase agreement, the Company purchased 100% of the membership interest of Organic Food Brokers, LLC, a Colorado limited liability company (“OFB”), for $300,000, 100,000 options and up to an additional $225,000 in earn-outs if certain milestones are met.

On August 15, 2014, pursuant to a merger agreement, the Company acquired The Fresh Diet, Inc. (“The Fresh Diet” or “FD”) with FD becoming a wholly-owned subsidiary of the Company. The purchase price consisted of 10,000,000 shares of the Company’s common stock valued at $14,000,000. During the first quarter of 2015, the Company cancelled 3,110,063 of these shares with a value of $4,354,088 in exchange for a cash payment of $3,000,000 to certain former shareholders of FD.  At the time of acquisition, the majority of FD’s current liabilities consisted of approximately $3.8 million of deferred revenues and approximately $2.1 million in short term commercial loans and there were additional ordinary course of business expenses such as trade payables, payroll and sales taxes which vary from month to month. In addition, it had some long term obligations the bulk of which consist of interest free loans from FD’s former shareholders in the amount of approximately $2.2 million which are not due until 2017.  Prior to the merger FD had purchased an immaterial amount of product from the Company.  FD operates as an independent subsidiary subject to oversight of its board of directors and the Company’s President and CEO.

Our Operations

Our business is currently conducted by our wholly-owned subsidiaries, Artisan, Food Innovations, Food New Media Group, Inc. (“FNM”), OFB, Gourmet Food Service Group, Inc. (“GFG”), Gourmet Foodservice Warehouse, Inc., Gourmeting, Inc.; The Fresh Diet, The Haley Group, Inc. (“Haley”), 4 The Gourmet, Inc. (d/b/a For The Gourmet, Inc.), (“Gourmet” and collectively with IVFH and its other subsidiaries, the “Company” or “IVFH”).  Since its incorporation, the Company, primarily through FII’s relationship with US Food, Inc. (“US Foods” or “USF”), has been in the business of providing premium restaurants, within 24 – 72 hours, with the freshest origin-specific perishables, specialty food products, and healthcare products shipped directly from our network of vendors and from our warehouses. Our customers include restaurants, hotels, country clubs, national chain accounts, casinos, hospitals and catering houses.  Gourmet has been in the business of providing consumers with gourmet food products shipped directly from our network of vendors and from our warehouses within 24 – 72 hours. GFG is focused on expanding the Company’s program offerings to additional customers.  In our business model, we receive orders from our customers and then work closely with our suppliers and our warehouse facilities to have the orders fulfilled.  In order to maintain freshness and quality, we carefully select our suppliers based upon, among other factors, their quality, uniqueness, reliability and access to overnight courier services.

Artisan is a supplier of over 1,500 niche gourmet products to over 500 customers such as chefs and restaurants in the Greater Chicago area and also serves as a national fulfillment center for the Company’s other subsidiaries. Haley is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the broadline foodservice industry and get products distributed via national broadline food distributors. Haley also provides consulting services and other solutions to its clients in the food industry. OFB is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the retail foodservice industry and provides emerging food brands distribution and shelf placement access in all of the  major metro markets in the food retail industry.   The Fresh Diet is the nationwide leader in freshly prepared health and wellness gourmet specialty meals, using the finest specialty, artisanal, direct from source ingredients, delivered daily, directly to consumers using The Fresh Diet® platform.  The Fresh Diet’s platform includes a company managed or owned preparation and logistics infrastructure, including a comprehensive company managed network of same day and next day last mile food delivery capabilities in 12 states, 44 metropolitan areas, and 573 cities and towns across the Unites States.

Our Products

We distribute over 7,300 perishable and specialty food products, including origin-specific seafood, domestic and imported meats, exotic game and poultry, artisanal cheeses, freshly prepared meals, caviar, wild and cultivated mushrooms, micro-greens, organic farmed and manufactured food products, estate-bottled olive oils and aged vinegars. We are constantly adding other products that many food distributors cannot effectively warehouse, including organic products and specialty grocery items. We offer our nationwide customers access to the best food products available from around the world, quickly, most direct, and cost-effectively.

Some of the items we sell include:

●	Seafood - Alaskan wild king salmon, Hawaiian sashimi-grade ahi tuna, Gulf of Mexico day-boat snapper, Chesapeake Bay soft shell crabs, New England live lobsters, Japanese hamachi

●	Meat & Game - Prime rib of American kurobuta pork, dry-aged buffalo tenderloin, domestic lamb, Cervena venison, elk tenderloin

●	Produce - White asparagus, baby carrot tri-color mix, Oregon wild ramps, heirloom tomatoes

●	Poultry - Grade A foie gras, Hudson Valley quail, free range and organic chicken, airline breast of pheasant

●	Specialty - Truffle oils, fennel pollen, prosciutto di Parma, wild boar sausage

●	Mushrooms -Fresh morels, Trumpet Royale, porcini powder, wild golden chanterelles

●	Cheese -Maytag blue, buffalo mozzarella, Spanish manchego, Italian gorgonzola dolce

The Fresh Diet offers consumers meal delivery of three prepared meals and two snacks per day.  Meals are nutritionally balanced, freshly prepared daily from the highest quality ingredients and are never frozen, freeze-dried or vacuum packed.  An online meal planner gives the consumer hand-on control over the diet meal based on Traditional and Specialty Diets.  Traditional plans include Fresh Classic and Premium Plan, while Specialty Diets include Fresh Vegetarian, Gluten-Free and Doctor’s Fresh Plans.  Each plan offers a different rate of customization, allowing the consumer to check off foods they don’t like, customize their dietary preferences and schedule delivery online.

Customer Service and Logistics

Our “live” chef-driven customer service department is available by telephone Monday through Thursday, from 8 a.m. to 6 p.m. and on Friday from 8 a.m. to 5 p.m., Florida time. The customer service department is made up of a team of  chefs and culinary experts who are full-time employees of the Company, and who are experienced in all aspects of perishable and specialty products. By employing chefs and culinary experts to handle customer service, we are able to provide our customers with extensive information about our products, including:

●	Flavor profile and eating qualities

●	Recipe and usage ideas

●	Origin, seasonality, and availability

●	Cross utilization ideas and complementary uses of products

Our logistics team tracks every package to ensure timely delivery of products to our customers. The logistics manager receives tracking information on all products ordered, and packages are monitored from origin to delivery. In the event that delivery service is interrupted, our logistics department begins the process of expediting the package to its destination. The customer is then contacted before the expected delivery commitment time allowing the customer ample time to make arrangements for product replacement or menu changes. Our logistics manager works directly with our vendors to ensure our strict packaging requirements are in place at all times.

Customer service and sales teams at The Fresh Diet are available by telephone Monday through Friday from 8 a.m. to 9 p.m. and on Saturday and Sunday from 9 a.m. to 6 p.m.  Customer service representatives provide assistance and support to customers as it relates to their dietary and meal preferences, as well as resolve any client inquiries and concerns.  Customer services works closely with the sales team to ensure that customers are properly set up and receive the most accurate information about company’s products and services.  Customer service team also includes certified nutritionists that guide customers in creating a plan that is specifics to their dietary needs.

The Fresh Diet meals are prepared and delivered out of five culinary centers across the United States – New York, Los Angeles, Miami, Chicago and Dallas.  Each culinary center is led by a General Manager who provides business oversight and is directly responsible for the performance of that culinary center.  Meals are delivered through The Fresh Diet company managed delivery network to 12 states, 44 metropolitan areas and 573 cities and towns nationwide.

Relationship with US Foods

We have historically sold the majority of our products, $18,446,745 and $16,993,108  for the years ended December 31, 2014 and 2013, respectively (60% and 75% of total sales in the years ended December 31, 2014 and 2013, respectively) through a distributor relationship between FII and Next Day Gourmet, L.P., a subsidiary of US Foods, a leading  broadline distributor. On January 26, 2015 we executed a Vendor Program Agreement between Food Innovations, Inc., our wholly-owned subsidiary, and US Foods.  The term of the Agreement is from January 1, 2015 through December 31, 2016 and provides for up to three (3) automatic annual renewals thereafter if no party gives the other 30 days’ notice of its intent not to renew.

The Selling Security Holders

The shares are being offered for sale through this prospectus by the Selling Security Holders.  The proceeds of all such sales will inure to the sellers and not to the Company.

Implications of Being a Smaller Reporting Company

As a company with less than $75 million public float, we qualify as a “smaller reporting company” as defined by the Securities and Exchange Commission (“SEC”). A “smaller reporting company” may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•
being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

•	reduced disclosure obligations regarding risk factors, executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the first day of our fiscal year following the year in which at the end of the second quarter we had a public float of at least $75 million held by non-affiliates.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Our Corporate Information

Our principal executive offices are located at 28411 Race Track Road, Bonita Springs, Florida 34135. Our telephone number is (239) 596-0204. Our Internet website address is www.foodinno.com. The contents of the website are not part of this prospectus, nor is any of its content incorporated herein.

The Offering

Issuer	Innovative Food Holdings, Inc.

Seller	The selling security holders. For information about the selling security holder, see “Selling Security Holders.” We are not selling the securities to the public.

Securities Offered	8,957,901 shares of our common stock, par value $0.0001.(1)

Common Stock to be Outstanding Before and After the Offering (2)	22,622,784 shares.

Registration Rights
We intend to use our best efforts to keep the registration statement, of which this prospectus forms a part, effective until the earlier to occur of (i) the date on which the registered shares are disposed of in accordance with this prospectus or (ii) the date when all of the registered shares can be immediately sold to the public without registration or restriction. However, we are under no obligation to do so.

Trading	Our common stock trades on the OTCQB under the symbol “IVFH.”

Risk Factors	See “Risk Factors” beginning on page 6 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Use of Proceeds	We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock.

(1)
Includes such indeterminate number of shares of common stock as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions.

(2)
There will be 25,729,345 shares outstanding if all of the warrants are exercised. Does not include (i) 5,804,116 shares underlying our convertible notes and interest accrued through May 10, 2015; (ii) 3,205,000 shares underlying our outstanding options (of which 3,017,500 are currently exercisable); and (iii) 4,071,199 shares underlying our outstanding warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth our (i) summary statement of operations data for the years ended December 31, 2014 and 2013,  derived from our audited financial statements and related notes included elsewhere in this prospectus, (ii) summary statement of operations data for the three  months ended March 31, 2015 and 2014  derived from our unaudited financial statements included elsewhere in this prospectus, and (iii) summary consolidated balance sheet data as of March 31, 2015  derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the three  months ended March 31, 2015 and 2014 and as of March 31, 2015  are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Year Ended Dec 31, 2014	For the Year Ended Dec 31, 2013	For the Three Months Ended March 31, 2015	For the Three Months Ended March 31, 2014
Revenue	$30,800,858	$22,511,929	$11,181,817	$5,553,466
Cost of goods sold	22,691,387	15,862,746	8,185,305	3,729,855
Gross Margin	8,109,471	6,649,183	2,996,512	1,823,611

Selling, general and administrative expenses	11,025,083	5,683,364	4,881,396	1,368,111

Operating income (loss)	(2,915,612)	965,819	(1,884,884)	455,500

Total other expense	815,336	2,452,076	131,770	266,794

Net (loss) income	$(3,730,948)	$(1,486,257)	$(2,016,654)	$188,706

Less net income (loss) attributable to noncontrolling interest in variable interest entities	1,184	-	(1,544)	-

Net (loss) income attributable to Innovative Food Holdings, Inc.	$(3,732,132)	$(1,486,257)	$(2,015,110)	$188,706

Net (loss) income per share - basic	$(0.32)	$(0.23)	$(0.099)	$0.025

Net (loss) income per share - diluted	$(0.32)	$(0.23)	$(0.099)	$0.014

Weighted average shares outstanding - basic	11,421,690	6,500,506	20,447,523	7,538,537

Weighted average shares outstanding - diluted	11,421,690	6,500,506	20,447,523	13,563,347

As of March 31, 2015
Balance Sheet Data:
Cash and cash equivalents	$3,211,491
Total assets	31,059,373
Total liabilities	16,131,345
Total stockholders' equity	14,928,028

RISK FACTORS

Prior to 2013, We Have a History of Losses Requiring Us to Seek Additional Sources of Capital

As of December 31, 2014, we had an accumulated deficit of $10,395,495.  We cannot assure you that we can achieve profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will incur losses. Our possible success is dependent upon the successful development and marketing of our services and products, as to which we can give no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel, marketing and promotions, reduced margins caused by competitive pressures and other economic and non-economic factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations. In addition, we could require additional funds to sustain and expand our sales and marketing activities, particularly if a well-financed competitor emerges. We can give no assurance that financing will be available in amounts or on terms acceptable to us, if at all. Our inability to obtain sufficient funds from our operations or external sources could require us to curtail or cease operations.

We Have Historically Derived Substantially All of Our Revenue From One Client and if We Were to Lose Such Client and Be Unable to Generate New Sales to Offset Such Loss, We May Be Forced to Cease or Curtail Our Operations.

In 2003, Next Day Gourmet initially contracted with our subsidiary, Food Innovations to handle the distribution of over 3,000 perishable and specialty food products to customers of US Foods. In February 2010, Food Innovations signed a new contract with US Foods that was scheduled to expire in December 2012 but was automatically extended for an additional 12 months in each of January 2013 and 2014 and in January 2015 we entered into a new two year agreement with up to an additional three years of renewals. Our sales through US Food’s sales force generated gross revenues for us of $18,446,745 in the year ended December 31, 2014, and $16,993,108 in the year ended December 31, 2013. Those amounts contributed 60% and 75% respectively, of our total sales in those periods. For the three months ended March 31, 2015 sales with US Foods were $4,754,544, representing 42.5% of our sales for the quarter.  Our sales efforts are for the most part substantially dependent upon the efforts of the US Foods sales force. Although we have generated revenues from additional customers other than US Foods, if our relationship with US Foods were to be materially changed and we are unable to generate substantial new sales to offset such loss, we may be forced to cease or curtail our operations.

A Variety of Factors, Including Seasonality and the Economic Environment, May Cause Our Quarterly Operating Results to Fluctuate, Leading to Volatility in Our Stock Price.

Our quarterly results have fluctuated in the past and may fluctuate in the future, depending upon a variety of factors, including changes in economic conditions, shifts in the timing of holiday selling seasons, including Valentine’s Day, Easter, Halloween, Thanksgiving and Christmas, as well as timing shifts due to 53-week fiscal years, which occur every five years.

If We Fail to Attract and Retain Key Personnel, Our Business and Operating Results May be Harmed.

Our future success depends to a significant degree on the skills, experience and efforts of key personnel in our senior management, whose vision for our company, knowledge of our business and expertise would be difficult to replace. If any one of our key employees leaves, is seriously injured or unable to work, or fails to perform and we are unable to find a qualified replacement, we may be unable to execute our business strategy.

We May Be Unable to Manage Our Growth Which Could Result in Our Being Unable to Maintain Our Operations.

Our strategy for growth is focused on continued enhancements and expansion to our existing business model, offering a broader range of services and products and affiliating with additional vendors and through possible joint ventures. Pursuing this strategy presents a variety of challenges. We may not experience an increase in our services to our existing customers, and we may not be able to achieve the economies of scale, or provide the business, administrative and financial services, required to sustain profitability from servicing our existing and future customer base. Should we be successful in our expansion efforts, the expansion of our business would place further demands on our management, operational capacity and financial resources. To a significant extent, our future success will be dependent upon our ability to maintain adequate financial controls and reporting systems to manage a larger operation and to obtain additional capital upon favorable terms. We can give no assurance that we will be able to successfully implement our planned expansion, finance its growth, or manage the resulting larger operations. In addition, we can give no assurance that our current systems, procedures or controls will be adequate to support any expansion of our operations. Our failure to manage our growth effectively could have a material adverse effect on our business, financial condition and results of operations.

The Specialty Food and Foodservice Industry is Very Competitive, Which May Result in Decreased Revenue for Us as Well as Increased Expenses Associated with Marketing Our Services and Products.

The specialty food and foodservice businesses are highly competitive.  We compete against other providers of quality foods, some of which sell their services globally, and some of these providers have considerably greater resources and abilities than we have. These competitors may have greater marketing and sales capacity, established distribution networks, significant goodwill and global name recognition.  Our e-commerce websites and direct mail catalogs compete with other e-commerce websites and other direct mail catalogs that market lines of products similar to ours. We compete with national, regional and local businesses utilizing a similar strategy, as well as traditional specialty food distributors. We also compete with other businesses in the fresh delivery service. The substantial sales growth in the direct-to-customer industry within the last decade has encouraged the entry of many new competitors, new business models, and an increase in competition from established companies. Furthermore, it may become necessary for us to reduce our prices in response to competition. This could negatively impact our ability to be profitable.

Our Success Depends on Our Acceptance by the Chef Community and Consumers of Fresh Delivered Meals and if They Do Not Accept Our Products Then Our Revenue Will be Severely Limited.

The chef community and those seeking fresh delivery of meals may not embrace our products. Acceptance of our services will depend on several factors, including: cost, product freshness, convenience, timeliness, strategic partnerships and reliability.  Any of these factors could have a material adverse effect on our business, results of operations and financial condition. We also cannot be sure that our business model will gain wide acceptance among chefs. If the market fails to continue to develop, or develops more slowly than we expect, our business, results of operations and financial condition will be adversely affected.

We Rely Upon Outside Vendors and Shippers for Our Specialty Food Products and Interruption in the Supply of Our Products or their Failure to Adhere to Our Quality Standards May Negatively Impact Our Revenues.

Shortages in supplies of the food products we sell may impair our ability to provide our services. Our vendors are independent and we cannot guarantee their future ability to source the products that we sell. Many of our products are wild-caught, and we cannot guarantee their availability in the future. Unforeseen strikes and labor disputes as well as adverse weather conditions may result in our inability to deliver our products in a timely manner. Also, if our suppliers fail to supply quality product in a timely and effective manner it could lead to an increase in recalls and customer litigation against us which could harm our brands’ images and negatively affect our business and operating results.  The success of our business depends, in part, on our ability to timely and effectively deliver merchandise (i.e. fresh products and fresh meals) to our customers. We cannot control all of the various factors that might affect our fulfillment rates in direct-to-customer sales.  We are heavily dependent upon one carrier for the delivery of our fresh products and to one company for the delivery of our fresh meals to our customers. Accordingly, we are subject to risks, including labor disputes, union organizing activity, inclement weather, technology breakdowns, natural disasters, the closure of their offices or a reduction in operational hours due to an economic slowdown, possible acts of terrorism associated with their ability to provide delivery services to meet our shipping needs, disruptions or increased fuel costs, and costs associated with any regulations to address climate change. Since our customers rely on us to deliver their orders daily or within 24-72 hours, delivery delays could significantly harm our business.

We Are and May Be Subject to Regulatory Compliance and Legal Uncertainties.

Changes in government regulation and supervision or proposed Department of Agriculture or other regulatory agency reforms or rule changes could impair our sources of revenue and limit our ability to expand our business. In the event any future laws or regulations are enacted which apply to us, we may have to expend funds and/or alter our operations to insure compliance.

The Market May Not Readily Accept Our New Products.

Demand and market acceptance for relatively new products, such as our new line of fresh delivered meals, are subject to a high level of uncertainty. The successful introduction of any new product line requires a focused, efficient strategy to create awareness of and desire for the products. For example, in order to achieve market acceptance for our line of fresh dietary meals, we will need to educate the public about the health and convenience benefits our product could provide them. Similarly, we will have to make health and weight conscious people aware of this line's existence, draw users to its site and compel them to return to the site for repeat visitations.

Our marketing strategy may be unsuccessful and is subject to change as a result of a number of factors, including changes in market conditions, the nature of possible license and distribution arrangements and strategic alliances which may become available to us in the future and general economic, regulatory and competitive factors. We can give no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed products.

In Order to be Successful, We Must be able to Enhance Our Existing Products and Develop and Introduce New Products and Services to Respond to Changing Market Demand.

The markets in which we operate are characterized by frequently changing customer demand and the introduction of new “flavors of the month” as certain foods become more and less popular. Changes in customer preferences and buying trends may also affect our products differently. We must be able to stay current with preferences and trends in specialty food and address the customer tastes for each of our target customer demographics. We must also be able to identify and adjust products to cater to customer demands and dietary needs. For example, a change in customer preferences for gluten free items may not correlate to a similar change in buying trends for other specialty food. In order to be successful, we must be able to enhance our existing products and develop and introduce new products and services to respond to changing market demand for new tastes. The development and enhancement of services and products entails significant risks, including:

o the inability to effectively adapt new food types to our business;

o the failure to conform our services and products to evolving industry standards;

o the inability to develop, introduce and market enhancements to our existing services and products or new services and products on a timely basis; and

o the non-acceptance by the market of such new service and products.

If we misjudge either the market for our products or our customers’ purchasing habits, our sales may decline significantly which would negatively impact our business and operating results.

Any Acquisitions We Make Could Result in Difficulties in Successfully Managing Our Business and Consequently Harm Our Financial Condition.

We seek to expand by acquiring complementary businesses in our current or ancillary markets.  We cannot accurately predict the timing, size and success of our acquisition efforts and the associated capital commitments that might be required.  We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to us and may lead to higher acquisition prices.  There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, without substantial costs, delays or other operational or financial difficulties. In addition, acquisitions involve a number of other risks, including:

·	failure of the acquired businesses to achieve expected results;

·	diversion of management’s attention and resources to acquisitions;

·	failure to retain key customers or personnel of the acquired businesses;

·	disappointing quality or functionality of acquired equipment and people: and

·	risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single acquired business could negatively affect our reputation.  The inability to acquire businesses on reasonable terms or successfully integrate and manage acquired companies, or the occurrence of performance problems at acquired companies, could result in dilution, unfavorable accounting treatment or one-time charges and difficulties in successfully managing our business.

Our Future Results Depend on Continued Evolution of the Internet and its Use by Consumers for Buying Our Products.

Our future results depend on continued growth in the use of the Internet for information, publication, distribution and commerce. Our growth is also dependent on increasing availability to residential consumers of broadband Internet access which will allow such persons to access higher-capacity content through the Internet. Our business could suffer if Internet usage and broadband availability does not continue to grow and evolve.  In addition, the concept of ordering food, including ingredients and whole meals is a relatively new concept and represents a radical change from the way all of today’s adults were brought up.  Our ability to grow our business depends upon heads of households or those empowered with producing meals to break away from old habits and embrace the concept of ordering food over the Internet.

If We are Unable to Effectively Manage Our E-Commerce Business Our Reputation and Operating Results May be Harmed.

E-commerce has been our fastest growing business over the last several years and continues to be a significant part of our sales success. The success of our e-commerce business depends, in part, on third parties and factors over which we have limited control. We are also vulnerable to certain additional risks and uncertainties associated with our e-commerce websites, including: changes in required technology interfaces; website downtime and other technical failures; internet connectivity issues; costs and technical issues as we upgrade our website software; computer viruses; changes in applicable federal and state regulations; security breaches; and consumer privacy concerns. In addition, we must keep up to date with competitive technology trends, including the use of new or improved technology, creative user interfaces and other e-commerce marketing tools such as paid search and mobile applications, among others, which may increase our costs and which may not succeed in increasing sales or attracting customers. Our failure to successfully respond to these risks and uncertainties might adversely affect the sales in our e-commerce business, as well as damage our reputation and brands.

We May be Exposed to Risks and Costs Associated with Credit Card Fraud and Identity Theft that could Cause Us to Incur Unexpected Expenses and Loss of Revenue.

A significant portion of our customer orders are placed through our e-commerce websites. In addition, a significant portion of sales made through our retail channel require the collection of certain customer data, such as credit card information. In order for our sales channel to function and develop successfully, we and other parties involved in processing customer transactions must be able to transmit confidential information, including credit card information, securely over public networks. Third parties may have the technology or knowledge to breach the security of customer transaction data. Although we take the security of our systems and the privacy of our customers’ confidential information seriously, we cannot guarantee that our security measures will effectively prevent others from obtaining unauthorized access to our information and our customers’ information. Any person who circumvents our security measures could destroy or steal valuable information or disrupt our operations. Any security breach could cause consumers to lose confidence in the security of our websites and choose not to purchase from us. Any security breach could also expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation, any of which could harm our business.

In addition, states and the federal government are increasingly enacting laws and regulations to protect consumers against identity theft. Compliance with these laws will likely increase the costs of doing business and, if we fail to implement appropriate safeguards or to detect and provide prompt notice of unauthorized access as required by some of these new laws, we could be subject to potential claims for damages and other remedies, which could harm our business.

Earthquakes, Inclement Weather or Other Events Out of Our Control May Damage or Limit Production from Our Facilities and Our Ability to Timely Deliver Products Thereby Adversely Affecting Our Results of Operations.

We have significant operations in New York and in other areas where weather or other events  such as an earthquake, tsunami, flood, typhoon, fire, or other natural or manmade events, could disrupt our operations and impair production or distribution of our products, damage inventory, interrupt critical functions, or otherwise affect our business negatively, adversely affecting our results of operations.

Declines in General Economic Conditions and the Resulting Impact on Consumer Confidence and Consumer Spending Could Adversely Impact Our Results of Operations.

Our financial performance is subject to declines in general economic conditions and the impact of such economic conditions on levels of consumer confidence and consumer spending. Consumer confidence and consumer spending may deteriorate significantly, and could remain depressed for an extended period of time. Consumer purchases of discretionary items, including our merchandise, generally decline during periods when disposable income is limited, unemployment rates increase, consumer perceptions of personal well-being and security declines or there is economic uncertainty. An uncertain economic environment, could adversely impact our business and operating results.

We Are and May Be Subject to Regulatory Compliance and Legal Uncertainties.

Changes in government regulation and supervision or proposed Department of Agriculture or other regulatory agency reforms or rule changes could impair our sources of revenue and limit our ability to expand our business. In the event any future laws or regulations are enacted which apply to us, we may have to expend funds and/or alter our operations to insure compliance.  New Internet legislation or regulation, or the application of existing laws and regulations to the Internet and e-commerce could add additional costs and risks to doing business on the Internet. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to communications over the Internet and access to e-commerce. Although there are currently few laws and regulations directly applicable to e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, taxation and characteristics and quality of products and services.

The Issuance of Shares Upon Conversion of Convertible Notes and Exercise of Outstanding Warrants or Restricted Stock Units May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of convertible notes and exercise of warrants and restricted stock units may result in substantial dilution to the interests of other stockholders since the note/warrant/restricted stock unit holders may ultimately convert or exercise and sell the full amount of shares issuable on conversion/exercise/vesting. Although, for the most part, such note/warrant holders may not convert their convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.99% of our outstanding common stock unless there was a management change or a change of control, this restriction does not prevent them from converting and/or exercising some of their holdings, selling off those shares, and then converting the rest of their holdings. In this way, they could sell more than this limit while never holding more than this limit; nor does that cap apply to any holder of restricted stock units. We anticipate that eventually, over time, the full amount of the convertible notes could be converted into shares of our common stock, in accordance with the terms of the secured convertible notes, as well as the exercise of the warrants and the issuance of shares underlying the restricted stock units which will cause significant dilution to our other shareholders.

If We Are Required for any Reason to Repay Our Outstanding Convertible Notes We Would Be Required to Deplete Our Working Capital, If Available, or Raise Additional Funds.

We can be required to repay certain of our convertible notes or other notes. If we are required to repay a significant amount of these notes, we would be required to use our limited working capital and/or raise additional funds (which may be unavailable) which would have the effect of causing further dilution and lowering shareholder value.  If we were unable to pay the notes when required, the note holders could commence legal action against us and foreclose on almost all of our assets to recover the amounts due.  Any such action could require us to curtail or cease operations.

We may be Subject to Legal Proceedings that Could be Time Consuming, Result in Costly Litigation, Require Significant Amounts of Management Time and Result in the Diversion of Significant Operational Resources.

We are involved in lawsuits, claims and proceedings incident to the ordinary course of our business.  Litigation is inherently unpredictable. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources. We believe that we have meritorious defenses against these actions, and we will continue to vigorously defend against them. The cost of defending against all these types of claims against us or the ultimate resolution of such claims, whether by settlement or adverse court decision, may harm our business and operating results and may be in excess of any amounts previously reserved for legal expenses. In addition, the increasingly regulated business environment and the nature of our products may result in a greater number of enforcement actions and private litigation. This could subject us to increased exposure to stockholder lawsuits. (See “Business – Litigation”)

We are a Smaller Reporting Company, and We Cannot be Certain if the Reduced Reporting Requirements Applicable to Smaller Reporting Companies Will Make our Common Stock Less Attractive to Investors.

We are a smaller reporting company, as defined in the Securities Act of 1933. For as long as we continue to be a smaller reporting company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding historical financial statements, executive compensation in  our periodic reports, registration statements, and proxy statements and exemptions from the requirements of holding nonbinding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain a Smaller Reporting Company until the beginning of a year in which we had a public float of $75 million held by non-affiliates as of the last business day of the second quarter of the prior year.

Our common stock is subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price, for warrants or options or conversion price for convertible notes, of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person's account for transactions in penny stocks; and
●	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

●	Sets forth the basis on which the broker or dealer made the suitability determination, and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

USE OF PROCEEDS

We will not receive any funds from the shares registered herein, all of which proceeds shall inure to the benefit of the selling stockholders.

PRICE RANGE OF COMMON STOCK

Prices for our common stock are quoted on the OTCQB. Since March 2004, our common stock has traded under the symbol "IVFH".  Prior thereto, our common stock traded under the symbol "FBSN".  22,622,784 shares of our common stock were outstanding as of May 10, 2015.  The following table sets forth the high and low closing sales prices of our common stock as reported in the OTCQB for each full quarterly period within the two most recent fiscal years and the current year.

Fiscal Year Ending December 31, 2015	HIGH	LOW
First Quarter	$1.40	$1.22
Second Quarter thru June 11, 2015	1.40	1.15

Fiscal Year Ending December 31, 2014	HIGH	LOW
First Quarter	$1.80	$1.13
Second Quarter	1.75	1.20
Third Quarter	1.69	1.16
Fourth Quarter	1.75	1.20

Fiscal Year Ending December 31, 2013	HIGH	LOW
First Quarter	$0.45	$0.21
Second Quarter	0.48	0.30
Third Quarter	1.09	0.36
Fourth Quarter	1.75	1.02

The quotations listed above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On June 8, 2015, the closing price of our common stock as reported by the OTC Market was $1.28. All share prices have been restated to reflect the 1-50 reverse split implemented on June 30, 2012.

Security Holders

On December 31, 2014 there were 52 record holders of our common stock, and on May 31, 2015, there were 64.  In addition, we believe there are at least several hundred additional beneficial owners of our common stock whose shares are held in "street name."

Dividends

We have never paid dividends, and have no current plans to pay dividends on our common stock. We currently intend to retain all earnings, if any, for use in our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See "Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

FORWARD LOOKING STATEMENTS

The following discussion should be read in conjunction with the consolidated financial statements and the related notes thereto, as well as all other related notes, and financial and operational references, appearing elsewhere in this document.

Certain information contained in this discussion and elsewhere in this prospectus may include "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and is subject to the safe harbor created by that act. The safe harbor created by the Private Securities Litigation Reform Act will not apply to certain  "forward looking statements” because we issued "penny stock" (as defined in Section 3(a)(51) of the Securities Exchange Act of 1934 and Rule 3a51-1 under the Exchange Act) during the three year period preceding the date(s) on which those forward looking statements were first made, except to the extent otherwise specifically provided by rule, regulation or order of the Securities and Exchange Commission. We caution readers that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to have been made in this prospectus or which are otherwise made by or on our behalf.  For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may",  "will", "expect", "believe",  "explore",  "consider",  "anticipate",  "intend", "could", "estimate",  "plan", "propose" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. Factors that may affect our results include, but are not limited to, the risks and uncertainties associated with:

●	Our ability to raise capital necessary to sustain our anticipated operations and implement our business plan,

●	Our ability to implement our business plan,

●	Our ability to generate sufficient cash to pay our lenders and other creditors,

●
 Our dependence on one major customer, our contract with whom ends in December 2015, and while we are negotiating a multi-year extension, no assurance can be given that the negotiations will be successful,

●	Our ability to employ and retain qualified management and employees,

●	Our dependence on the efforts and abilities of our current employees and executive officers,

●	Changes in government regulations that are applicable to our current or anticipated business,

●	Changes in the demand for our services,

●	The degree and nature of our competition,

●	The lack of diversification of our business plan,

●	Our ability to integrate new acquisitions into our existing operations,

●	The general volatility of the capital markets and the establishment of a more active market for our shares, and

●
 Disruption in the economic and financial conditions primarily from the impact of past terrorist attacks in the United States, threats of future attacks, police and military activities overseas and other disruptive worldwide political and economic events and weather conditions.

We are also subject to other risks detailed from time to time in our other Securities and Exchange Commission filings and elsewhere in this report. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate.  Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

Critical Accounting Policy and Estimates

Use of Estimates in the Preparation of Financial Statements

The preparation of these financial statements included in this report requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates include certain assumptions related to doubtful accounts receivable, stock-based services, valuation of financial instruments, and income taxes. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe our estimates have not been materially inaccurate in past years, and our assumptions are not likely to change in the foreseeable future.

(a) Warrants:

The following table summarizes the significant terms of warrants outstanding at March 31, 2015:

		Weighted	Weighted		Weighted
		average	average		average
Range of	Number of	remaining	exercise		exercise
exercise	warrants	contractual	price of	Number of	price of
Prices	Outstanding	life (years)	outstanding Warrants	warrants Exercisable	exercisable Warrants
$0.010	700,000	5.13	$0.010	700,000	$0.010

$0.250	94,783	0.84	$0.250	94,783	$0.250

$0.550	448,011	1.84	$0.550	448,011	$0.550

$0.575	2,828,405	1.84	$0.575	2,828,405	$0.575
	4,071,199	2.39	$0.468	4,071,199	$0.468

(b) Embedded conversion features of notes payable:

At March 31, 2015, the Company had outstanding convertible notes payable in the aggregate principal amount of $758,065 with accrued interest of $659,252 convertible at the rate of $0.25 per share into an aggregate of 5,669,268 shares of common stock, and a convertible note payable in the amount of $200,000 convertible at the rate of $1.54 into 129,871 shares of common stock.

At December 31, 2014, the Company had outstanding convertible notes payable in the aggregate principal amount of $758,065 with accrued interest of $655,931 convertible at the rate of $0.25 per share into an aggregate of 5,655,984 shares of common stock, and a convertible note payable in the amount of $200,000 convertible at the rate of $1.54 into 129,871 shares of common stock.

(c)   Stock options:

The Company accounts for options in accordance with FASB ASC 718-40.  Options are valued upon issuance utilizing the Black-Scholes valuation model.  Option expense is recognized over the requisite service period of the related option award.

The following table summarizes the stock options outstanding and the related prices for the options to purchase shares of the Company’s common stock issued by the Company at March 31, 2015:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	Remaining	price of	Number of	price of
exercise	options	contractual	outstanding	options	exercisable
Prices	Outstanding	life (years)	Options	Exercisable	Options
$0.350	1,200,000	2.43	$0.350	1,200,000	$0.350

$0.380	92,500	0.75	$0.380	92,500	$0.380

$0.400	275,000	1.76	$0.400	150,000	$0.400

$0.450	132,500	0.60	$0.450	132,500	$0.450

$0.474	132,500	0.68	$0.474	132,500	$0.474

$0.480	132,500	0.75	$0.480	132,500	$0.480

$0.570	225,000	2.76	$0.570	225,000	$0.570

$1.310	75,000	3.43	$1.310	12,500	$1.310

$1.440	15,000	1.59	$1.440	15,000	$1.440

$1.460	100,000	3.25	$1.460	100,000	$1.460

$1.600	310,000	2.76	$1.600	310,000	$1.600

$1.900	15,000	2.59	$1.900	15,000	$1.900

$2.000	500,000	1.92	$2.000	500,000	$2.000
	3,205,000	2.13	$0.833	3,017,500	$0.841

RESULTS OF OPERATIONS

The following is a discussion of our financial condition and results of operations for the three months ended March 31, 2015 and 2014:

This discussion may contain forward looking-statements that involve risks and uncertainties. Our future results could differ materially from the forward looking-statements discussed in this report. This discussion should be read in conjunction with our unaudited condensed consolidated financial statements, the notes thereto and other financial information included elsewhere in the report.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Revenue

Revenue increased by $5,628,351 or approximately 101.4% to $11,181,817 for the three months ended March 31, 2015 from $5,553,466 in the prior year.  Approximately $4,604,969 of the increase was attributable to revenue associated with The Fresh Diet, Inc. which the Company acquired effective August 15, 2014, and approximately $1,023,382 of the increase was due to organic growth of the Company.  In addition, as a result of the acquisition, pursuant to GAAP accounting rules governing the fair value of deferred revenue in an acquisition, the Company’s gross sales were reduced in the amount of $361,227 due to the amortization of the discount on acquired deferred revenue.

We continue to assess the potential of new revenue sources from the manufacture and sale of proprietary food products and additional sales channel opportunities in both the foodservice and consumer space and will implement that strategy if, based on our analysis, we deem it beneficial to us.

Any changes in the food distribution, specialty foods and direct to consumer delivered meals operating landscape that materially hinders our current ability and/or cost to deliver our products to our customers could potentially cause a material impact on our net revenue and gross margin and, therefore, our profitability and cash flows could be adversely affected.

Currently, a small portion of our revenues comes from imported products or international sales. Our current sales from such segments may be hampered and negatively impacted by any economic tariffs that may be imposed in the United States or in foreign countries.

See "Transactions with Major Customers" and the Securities and Exchange Commission's ("SEC") mandated FR-60 disclosures following the "Liquidity and Capital Resources" section for a further discussion of the significant customer concentrations, loss of significant customer, critical accounting policies and estimates, and other factors that could affect future results.

Cost of goods sold

Our cost of goods sold for the three months ended March 31, 2015 was $8,185,305, an increase of $4,455,450 or approximately 119.5% compared to cost of goods sold of $3,729,855 for the three months ended March 31, 2014. The increase was primarily attributable to costs associated with The Fresh Diet, which the Company acquired effective August 15, 2014 and to an increase in organic revenues. Cost of goods sold is made up of the following expenses for the three months ended March 31, 2015: cost of goods of specialty, meat, game, cheese, seafood, poultry and other sales categories in the amount of $3,433,903; and kitchen operating expenses including payroll, rents, depreciation, and preparation; shipping and delivery expenses including payroll and handling; and purchase allowance expenses in the amount of $4,751,402.  Total gross margin was approximately 26.8% of sales in 2015, compared to approximately 32.8% of sales in 2014. The decrease in gross margins for 2015 are primarily attributable to the operations of The Fresh Diet which we acquired on August 15, 2014. The operations of The Fresh Diet also included a non-cash operational charge associated with the valuation of deferred revenues which had the effect of lowering Fresh Diet’s gross margin.

In 2015, we continued to price our products in order to gain market share and increase the number of our end users. We were successful in both increasing sales and increasing market share.  We currently expect, if market conditions and our product revenue mix remain constant, that our cost of goods sold will either remain stable or possibly improve slightly.

Selling, general and administrative expenses

Selling, general, and administrative expenses increased by $3,513,285 or approximately 256.8% to $4,881,396 during the three months ended March 31, 2015 compared to $1,368,111 for the three months ended March 31, 2014. The increase in selling, general, and administrative expenses was primarily due to costs associated with The Fresh Diet, which the Company acquired effective August 15, 2014.

Other Income

Other income was $0 during the three months ended March 31, 2015 compared to $20,000 for the three months ended March 31, 2014, which was due to the adjustment of the contingent liability due to The Haley Group, LLC pursuant to the terms of the Haley acquisition.

Interest expense

Interest expense, net of interest income, decreased by $155,024 or approximately 54.1% to $131,770 during the three months ended March 31, 2015, compared to $286,794 during the three months ended March 31, 2014.  Approximately 24.7% or $32,163 of the interest expense was accrued or paid interest on the company’s notes payable; approximately 75.3% or $99,157 of the interest was a non-cash GAAP accounting charge associated with the amortization of the discounts on the Company’s notes payable.

Net Income attributable to variable interest entities

During the three months ended March 31, 2015, the Company recognized income of $1,544 from a variable interest entity acquired as part of the acquisition of The Fresh Diet during the current period.  There was no such income or loss in the comparable period of the prior year.

Net (Loss) Income attributable to Innovative Food Holdings, Inc.

For the reasons above, the Company had a net loss for the three months ended March 31, 2015 of $2,015,110 which is an increase of $2,203,816 or approximately 1,167% compared to a net income of $188,706 during the three months ended March 31, 2014, although approximately  60.5%, of such loss was due to non-cash GAAP accounting charges including the amortization of the discount on deferred revenues acquired, non-cash compensation expense and amortization of discounted notes.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenue

Revenue increased by $8,288,929 or approximately 36.8% to $30,800,858 for the year ended December 31, 2014 from $22,511,929 in the prior year.  Approximately $4,917,130 of the increase was attributable to revenue associated with The Fresh Diet, which the Company acquired effective August 15, 2014, and approximately $3,371,799 of the increase was due to organic growth of the Company.  In addition, as a result of the acquisition, pursuant to GAAP accounting rules governing the fair value of deferred revenue in an acquisition, the Company’s gross sales were reduced in the amount of $1,164,563 due to the amortization of the discount on acquired deferred revenue.

We continue to assess the potential of new revenue sources from the manufacture and sale of proprietary food products and additional sales channel opportunities in both the foodservice and consumer space and will implement that strategy if, based on our analysis, we deem it beneficial to us.

Any changes in the food distribution, specialty foods and direct to consumer delivered meals operating landscape that materially hinders our current ability and/or cost to deliver our products to our customers could potentially cause a material impact on our net revenue and gross margin and, therefore, our profitability and cash flows could be adversely affected.

Any changes in the food distribution operating landscape that materially hinders our current ability and/or cost to deliver our products to our customers could potentially cause a material impact on our net revenue and gross margin and, therefore, our profitability and cash flows could be adversely affected.

Currently, a small portion of our revenues comes from imported products or international sales. Our current sales from such segments may be hampered and negatively impacted by any economic tariffs that may be imposed in the United States or in foreign countries.

See "Transactions with Major Customers" and the Securities and Exchange Commission's ("SEC") mandated FR-60 disclosures following the "Liquidity and Capital Resources" section for a further discussion of the significant customer concentrations, loss of significant customer, critical accounting policies and estimates, and other factors that could affect future results.

Cost of goods sold

Our cost of goods sold for the twelve months ended December 31, 2014 was $22,691,387, an increase of $6,828,641 or approximately 43% compared to cost of goods sold of $15,862,746 for the twelve months ended December 31, 2013. The increase was primarily attributable to costs associated with The Fresh Diet, which the Company acquired effective August 15, 2014 and to an increase in organic revenues. Cost of goods sold is made up of the following expenses for the twelve months ended December 31, 2014: cost of goods of specialty, meat, game, cheese, seafood, poultry and other sales categories in the amount of $13,003,809; and kitchen expenses, preparation, shipping, delivery, handling, and purchase allowance expenses in the amount of $9,687,578. Total gross margin was approximately 26.3% of sales in 2014, compared to approximately 29.5% of sales in 2013. The decrease in gross margins for 2014 are primarily attributable to the operations of The Fresh Diet which we acquired on August 15, 2014. The operations of The Fresh Diet also included a non-cash operational charge associated with the valuation of deferred revenues which had the effect of lowering Fresh Diet’s gross margin.

In 2014, we continued to price our products in order to gain market share and increase the number of our end users. We were successful in both increasing sales and increasing market share.  We currently expect, if market conditions and our product revenue mix remain constant, that our cost of goods sold will either remain stable or possibly improve slightly.

Selling, general, and administrative expenses

Selling, general, and administrative expenses increased by $5,341,719 or approximately 94.0% to $11,025,083 during the twelve months ended December 31, 2014 compared to $5,683,364 for the twelve months ended December 31, 2013. The increase in selling, general, and administrative expenses was primarily due to costs associated with The Fresh Diet, which the Company acquired effective August 15, 2014.

Interest expense, net

Interest expense, net of interest income, decreased by $1,628,006 or approximately 66.4% to $824,070 during the twelve months ended December 31, 2014, compared to $2,452,076 during the twelve months ended December 31, 2013.  Approximately 14.1% or $116,372 of the interest expense was accrued or paid interest on the company’s notes payable; approximately 85.9% or $707,698 of the interest was a non-cash GAAP accounting charge associated with the amortization of the discounts on the Company’s notes payable.

Other Income

Other income was $8,734 during the December 31, 2014 which was related to the disposal of certain property and equipment. There was no such gain during the year ended December 31, 2013.

Net income attributable to variable interest entities

During the twelve months ended December 31, 2014, the Company recognized income of $1,184 from a variable interest entity acquired as part of the acquisition of The Fresh Diet.  There was no such income or loss in the comparable period of the prior year.

Net Income attributable to Innovative Food Holdings, Inc.

For the reasons above, the Company had a net loss for the twelve months ended December 31, 2014 of $3,732,132 which is an increase of $2,245,875 or approximately 151% compared to a net loss of $1,486,257 during the twelve months ended December 31, 2013, although approximately 95%, of such loss was due to non-cash GAAP accounting charges including the amortization of the discount on deferred revenues acquired, amortization of non-cash compensation and amortization of discounted notes.

Liquidity and Capital Resources

As of March 31, 2015, the Company had current assets of $6,954,082 consisting of cash and cash equivalents of $3,211,491; trade accounts receivable of $1,304,123 ; inventory of $1,172,482; other current assets of $804,745; and amount due from related parties of $461,241.  Also at March 31, 2015, the Company had current liabilities of $13,398,814,  consisting of deferred revenue of $4,777,092; accounts payable and accrued liabilities of $4,944,665 (of which $462,045 was payable to related parties); accrued interest of $692,547 (of which $85,945 was payable to related parties); current portion of notes payable, net of discounts, of $1,258,560; contingent liabilities of $546,250; and current portion of notes payable – related parties of $110,500.  In addition, current liabilities included a deferred tax liability of $1,069,200, which is related to intangible assets acquired in The Fresh Diet transaction.  The deferred tax liability  may be adjusted based on the value of assets but does not affect the Company’s current profitability or current cash obligations.

During the three months ended March 31, 2015, the Company used  cash from operating activities in the amount of $950,838.  This consisted of the Company’s net loss of $(2,016,654)  offset by non-cash charges for the amortization of discount on notes payable of $99,157; depreciation and amortization of $295,742; and stock based compensation in the amount of $759,603.   The Company’s cash position also increased by $88,686  as a result of changes in the components of current assets and current liabilities.

The Company had cash used in  investing activities of $3,018,530 for the three months ended March 31, 2015, which consisted of $3,000,000 cash paid to re-acquire shares originally issued in The Fresh Diet acquisition, and $18,530 for the purchase of property and equipment.

The Company had cash generated by financing activities of $4,068,333 for the three months ended March 31, 2015, which consisted of $4,288,596 from the sale of common stock and $415,200 from the exercise of warrants, offset by $360,870 of payments (net of borrowings) on revolving credit facilities; and principal payments on notes payable and capital leases of $274,592 (including $166,667 on the Fifth Third Bank Term Loan).

The Company had net working capital deficit of $6,444,734 as of March 31, 2015.  We have generated positive cash flow from operations during the years ended December 31, 2014 and 2013. In addition, the Company’s auditors previously removed the going concern qualification to the audit opinion on the Company’s financial statements for the year ended December 31, 2012.  The Company intends to continue to focus on increasing market share and cash flow from operations by focusing its sales activities on specific market segments and new product lines.  Currently, we do not have any material long-term obligations other than those described in Note 12 to the financial statements included in this report. As we seek to increase our sales of new items and enter new markets, acquire new businesses as well as identify new and other consumer and food service oriented products and services, we may use existing cash reserves, long-term financing, or other means to finance such diversification.

On March 6, 2015 we completed a round of financing of $3,078,998 through the sale of 3,178,420 restricted shares of our common stock at a price per share of $0.9646, primarily for the purpose of acquiring, in a block sale, the shares of Monolith Ventures Ltd, a former shareholder of The Fresh Diet, who agreed to sell its position of approximately 3 million shares at a price of $0.9646 per share. Concurrently, Monolith Ventures Ltd. dismissed its previously reported litigation against the Company and exchanged mutual releases with the Company.  Simultaneously, the Company also raised an additional $1,209,596 through the sale of 943,829 restricted shares of the Company’s common stock at a price per share of $1.30.  Approximately 2.1 Million shares are subject to a one year lock up.  No warrants or other convertible securities were involved in the financing and the financing was completed by officers of the Company without requiring the services of a placement agent.  The financing was an exempt private placement under Regulation D with offers and sales made only to “accredited investors” without the use of public advertising.

In March 2015, warrants to purchase 727,272 shares of the Company’s common stock were exercised for cash of $400,000.

If the Company’s cash flow from operations is insufficient, the Company may require additional financing in order to execute its operating plan and continue as a going concern.  The Company cannot predict whether this additional financing will be in the form of equity or debt, or be in another form. The Company may not be able to obtain the necessary additional capital on a timely basis, on acceptable terms, or at all. The Company expects that any sale of additional equity securities or convertible debt will result in additional dilution to our stockholders.

In any of these events, the Company may be unable to implement its current plans for expansion, repay its debt obligations as they become due or respond to competitive pressures, any of which circumstances would have a material adverse effect on its business, prospects, financial condition and results of operations. The Company has not made any adjustments to the financial statements which would be necessary should the Company not be able to continue as a going concern.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation

In the opinion of management, inflation has not had a material effect on our financial condition or results of its operations.

Stock-based Compensation

Effective January 1, 2006, we adopted FASB ASC 718-40. This statement requires us to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading "Risk Factors." Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

This prospectus also includes estimates of market size and industry data that we obtained from industry publications and surveys and internal company sources. The industry publications and surveys used by management to determine market size and industry data contained in this prospectus have been obtained from sources believed to be reliable.

BUSINESS

General

Our History

We (or the “Company”) were initially formed in June 1979 as Alpha Solarco Inc., a Colorado corporation. From June 1979 through February 2003, we were either inactive or involved in discontinued business ventures. We changed our name to Fiber Application Systems Technology, Ltd in February 2003. In January 2004, we changed our state of incorporation by merging into Innovative Food Holdings, Inc. (IVFH), a Florida corporation formed for that purpose. As a result of the merger, we changed our name to Innovative Food Holdings, Inc. In January 2004, we also acquired Food Innovations, Inc. (“FII” or “Food Innovations”), a Delaware corporation, for 500,000 (post reverse-split) shares of our common stock.

On May 18, 2012, the Company executed a Stock Purchase Agreement to acquire all of the issued and outstanding shares of Artisan Specialty Foods, Inc., an Illinois corporation (“Artisan”), from its owner, Mr. David Vohaska.  The purchase price was $1.2 million, with up to another $300,000 (with a fair value of $131,000) payable in the event certain financial milestones were met over the next one or two years. Those milestones have been met. The purchase price was primarily financed via a loan from Alpha Capital in the principal amount of $1,200,000.  The loan was repaid in November 2013 via the issuance of a loan from Fifth Third Bank. Prior to the acquisition, Artisan was a supplier and had sold products to the Company.

On November 2, 2012, the Company entered into an asset purchase agreement (the “Haley Acquisition”) with The Haley Group, LLC whereby we acquired all existing assets of The Haley Group, LLC and its customers. The Haley Acquisition was valued at a total cost of $119,645.  On June 30, 2014, pursuant to a purchase agreement, the Company purchased 100% of the membership interest of Organic Food Brokers, LLC, a Colorado limited liability company (“OFB”), for $300,000, 100,000 options and up to an additional $225,000 in earn-outs if certain milestones are met.

On August 15, 2014, pursuant to a merger agreement, the Company acquired The Fresh Diet, Inc. (“The Fresh Diet” or “FD”) through a reverse triangular merger as the registrant created a subsidiary corporation that merged with and into FD with FD being the surviving corporation and becoming a wholly-owned subsidiary of the Company. The purchase price consisted of 10,000,000 shares of the Company’s common stock valued at $14,000,000. During the first quarter of 2015, the Company cancelled 3,110,063 of those shares with a value of $4,354,088 in exchange for a cash payment of $3,000,000 to former shareholders of FD.  At the time of acquisition, the majority of FD’s current liabilities consisted of approximately $3.8 million of deferred revenues and approximately $2.1 million in short term commercial loans and there were additional ordinary course of business expenses such as trade payables, payroll and sales taxes which vary from month to month. In addition, it had some long term obligations the bulk of which consist of interest free loans from FD’s former shareholders in the amount of approximately $2.2 million which are not due for three years.  Prior to the merger FD had purchased an immaterial amount of product from the Company.  FD operates as an independent subsidiary subject to oversight of its board of directors and the Company’s President and CEO.

Our Operations

Our business is currently conducted by our wholly-owned subsidiaries, Artisan, Food Innovations, Food New Media Group, Inc. (“FNM”), OFB, Gourmet Food Service Group, Inc. (“GFG”), Gourmet Foodservice Warehouse, Inc., Gourmeting, Inc.; The Fresh Diet, The Haley Group, Inc. (“Haley”), 4 The Gourmet, Inc. (d/b/a For The Gourmet, Inc.), (“Gourmet” and collectively with IVFH and its other subsidiaries, the “Company” or “IVFH”).  Since its incorporation, the Company, primarily through FII’s relationship with US Food, Inc.  (“US Foods” or “USF”), has been in the business of providing premium restaurants, within 24 – 72 hours, with the freshest origin-specific perishables, specialty food products, and healthcare products shipped directly from our network of vendors and from our warehouses. Our customers include restaurants, hotels, country clubs, national chain accounts, casinos, hospitals and catering houses.  Gourmet has been in the business of providing consumers with gourmet food products shipped directly from our network of vendors and from our warehouses within 24 – 72 hours. GFG is focused on expanding the Company’s program offerings to additional customers.  In our business model, we receive orders from our customers and then work closely with our suppliers and our warehouse facilities to have the orders fulfilled.  In order to maintain freshness and quality, we carefully select our suppliers based upon, among other factors, their quality, uniqueness, reliability and access to overnight courier services.

Artisan is a supplier of over 1,500 niche gourmet products to over 500 customers such as chefs and restaurants in the Greater Chicago area and also serves as a national fulfillment center for the Company’s other subsidiaries. Haley is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the broadline foodservice industry and get products distributed via national broadline food distributors. Haley also provides consulting services and other solutions to its clients in the food industry. OFB is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the retail foodservice industry and provides emerging food brands distribution and shelf placement access in all of the major metro markets in the food retail industry.  The Fresh Diet is the nationwide leader in freshly prepared health and wellness gourmet specialty meals, using the finest specialty, artisanal, direct from source ingredients, delivered daily, directly to consumers using The Fresh Diet® platform.  The Fresh Diet’s platform includes a company managed or owned preparation and logistics infrastructure, including a comprehensive company managed network of same day and next day last mile food delivery capabilities in 12 states, 44 metropolitan areas, and 573 cities and towns across the Unites States.

Our Products

We distribute over 7,300 perishable and specialty food products, including origin-specific seafood, domestic and imported meats, exotic game and poultry, artisanal cheeses, freshly prepared meals, caviar, wild and cultivated mushrooms, micro-greens, organic farmed and manufactured food products, estate-bottled olive oils and aged vinegars. We are constantly adding other products that many food distributors cannot effectively warehouse, including organic products and specialty grocery items. We offer our nationwide customers access to the best food products available from around the world, quickly, most direct, and cost-effectively.

Some of the items we sell include:

●	Seafood - Alaskan wild king salmon, Hawaiian sashimi-grade ahi tuna, Gulf of Mexico day-boat snapper, Chesapeake Bay soft shell crabs, New England live lobsters, Japanese hamachi

●	Meat & Game- Prime rib of American kurobuta pork, dry-aged buffalo tenderloin, domestic lamb, Cervena venison, elk tenderloin

●	Produce - White asparagus, baby carrot tri-color mix, Oregon wild ramps, heirloom tomatoes

●	Poultry - Grade A foie gras, Hudson Valley quail, free range and organic chicken, airline breast of pheasant

●	Specialty - Truffle oils, fennel pollen, prosciutto di Parma, wild boar sausage

●	Mushrooms -Fresh morels, Trumpet Royale, porcini powder, wild golden chanterelles

●	Cheese -Maytag blue, buffalo mozzarella, Spanish manchego, Italian gorgonzola dolce

The Fresh Diet offers consumers meal delivery of three prepared meals and two snacks per day.  Meals are nutritionally balanced, freshly prepared daily from the highest quality ingredients and are never frozen, freeze-dried or vacuum packed.  An online meal planner gives the consumer hand-on control over the diet meal based on Traditional and Specialty Diets.  Traditional plans include Fresh Classic and Premium Plan, while Specialty Diets include Fresh Vegetarian, Gluten-Free and Doctor’s Fresh Plans.  Each plan offers a different rate of customization, allowing the consumer to check off foods they don’t like, customize their dietary preferences and schedule delivery online.

Customer Service and Logistics

Our “live” chef-driven customer service department is available by telephone Monday through Thursday, from 8 a.m. to 6 p.m. and on Friday from 8 a.m. to 5 p.m., Florida time. The customer service department is made up of a team of  chefs and culinary experts who are full-time employees of the Company, and who are experienced in all aspects of perishable and specialty products. By employing chefs and culinary experts to handle customer service, we are able to provide our customers with extensive information about our products, including:

●	Flavor profile and eating qualities

●	Recipe and usage ideas

●	Origin, seasonality, and availability

●	Cross utilization ideas and complementary uses of products

Our logistics team tracks every package to ensure timely delivery of products to our customers. The logistics manager receives tracking information on all products ordered, and packages are monitored from origin to delivery. In the event that delivery service is interrupted, our logistics department begins the process of expediting the package to its destination. The customer is then contacted before the expected delivery commitment time allowing the customer ample time to make arrangements for product replacement or menu changes. Our logistics manager works directly with our vendors to ensure our strict packaging requirements are in place at all times.

Customer service and sales teams at The Fresh Diet are available by telephone Monday through Friday from 8 a.m. to 9 p.m. and on Saturday and Sunday from 9 a.m. to 6 p.m.  Customer service representatives provide assistance and support to customers as it relates to their dietary and meal preferences, as well as resolve any client inquiries and concerns.  Customer services works closely with the sales team to ensure that customers are properly set up and receive the most accurate information about company’s products and services.  Customer service team also includes certified nutritionists that guide customers in creating a plan that is specifics to their dietary needs.

The Fresh Diet meals are prepared and delivered out of five culinary centers across the United States – New York, Los Angeles, Miami, Chicago and Dallas.  Each culinary center is led by a General Manager who provides business oversight and is directly responsible for the performance of that culinary center.  Meals are delivered through The Fresh Diet company managed delivery network to 12 states, 44 metropolitan areas and 573 cities and towns nationwide.

Relationship with US Foods

We have historically sold the majority of our products, $18,446,745 and $16,993,108  for the years ended December 31, 2014 and 2013, respectively (60% and 75% of total sales in the years ended December 31, 2014 and 2013, respectively) through a distributor relationship between FII and Next Day Gourmet, L.P., a subsidiary of US Foods, a leading  broadline distributor. On January 26, 2015 we executed a Vendor Program Agreement between Food Innovations, Inc., our wholly-owned subsidiary, and US Foods.  The term of the Agreement is from January 1, 2015 through December 31, 2016 and provides for up to three (3) automatic annual renewals thereafter if no party gives the other 30 days’ notice of its intent not to renew.

Growth Strategy

While the U.S. economic recovery remains fragile, there appears to be much for the specialty food industry to celebrate. According to The Specialty Food Association, specialty food sales during 2013 grew to over $88 billion; with sale to consumers in retail foodservice at approximately $79 billion and sales of specialty foodservice products of over $20 billion. With 3 year sales growth averaging 18%. In addition specialty food sales by distributers grew from $4.6 billion in 2012 to over $6.7 billion in 2013.For our continued growth within the specialty foodservice industry and the consumer specialty food industry , we rely on the availability to our customers of our chefs' culinary skills, a high level of personal customer service, premium quality products, new product introductions, and continued expansion of our marketing activities with new and existing customers in both the specialty foodservice space and the consumer specialty food space.

We anticipate attempting to grow our current specialty foodservice business both through increased sales of existing products to our existing foodservice customers, the introduction of new products to our foodservice customers, increasing our foodservice customer base, and through further entry into markets such as the direct to consumer market through a variety of potential sales channels, and sales partnerships and directly via the web.

We believe several factors are increasing consumer awareness of nutrition and driving consumer demand for health and wellness products, including:

•interest in the relationship between diet and health;

•interest in the sourcing and purity of ingredients;

•interest in the relationship between ingredients and health;

•interest in less processed foods;

•people with certain need states, such as those affected by gluten sensitivities and diabetes;

•increasing health care costs;

•changes in media attention and laws affecting labeling and product claims; and

•interest in prolonging life and the quality of life.

As consumers have increasingly sought out new ways to maintain and improve their personal health, they are increasingly aware of the ingredients contained in, or absent from, their food. In addition, certain consumers seek out products to satisfy specific need states, such as gluten free need states. The medical community, restaurants, food service providers and food and drink manufacturers are increasingly responding to these demands.

We anticipate attempting to grow our current specialty foods direct to consumer business both through increased sales of existing products to our existing The Fresh Diet® customers and, the introduction of new menu items to our existing customers, increasing our customer base by growing The Fresh Diet® brand in existing markets health and wellness we serve and through further entry into new markets.

In addition to attempting to grow our current business, we believe that there are lateral opportunities in the food industry. We may consider the possibility of acquiring a specialty food manufacturer, specialty food distributor at some future point in time. We anticipate that, given our current cash flow levels, any acquisition could potentially involve the issuance of additional shares of our common stock or third party financing, which may not be available on acceptable terms. No acquisition will be consummated without thorough due diligence. No assurance can be given that we will be able to identify and successfully conclude negotiations with any potential target.

General economic conditions and consumer confidence can affect the frequency of purchases and amounts spent by consumers for food-prepared-away-from-home and, in turn, can impact our customers and our sales. We believe the current general economic conditions, including pressure on consumer disposable income, may contribute to a slow or declining growth in the overall broadline foodservice market  We intend to continue our efforts to expand our market share and grow earnings by focusing on sales growth, margin management, productivity gains and supply chain management, and product and service differentiation.

Competition

While we face intense competition in the marketing of our products and services, it is our belief that there is no other single company in the United States that offers such a broad range of customer service oriented, quality, chef driven products and specialty gourmet meals, for delivery from same day to 72 hours. Similarly, with respect to our direct-to-consumer fresh food delivery business, we believe we are the single largest provider of daily delivered fresh meals.  Our primary competition in both areas is from local purveyors that supply a limited local market and have a limited range of products and from other specialty gourmet distributors. However, many purveyors are well established, have reputations for success in the development and marketing of these types of products and services and have significantly greater financial, marketing, distribution, personnel and other resources. These financial and other capabilities permit such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors such as us, to enter into new markets and introduce new products and services.

Insurance

We maintain a general liability insurance policy with a per occurrence limit of $1,000,000 and aggregate policy covering $2,000,000 of liability and non-owned automobile personal injury coverage with a limit of $1,000,000.  In addition, The Fresh Diet has General Liability coverage with a per occurrence limit of $1,000,000 and aggregate policy limit of $2,000,000, Business Automobile owned and non-owned personal injury coverage with a limit of $1,000,000, and umbrella liability coverage with a per occurrence limit of $3,000,000 and aggregate policy limit of $3,000,000, which policies also cover Innovative Food Holdings, Inc.  Such insurance may not be sufficient to cover all potential claims against us and additional insurance may not be available in the future at a reasonable price.

Government Regulation

Various federal and state laws currently exist, and more are sure to be adopted, regulating the delivery of fresh food products. We require all third-party vendors to certify that they maintain at least $2,000,000 liability insurance coverage and compliance with Hazard Analysis and Critical Control Point (HACCP), an FDA- and USDA-mandated food safety program, or a similar standard. Any changes in the government regulation of delivering of fresh food products that hinders our current ability and/or cost to deliver fresh products, could adversely impact our net revenues and gross margins and, therefore, our profitability and cash flows could also be adversely affected.

Employees

We currently employ 263 full-time employees, including 6 chefs and 2 executive officers and 16 part-time employees. We believe that our relations with our employees are satisfactory. None of our employees are represented by a union.

Transactions with Major Customers

Transactions with a major customer and related economic dependence information is set forth (1) following our discussion of Liquidity and Capital Resources, (2) Concentrations of Credit Risk in Note 2 to the Condensed Consolidated Financial Statements, (3) in Business – Relationship with U.S. Foods, (4) as the second item under Risk Factors.

How to Contact Us

Our executive offices are located at 28411 Race Track Rd., Bonita Springs, Florida 34135; our Internet address is www.foodinno.com; and our telephone number is (239) 596-0204.  The contents of our website are not incorporated in or deemed to be a part of this Annual Report on Form 10-K.

Properties

On October 17, 2008, we entered into a three-year lease with Grand Cypress Communities, Inc. for new premises consisting of 4,000 square feet at 3845 Beck Blvd., Naples, Florida.  The commencement date of the lease was January 1, 2009.  On November 11, 2011, the Company extended the lease with Grand Cypress Communities, Inc. for 3 years, commencing on January 1, 2012.  The annual rent and fees under the lease was approximately $54,000.  The lease provides for a buyout option at the end of the lease with credit towards the purchase price received for the rental payments made during the term of the lease.  In February 2013, the lease agreement was amended to a two year lease ending December 31, 2013.  The lease was mutually terminated effective August 31, 2013.

On October 1, 2011, the Company entered into a month-to-month lease with Grand Cypress Communities, Inc. for warehouse space consisting of 2,000 square feet at 3845 Beck Blvd., Naples, Florida.  The commencement date of this lease was October 1, 2011.  The monthly rent and fees under this lease was $848. This lease was terminated effective July 31, 2013.

On May 7, 2012, we entered into a three-year lease with David and Sherri Vohaska for approximately 18,700 feet of office and warehouse space located at 8121 Ogden Avenue, Lyons, Illinois.  The annual rent under the lease is approximately $8,333 per month for the first year, $8,417 per month for the second year, and $8,500 for the third year. David Vohaska is currently an employee of the Company and prior to the Company’s acquisition of Artisan  was its owner.

On March 8, 2013, we purchased a building and property located at 28411 Race Track Road, Bonita Springs, Florida 34135.  The property consists of approximately 1.1 acres of land and close to 10,000 square feet of combined office and warehouse space.  The purchase price of the property was $770,000 and was financed in part by a five year mortgage in the amount of $546,000.  The company relocated all of its office then Florida-based and warehouse facilities into the newly acquired building in Bonita Springs, Florida on July 15, 2013.

On May 14, 2015,  we purchased a building and property located at 2528 S. 27th Avenue, Broadview, IL covering approximately 1.33 acres of land with approximately 28,711 square feet of office and warehouse space.  The purchase price was $890,000.

On January 1, 2012 The Fresh Diet entered into a three year lease for approximately 2,500 square feet of office space at 1545 NE 123rd Street, North Miami, FL 33161. The monthly base rent for the premises is $3,500. The lease is continuing past the end of the term on the same basis with a 60 day notice of termination.

On November 1, 2013 The Fresh Diet entered into a one year lease for approximately 5,400 square feet of industrial kitchen space at 3327 NW 7th Avenue, Miami, FL 33127. The monthly base rent for the premises is $3,131. The lease is currently on a month-to-month basis on the same terms as contained in the lease.

On December 6, 2013 The Fresh Diet entered into a five year lease for approximately 7,500 square feet of industrial kitchen space at 7700 NW 37th Avenue, Suite B, Miami, FL 33147. The monthly base rent for the premises is $9,500 during the first year of the lease, escalating to $10,692 during the fifth year of the lease. The term of the lease will commence upon substantial completion of the premises, expected to occur during the second quarter of 2015.

On February 1, 2011 The Fresh Diet entered into a five year lease for approximately 28,000 square feet of industrial kitchen space at 588 Baltic Street / 345 Butler Street, Brooklyn, NY 11217. The monthly base rent for the premises was $24,000 during the first year, escalating to $27,012 during the fifth year of the lease and is renewable for an additional five years on the same terms with the rent escalating from $28,000 in the first year to $31,000 in the last year.

On May 28, 2013 The Fresh Diet entered into a 37 month lease extension for approximately 9,800 square feet of industrial kitchen space at 8635 Kittyhawk Ave., Los Angeles, CA. The monthly base rent for the premises is currently $12,866 escalating to $13, 252 on June 1, 2015.

On February 17, 2015 The Fresh Diet entered into a six year amendment of lease for approximately 9,700 square feet of industrial kitchen space at 3132 Skyway Circle South, Irving, TX 75038. The base monthly rent for the premises is currently $6,424 escalating to $7,227 for years 2 through 6.

On November 1, 2011 The Fresh Diet entered into a two year lease for approximately 5,200 square feet of industrial kitchen space at 80 Fairbank Street, Addison, ILL 60101. The base monthly rent for the premises is currently $4,025. The lease is currently on a month-to-month basis on the same terms as set forth in the lease.

Legal Proceedings

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On June 1, 2012, nine persons, on behalf of themselves and others similarly situated, filed a Collective and Class Action Complaint in the New York Federal District Court, Southern District, against Late Night Express Courier Services, Inc. (FL) (“LNE”) and The Fresh Diet Inc. (“The Fresh Diet”) and certain individuals entitled Hernandez, et al. v. The Fresh Diet Inc., et al., Case No. 12 CV 4339 (“Hernandez I”).  On or about October 26, 2012, Plaintiffs filed an Amended Complaint adding additional Defendants.  The Complaint seeks to recover alleged unpaid overtime wages on behalf of drivers for LNE who delivered meals to The Fresh Diet customers in the tri-state area.  In an opinion dated September 29, 2014 (“Opinion”), the District Court Judge denied the Plaintiffs’ motion for Summary Judgment which sought a holding that all the Plaintiffs were employees of Defendants and not independent contractors, as was Defendants’ cross-motion for Summary Judgment seeking a holding that Plaintiffs were independent contractors, the Court finding that there were questions of fact that could not be resolved on motion.  In addition, the Plaintiffs’ motion to certify a class of 109 drivers was denied.  In the same Opinion, Defendants’ motion to decertify the case from 29 potential opt-in Plaintiffs down to the 9 named Plaintiffs was granted, and the potential claims of the remaining 20 were dismissed without prejudice.   All discovery in Hernandez I has been completed.  On or about February 24, 2015, a second action was filed in the New York Federal District Court, Southern District, on behalf of 6 (of the 20) additional driver-Plaintiffs entitled Hernandez, et al. v. The Fresh Diet Inc., et al. 15 CV 1338 (“Hernandez II), containing essentially the same allegations and adding the Company as a party defendant because of its acquisition of The Fresh Diet.  In addition, two of the Plaintiffs from Hernandez I also joined the second lawsuit asserting claims for retaliation. An Amended Complaint was filed on April 10, 2015 which added an additional Plaintiff driver, who also alleged a retaliation claim.  The two cases were assigned to the same Federal Judge (since they are related), but were not consolidated for discovery or trial.

Prior to the second action and on January 21, 2015, the parties appeared before a Federal Magistrate Judge for mediation.  The Magistrate Judge did not succeed in settling the case.  On March 17, 2015, the Federal Judge stayed both cases, and referred both of them to the Court’s mediation program for further mediation within 60 days. A mediation session w as held in June but did not settle the case.  There will be an as yet  unscheduled meeting before the Judge to determine if additional mediation should be pursued or if the matter should be set over for trial.   The Company believes that mediation may lead to a global settlement with all existing Plaintiffs.  With respect to Hernandez II, inasmuch as the litigation is in its early phase and discovery has not commenced it is too speculative to predict an outcome, although we believe we will have available to us many of the same defenses as in Hernandez I.  However, given the uncertainty of both of these cases and given the additional Plaintiffs in Hernandez II, the Company has recorded a contingent liability of $400,000 representing the estimated potential amounts payable in the litigations, even though it is possible that the amount of liability or settlement may actually be less than the reserved amount.

MANAGEMENT

Set forth below are the directors and executive officers of our Company, their respective names and ages, positions with our Company, principal occupations and business experiences during at least the past five years.

Name	Age	Position
Sam Klepfish	40	Chief Executive Officer and Director
Justin Wiernesz	49	President and Director
Joel Gold	74	Director
Hank Cohn	45	Director

Directors

Sam Klepfish, Chief Executive Officer and Director

Mr. Klepfish has been a director since December 1, 2005.  From November 2007 to present Mr. Klepfish is the CEO of Innovative Food Holdings and its subsidiaries. From March 2006 to November 2007 Mr. Klepfish was the interim president of the Company and its subsidiary. Since February 2005 Mr. Klepfish was also a Managing Partner at ISG Capital, a merchant bank. From May 2004 through February 2005 Mr. Klepfish served as a Managing Director of Technoprises, Ltd.  From January 2001 to May 2004 he was a corporate finance analyst and consultant at Phillips Nizer, a New York law firm. Since January 2001 Mr. Klepfish has been a member of the steering committee of Tri-State Ventures, a New York investment group. From 1998 to December 2000, Mr. Klepfish was an asset manager for several investors in small-cap entities.

Joel Gold, Director

Mr. Gold is currently an investment Banker at Buckman, Buckman and Reid located in New Jersey, a position he has held since May 2010.  Prior thereto, from October 2004, he was head of investment banking of Andrew Garrett, Inc.  From January 2000 until September 2004, he served as Executive Vice President of Investment Banking of Berry Shino Securities, Inc., an investment banking firm also located in New York City. From January 1999 until December 1999, he was an Executive Vice President of Solid Capital Markets, an investment-banking firm also located in New York City.  From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm also located in New York City.  From April 1996 to September 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March 1995 to April 1996, a Managing Director of Fechtor Detwiler & Co., Inc., a representative of the underwriters for the Company’s initial public offering.  Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995.  From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. (“Bear Stearns”).  For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc.  He is currently a director, and serves on the Audit and Compensation Committees, of Geneva Financial Corp., a publicly held specialty, consumer finance company.

Hank Cohn, Director

Mr. Cohn has been a director since October 29, 2010.  Hank Cohn is currently CEO of P1 Billing, LLC, a revenue cycle management services provider to ambulatory medical clinics.  P1 Billing is a spinoff of PracticeOne Inc., (formerly PracticeXpert, Inc., an OTCBB traded company), an integrated PMS and EMR software and services company for physicians.  Mr. Cohn served as President and Chief Executive Officer of PracticeOne from December 2009 until December 2009, at which time he sold the company to Francison Partners, one of the largest, global technology focused, private equity firms in Silicon Valley.  Prior to that, Mr. Cohn worked with a number of public companies.  A partial list of his past and present board memberships include: Analytical Surveys, Inc., Kaching Kaching, Inc., and International Food and Wine, Inc., currently Evolution Resources Inc.  Mr. Cohn also served as the executive vice president of Galaxy Ventures, LLC a closely-held investment fund concentrating in the areas of bond trading and early stage technology investments, where he acted as portfolio manager for investments.

Justin Wiernasz, President and Director

Mr. Wiernasz has been a director since November 1, 2013.  Effective on July 31, 2008, Mr. Justin Wiernasz was promoted to the position of President of Innovative Food Holdings, Inc.  Prior thereto he was the Executive Vice President of Marketing and Sales and Chief Marketing Officer of our operating subsidiary, Food Innovations, Inc. since May 2007 and the President of Food Innovations and our Chief Marketing Officer since December 2007.  Prior thereto, he was at USF, our largest customer, for 13 years. From 2005 to 2007 he was the Vice President of Sales & Marketing, USF, Boston, and prior thereto, from 2003 to 2005 he was a National Sales Trainer at USF, Charleston SC, from 1996 to 2003 he was the District Sales Manager at USF, Western Massachusetts and from 1993 to 1996 he was Territory Manager, USF, Northampton, Easthampton & Amherst, MA. Prior to that from 1989 to 1993 he was the owner and operator J.J.’s food and spirit, a 110 seat restaurant.

Key Employee

John McDonald

Mr. McDonald, age 53, has been the Chief Information Officer of IVFH since November 2007 and our principal accounting officer since November 2007.  From 2004 through 2007, Mr. McDonald worked as a consultant with Softrim Corporation of Estero, Florida where he created custom applications for a variety of different industries and assisted in building interfaces to accounting applications. Since 1999 he has also been President of McDonald Consulting Group, Inc. which provide consulting on accounts receivable, systems and accounting services.

Qualification of Directors

We believe that all of our directors are qualified for their positions and each brings a benefit to the board. Messrs.  Kelpfish and Wiernasz, as our executive officers, are uniquely qualified to bring management’s perspective to the board’s deliberations.  Mr. Gold, with his lengthy career working for broker/dealers, brings “Wall Street’s” perspective.   Mr. Cohn, with his prior history of being an executive and his experience as a director of other companies, brings a well-rounded background and wealth of experience to our board.

Committees

The Board of Directors does not currently have an Audit Committee, a Compensation Committee, a Nominating Committee or a Governance Committee. The usual functions of such committees are performed by the entire Board of Directors.  We are currently having difficulties attracting additional qualified directors, specifically to act as the audit committee financial expert. However, we believe that at least a majority of our directors are familiar with the contents of financial statements.

Code of Ethics

We have adopted a Code of Ethics that applies to each of our employees, including our principal executive officer and our principal financial officer, as well as members of our Board of Directors. A copy of such Code has been publicly filed with, and is available for free from, the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

During 2014, each officer and director did not file one Form 4 and Mr. Wiernasz did not file two Forms 4.

Executive Compensation

The following table sets forth information concerning the compensation for services rendered to us for the year ended December 31, 2014, of our Chief Executive Officer and our other executive officers whose annual compensation exceeded $100,000 in the fiscal year ended December 31, 2014, if any. We refer to the Chief Executive Officer and these other officers as the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus($)		Stock Awards($)		Option Awards($)		Non-Equity Incentive Plan Compensation($)	Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)		Total($)
Sam Klepfish	2014	$297,858	$40,000	(a)	$86,750	(b)	$-		$-	$-	$2,112	(d)	$426,720
CEO	2013	$215,828	$48,000	(c)	$27,937	(e)	$69,047	(f)	$-	$-	$1,972	(d)	$362,784
	2012	$198,037	$90,500	(f)	$-		$63,414	(h)	$-	$-	$1,004	(d)	$352,955

Justin Wiernasz	2014	$264,400	$145,000	(n)	$102,403	(b)	$-		$-	$-	$5,827	(d)	$517,630
President	2013	$233,776	$214,293	(i)	$-		$101,411	(j)	$-	$-	$6,838	(d)	$556,318
	2012	$188,934	$90,500	(g)	$-		$31,050	(k)	$-	$-	$4,372	(d)	$314,856

John McDonald	2014	$153,484	$50,000	(c)	$-		$-		$-	$-	$7,445	(d)	$210,938
Chief Information and	2013	$134,677	$50,000	(c)	$15,000	(l)	$7,725	(m)	$-	$-	$4,489	(d)	$211,891
Principal Accounting Officer	2012	$119,942	$25,000	(c)	$-		$-		$-	$-	$4,023	(d)	$148,965

(a)	Consists of a cash bonus paid during the year for services performed in 2013. Does not include $85,000 in cash bonuses and $175,000 of RSUs for services performed in 2014 but not paid during the year.
(b)	Consists of the portion of RSUs which were recognized as a period cost in 2014.
(c)	Consists of a cash bonus.
(d)	Consists of cash payments for health care benefits.
(e)	Consists of a stock grant of 84,658 shares of common stock.
(f)	Consists of options to purchase 62,500 shares of common stock at a price of $1.60 per share.
(g)	Consists of a bonus of $45,250, payable in cash, and $45,250 payable in cash or shares, at the discretion of the officer.
(h)	For services performed in 2011; also includes options to purchase 100,000 shares of common stock at $0.35 per share for services performed in 2012.
(i)	Consists of a cash bonus of $145,000 and 47,385 shares of common stock at a price of $1.462 per share.
(j)	Consists of options to purchase 62,500 shares of common stock at a price of $1.60 per share, and options to purchase 100,000 shares of common stock at a price of $0.35 per share.
(k)	Consists of a cash portion of $21,140 and 57,135 shares of common stock valued at $0.37 per share.
(l)	Consists of a stock grant of 39,474 shares of common stock.
(m)	Consists of options to purchase 25,000 shares of common stock at a price of $0.40 per share.
(n)
Consists of a cash bonus paid during the year for services performed in 2013. Does not include $100,000  cash bonus and $175,000 in stock bonus for services performed in 2014 but not paid during the year.

Outstanding Equity Awards at Fiscal Year-End as of December 31, 2014

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options(#)Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)

Sam Klepfish									1,423,733	(a)	$1,922,040	(c)
Sam Klepfish	100,000				$0.350		05/04/17
Sam Klepfish	100,000		-	-	$0.350		12/31/17		-		-		-
Sam Klepfish	62,500		-	-	$1.600		01/01/18		-		-		-
Sam Klepfish	50,000		-	-	$0.400		01/01/17		-		-		-
Sam Klepfish	-		50,000	-	$0.400		01/01/17
Sam Klepfish	100,000		-	-	$0.570		01/01/18
Sam Klepfish	62,500		-	-	$1.600		01/01/18
Sam Klepfish	100,000		-	-	$2.000		02/28/17
Justin Wiernasz									1,543,733	(b)	$2,352,329	(c)
Justin Wiernasz	160,000	(d)	-	-	$0.446	(e)	-	(f)	-		-		-	-
Justin Wiernasz	100,000		-	-	$0.350		05/04/17		-		-		-	-
Justin Wiernasz	100,000		-	-	$0.350		12/31/17		-		-		-
Justin Wiernasz	62,500		-	-	$1.600		01/01/18		-		-		-
Justin Wiernasz	50,000		-	-	$0.400		01/01/17		-		-		-
Justin Wiernasz	-		50,000	-	$0.400		01/01/17		-		-		-
Justin Wiernasz	100,000		-	-	$0.570		01/01/18		-		-		-	-
Justin Wiernasz	62,500		-	-	$1.600		01/01/18		-		-		-
John McDonald	50,000	(d)	-	-	$-	(e)	-	(f)	-		-		-	-
John McDonald	25,000		-	-	$0.400		01/01/17		-		-		-	-
John McDonald	-		25,000	-	$0.400		01/01/17		-		-		-	-
John McDonald	-		25,000	-	$0.400		01/01/17		-		-		-	-
John McDonald	-		25,000	-	$0.570		01/01/18
John McDonald	30,000		-	-	$1.600		01/01/18
John McDonald	-		30,000	-	$1.600		01/01/18

(a)
All RSU vesting is contingent upon the attainment of performance goals related to sales and contingent on continued employment with the Company.  In addition to the performance-based vesting, RSUs vest according to the following schedule: 123,733 on January 1, 2015; 150,000 on July 1, 2015; 150,000 on December 31, 2015; 300,000 on December 31, 2016; 400,000 on July 1, 2017; and 300,000 contingent solely upon the achievement of performance goals and the continued employment with the Company.

(b)
All RSU vesting is contingent upon the attainment of performance goals related to sales and contingent on continued employment with the Company.  In addition to the performance-based vesting, RSUs vest according to the following schedule: 198,733 on January 1, 2015; 240,000 on July 1, 2015; 150,000 on December 31, 2015; 75,000 on May 1, 2016; 90,000 on July 1, 2016; 300,000 on December 31, 2016; 490,000 on July 1, 2017.

(c)
Amounts are calculated by multiplying the number of shares shown in the table by $1.35 per share, which is the closing price of common stock on December 31, 2014 (the last trading day of the 2014 fiscal year).

(d)	Options vest at the rate of 25% each quarter beginning March 31, 2010.

(e)	Weighted-average exercise price.

(f)	Option term is 5 years from the date of vesting.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Joel Gold	$10,000	$270,000	$38,283	$-	$-	$-	$318,283
Sam Klepfish	$-	$-	$38,283	$-	$-	$-	$38,283
Solomon Mayer (c)	$10,000	$270,000	$38,283	$-	$-	$-	$318,283
Hank Cohn	$10,000	$270,000	$38,283	$-	$-	$-	$318,283
Justin Wiernasz	$-	$270,000	$38,283	$-	$-	$-	$308,283

(a)     Consists of the grant date fair value of 270,000 RSUs at $1.00 per share granted to each director in 2014 for service in years 2015, 2016, and 2017 and is contingent upon being a member of the board in those years. Mr. Klepfish declined this grant of RSUs which the Company offered to all Directors in 2014.

(b)     Consists of the grant date fair value of three-year options to purchase 100,000 shares of common stock at a price of $2.00 per share granted to each director in 2014.

(c)     Mr. Mayer resigned from the board of directors effective June 11, 2015.

Employment Agreements

Our subsidiary, Food Innovations, has employment agreements with certain officers and certain employees.  The employment agreements provide for salaries and benefits, including stock grants and extend up to five years.  In addition to salary and benefit provisions, the agreements include defined commitments should the employer terminate the employee with or without cause.

SAM KLEPFISH

On November 20, 2012 we entered into an employment agreement with Mr. Klepfish, the Company’s CEO,  having an effective date of January 1, 2013 and terminating on December 31, 2015.  The agreement provides a base compensation in the amount of $198,312 in cash plus an additional $27,937 in stock for year one, $223,987 in cash plus an additional $24,875 in stock for year two, and $260,075 in cash plus an additional $13,688 in stock for year three.  The agreement also provides for annual bonuses including bonuses based on increases in EBITDA (as defined in the agreement) of our various subsidiaries; additional bonuses upon the occurrence of certain events such as: listing on specific stock exchanges, spin-offs, investments and stock trading and volume levels.  The agreement also provides for stock options with exercise prices ranging from $0.40 - $1.60 and an award of restricted stock, which only vests if certain volume and pricing milestones with respect to our common stock are met.  Mr. Klepfish also has the option of receiving any portion of his salary or bonus in the form of equity.  The agreement also contains non-compete and non-solicitation provisions.

On August 7, 2014, our board of directors approved the amendment of the Employment Agreement with Mr. Klepfish effective as of August 13, 2014.  The employment agreement was amended as follows: (i) it has been extended by one year to December 31, 2016; (ii) it provides for 10% annual increases of Base Salary commencing in 2014; (iii) all performance based bonuses are eliminated; (iv) stock grants previously issued with vesting based upon performance or stock price are cancelled; (v) a new performance based bonus structure to partially replace the previous structure; it is based upon meeting certain Cash EBITDA (earnings before interest, taxes, depreciation, and amortization and non-cash compensation charges) targets. The new bonus will have a cash portion and a stock portion, and  (vi) 125,000 restricted stock units which vest if (x) the 30 day average closing price of our common stock is $2.00 or above and there is a 50,000 average daily trading volume for the 30 day period, or (y) there is a 50,000 average daily trading volume for 14 straight  trading days; and 175,000 restricted stock units which vest if the 30 day average closing price of our common stock is $3.00 or above and there is a 50,000 average daily trading volume for 14 straight trading days.  Mr. Klepfish will have the option, on an annual basis, to take all or part of the cash portion of the bonus, or any part of Base Salary in the form of stock at a valuation based upon the closing stock price on the last trading day of the prior year. The decision on how much, if any, of the bonus to take in stock must be made by May 1 of each year, unless earlier required.  The Cash EBITDA target levels do not include the effect of any potential future acquisitions and also do not include certain one time or non-recurring expenses in the calculation of the Cash EBITDA.  If a Cash EBITDA target is missed by 3% or less, the bonus for the target so missed shall be reduced by 20% and if it is missed by 3.1% -5%, the bonus for such target shall be reduced by 30%, except in both cases, Mr. Klepfish has discretion to further reduce the bonuses or even cancel them.

In November 2014, the employment agreement of Mr. Klepfish was amended (i) ) in the event of a change of control (as defined below) all equity based compensation (including options and restricted stock units) payable pursuant to such employment agreements, shall immediately vest and/or restrictions thereon shall lapse, and (ii) to provide that in the event of a termination without Cause (as defined in the employment agreement) he shall receive a lump sum payment equal to the greater of (x) the salary payable over the last six months of the term of the agreement, or (y) the Base Salary (as defined in the employment agreement) remaining through the end of the then-current term of the agreement.  The definition of change of control shall mean the occurrence of any of the following events: (w) the sale or transfer by the Company for at least $25 million (such consideration consisting of cash, cash equivalents, notes or securities) of more than 50% of its Voting Securities (as defined below) or substantially all of its assets; or  (x) the acquisition, other than from the Company or employees of it or any of its subsidiaries, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (other than an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); or (y) the approval by the stockholders of the Company of a reorganization, merger, consolidation or recapitalization of the Company (a "Business Combination"), other than a Business Combination in which more than 50% of the combined voting power of the outstanding Voting Securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or (z) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

Mr. Klepfish was awarded, as a special bonus, effective November 17, 2014, an aggregate of 1,000,000 restricted stock units (“RSU”) subject to time and performance vesting conditions, with the timing conditions as follows: 150,000 RSUs vest on each of July 1 and December 31, 2015; 300,000 RSUs vest on December 31, 2016 and 400,000 RSUs vest on July 1, 2017, and the performance conditions are as follows: for the RSUs vesting in 2015, the Company, on a consolidated basis, must have four months with sales above $2,500,000 during 2015, for the RSUs vesting in 2016, the Company, on a consolidated basis, must have four months with sales above $2,500,000 during 2016 and for the RSUs vesting in 2017, the Company, on a consolidated basis, must have four months with sales above $2,500,000 during 2017, provided however, that if the performance condition is not met in any year, the RSUs scheduled to vest in such year will still vest if the Company, on a consolidated basis, has six months with sales of at least $2,500,000  during the following year.  The Company's board of directors will modify and increase the performance requirements, with the consent of executive, if warranted and appropriate.

JUSTIN WIERNASZ

On November 20, 2012 we entered into an employment agreement with Mr. Wiernasz, the Company’s President, having an effective date of January 1, 2013 and terminating on December 31, 2015 The agreement is for a term of three years, and provides a base compensation in the amount of $226,250 per annum for year one, $248,875 per annum for year two, and $273,763 per annum for year three.  The agreement also provides for annual bonuses including bonuses based on increases in EBITDA (as defined in the agreement) of our various subsidiaries; additional bonuses upon the occurrence of certain events such as: listing on specific stock exchanges, spin-offs, investments and stock trading and volume levels.  The agreement also provides for stock options with exercise prices ranging from $0.40 - $1.60 and an award of restricted stock, which only vests if certain volume and pricing milestones with respect to our common stock are met.  Mr. Wiernasz also has the option of receiving any portion of his salary or bonus in the form of equity.  The agreement also contains non-compete and non-solicitation provisions.

On August 7, 2014, our board of directors approved the amendment of the Employment Agreement with Mr. Wiernasz effective as of August 13, 2014.  The employment agreement was amended as follows: (i) it has been extended by one year to December 31, 2016; (ii) it provides for 10% annual increases of Base Salary commencing in 2014; (iii) all performance based bonuses are eliminated; (iv) stock grants previously issued with vesting based upon performance or stock price are cancelled; (v) a new performance based bonus structure to partially replace the previous structure; it is based upon meeting certain Cash EBITDA (earnings before interest, taxes, depreciation, and amortization and non-cash compensation charges) targets.  The new bonus will have a cash portion and a stock portion, and (vi) an award of 75,000 restricted stock units which vest on January 1, 2015 and 75,000 restricted stock units which vest on May 1, 2016.  Mr. Wiernasz will have the option, on an annual basis, to take all or part of the cash portion of the bonus, or any part of Base Salary in the form of stock at a valuation based upon the closing stock price on the last trading day of the prior year. The decision on how much, if any, of the bonus to take in stock must be made by May 1 of each year, unless earlier required.  The Cash EBITDA target levels do not include the effect of any potential future acquisitions and also do not include certain one time or non-recurring expenses in the calculation of the Cash EBITDA.  If a Cash EBITDA target is missed by 3% or less, the bonus for the target so missed shall be reduced by 20% and if it is missed by 3.1% -5%, the bonus for such target shall be reduced by 30%.

The employment agreement of Mr. Wiernasz was amended (i) ) in the event of a change of control (as defined below) all equity based compensation (including options and restricted stock units) payable pursuant to such employment agreements, shall immediately vest and/or restrictions thereon shall lapse, and (ii) to provide that in the event of a termination without Cause (as defined in the employment agreement) he shall receive a lump sum payment equal to the greater of (x) the salary payable over the last six months of the term of the agreement, or (y) the Base Salary (as defined in the employment agreement) remaining through the end of the then-current term of the agreement.  The definition of change of control shall mean the occurrence of any of the following events: (w) the sale or transfer by the Company for at least $25 million (such consideration consisting of cash, cash equivalents, notes or securities) of more than 50% of its Voting Securities (as defined below) or substantially all of its assets; or  (x) the acquisition, other than from the Company or employees of it or any of its subsidiaries, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (other than an employee benefit plan of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); or (y) the approval by the stockholders of the Company of a reorganization, merger, consolidation or recapitalization of the Company (a "Business Combination"), other than a Business Combination in which more than 50% of the combined voting power of the outstanding Voting Securities of the surviving or resulting entity immediately following the Business Combination is held by the persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or (z) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

Mr. Wiernasz was awarded, as a special bonus, effective November 17, 2014, an aggregate of 1,000,000 restricted stock units (“RSU”) subject to time and performance vesting conditions, with the timing conditions as follows: 150,000 RSUs vest on each of July 1 and December 31, 2015; 300,000 RSUs vest on December 31, 2016 and 400,000 RSUs vest on July 1, 2017, and the performance conditions are as follows: for the RSUs vesting in 2015, the Company, on a consolidated basis, must have four months with sales above $2,500,000 during 2015, for the RSUs vesting in 2016, the Company, on a consolidated basis, must have four months with sales above $2,500,000 during 2016 and for the RSUs vesting in 2017, the Company, on a consolidated basis, must have four months with sales above $2,500,000 during 2017, provided however, that if the performance condition is not met in any year, the RSUs scheduled to vest in such year will still vest if the Company, on a consolidated basis, has six months with sales of at least $2,500,000 during the following year.  The Company's board of directors will modify and increase the performance requirements, with the consent of executive, if warranted and appropriate.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers served as a director or a member of our Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

We do not have a Chairman of the Board.  Given the small size of the Board and the relatively few meetings, it was determined that a position of Chairman is currently unnecessary.  As a practical matter, the Chief Executive Officer runs the meetings.

The board of directors, as a unified body, performs its monitoring and oversight roles and expects its CEO to organize and implement those functions.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Our management is responsible for the day-to-day management of risks we face, while our board of directors has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that establishing the right "tone at the top" and that full and open communication between our executive management and our board of directors are essential for effective risk management and oversight. Our CEO communicates frequently with members of the board to discuss strategy and challenges facing the company.

Director Independence

Our board of directors has determined that with the recent resignation of Mr. Mayer, one-half of the board consists of members who are currently "independent" as that term is defined under current listing standards of NASDAQ. The board of directors considers Messrs. Gold and Cohn to be "independent."

Audit Committee

We do not have a separately designated standing audit committee. Pursuant to Section 3(a)(58)(B) of the Exchange Act, the entire Board of Directors acts as an audit committee for the purpose of overseeing the accounting and financial reporting processes, and audits of our financial statements. The Commission recently adopted new regulations relating to audit committee composition and functions, including disclosure requirements relating to the presence of an "audit committee financial expert" serving on its audit committee.  We have only recently begun increasing our operations, and we are not in a position at this time to attract, retain and compensate additional directors in order to acquire a director who qualifies as an "audit committee financial expert" or to so designate one of our current directors, but we intend to either retain an additional director who will qualify as such an expert or designate one of our current directors as such an expert, as soon as reasonably practicable. Our current directors, by virtue of their past employment experience, have considerable knowledge of financial statements, finance, and accounting, and have significant employment experience involving financial oversight responsibilities. Accordingly, we believe that our current directors capably fulfill the duties and responsibilities of an audit committee in the absence of such a designated expert at this time.

Compensation Committee

For the reasons discussed above about the Audit Committee, we do not currently have a standing Compensation Committee.  Compensation of the executive officers, in the case of the CEO, is contained in a long term contract negotiated by him with the independent members of the board of directors and covers his compensation and annual bonuses.  The compensation of the other executive officer, our President, is proposed by the CEO and then reviewed and approved by the board of directors.

Compensation Committee Interlocks and Insider Participation

None.

Corporate Governance/Nominating Committee

As described above with respect to the other committees, we do not currently have a standing Corporate Governance/Nominating Committee and all of the current directors currently perform the function of such committee.

It is the Company’s intention, as promptly as reasonably possible and with due deliberative care, following the closing of this offering and the receipt of funds from the exercise of warrants overlying some of the offered shares, to actively seek qualified candidates for the board of directors and to expand the size of the board of directors to accommodate the appointment of such qualified candidates to be able to establish independent Audit, Compensation and Corporate Governance/Nominating Committees.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 15, 2015, with respect to the beneficial ownership of our common stock by (1) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) each Named Officer, and (4) all our directors and executive officers as a group.  Unless otherwise stated, each person listed below uses the Company’s address.  Pursuant to SEC rules, includes shares that the person has the right to receive within 60 days from May 15, 2015.

Name and Address of Beneficial Owners		Number of Shares Beneficially Owned	Percent of Class

Sam Klepfish (Officer, Director)	(1)	1,562,333	6.5%
Michael Ferrone	(2)	1,599,282	7.0%
Joel Gold (Director)	(3)	679,054	2.9%
Solomon Mayer (Director)	(4)	390,000	1.7%
Hank Cohn (Director)	(5)	390,000	1.7%
Justin Wiernasz (Officer, Director)	(6)	1,273,733	5.4%
YS Catering	(7)	4,647,206	20.5%
Yorkmont Capital Partners, LP	(8)	2,073,498	9.2%
Alpha Capital Anstalt	(9)	2,239,660	9.9%
All officers and directors as a whole (5 persons)	(10)	4,295,120	16.1%

(1)
Includes 55,000 shares of common stock held by Mr. Klepfish; options to purchase 575,000 shares of the Company's common stock, RSUs representing 273,733 shares of common stock, and 658,600 shares for notes payable and accrued interest on the notes.  Does not include 66,793 shares of common stock issuable as compensation for services performed in 2013, and 17,014 shares for services performed in 2014. Upon the issuance of these shares, Mr. Klepfish will beneficially own 6.9% of the shares outstanding.

(2)
Includes 1,279,282 shares of common stock held by Mr. Ferrone; and options to purchase 320,000 shares of the Company's common stock held by Mr. Ferrone.  Mr. Ferrone’s address is Box 2484, 119 Alpine Avenue, Oak Bluffs, MA 02557.

(3)
Includes 110,654 shares of common stock held by Mr. Gold, RSUs representing 90,000 shares of common stock, and options to purchase 460,000 shares of common stock. Also includes 18,400 shares of common stock held by Mr. Gold’s spouse.

(4)
Includes options to purchase 300,000 shares of common stock held by Mr. Mayer, and RSUs representing 90,000 shares of common stock.  Does not include 5,000 shares issuable for services as a board member for 2010, but not yet issued.  Upon issuance of these shares, Mr. Mayer will beneficially own 1.7% of the shares outstanding.  Mr. Mayer resigned as a director effective June 11, 2015.

(5)
Includes options to purchase 300,000 shares of common stock held by Mr. Cohn, and RSUs representing 90,000 shares of common stock.  Does not include 5,000 shares issuable for services as a board member for 2010, but not yet issued.  Upon issuance of these shares, Mr. Cohn will beneficially own 1.7% of the shares outstanding.

(6)
Includes 100,000 shares of common stock held by Mr. Wiernasz, options to purchase 735,000 shares of common stock, and RSUs representing 438,733 shares of common stock.  Does not include 17,135 shares to be issued for services performed in 2013, and 47,385 shares to be issued for services performed in 2014. Upon the issuance of these shares, Mr. Wiernasz will beneficially own 5.6%   of the shares outstanding.

(7)	Consists of 4,647,206 shares of common stock. The address of YS Catering is 9455 Collins Ave., Apt. 605, Surfside, FL 33154.

(8)	Consists of 2,073,498 shares of common stock held by Yorkmont Capital Partners, LP. The address of Yorkmont Capital Partners, LP is 2313 Lake Austin Blvd. Suite 202, Austin, TX 78703.

(9)
Consists of 1,779,776 shares of common stock held by Alpha Capital and 459,884 shares underlying currently exercisable warrants. Excludes 240,116 additional shares underlying warrants and 4,616,606 additional shares underlying convertible notes, both of which are subject to a 9.99% blocker provision.  The address of its principal business is Pradafant 7, Furstentums 9490, Vaduzm Liechtenstein.  Information gathered from a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2012.

(10)
Includes 284,054 shares of common stock held by officers and directors.  Also includes 4,011,066 shares underlying options, RSUs, convertible notes, or shares issuable as accrued interest upon outstanding notes.  Does not include an additional 158,327 shares committed by the Company to be issued.  Upon issuance of such shares the group will beneficially own 16.6% of the outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are not currently subject to the requirements of any stock exchange or national securities association with respect to having a majority of “independent directors” although we believe that with the recent resignation by Mr. Mayer, half of our directors still meet the standard established by NASDAQ inasmuch as Messrs. Gold and Cohn, are “independent” and only Messrs.  Klepfish and Wiernasz, by virtue of being our Executive Officers, are not independent.  Mr. Klepfish and Mr. Wiernasz do not participate in board discussions concerning their compensation.

DESCRIPTION OF SECURITIES

General

As of May 15, 2015, our authorized capital stock consisted of 500,000,000 shares of common stock, $0.0001 par value per share. As of May 15, 2015, there were 23,173,447 shares of our common stock issued and 22,622,784 shares of our common stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds. However, the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the Company.  Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Stock Options

As of March 31, 2015 we had 3,205,000 stock options issued and outstanding, with a weighted average exercise price of $0.0841 per share, of which 3,017,500 are exercisable, with a weighted average exercise price of $0.0841  per share.

Warrants

As of March 31, 2015 we had 4,071,199 warrants outstanding, all of which are exercisable, with a weighted average exercise price of $0.468  per share.

Anti-Takeover Provisions

Florida Law

We are subject to statutory "anti-takeover" provisions under Florida law. Section 607.0901 of the Florida Business Corporation Act (the "FBCA") imposes restrictions upon acquirers of 10% or more of our outstanding voting shares and requires approval by the corporation's disinterested directors or a supermajority of disinterested shareholders for certain business combinations and corporate transactions with the interested shareholder or any entity or individual controlled by the interested shareholder, unless certain statutory exemptions apply. Section 607.0902 of the FBCA eliminates the voting rights of common stock acquired by a party who, by such acquisition, controls at least 20% of all voting rights of the corporation's issued and outstanding stock.  These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company.  They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. In particular, the certificate of incorporation and bylaws, as applicable, among other things:

• provide our board of directors with the ability to alter its bylaws without stockholder approval; and
• provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare.

Listing

The shares of our common stock are currently quoted on the OTCQB under the symbol “IVFH”.

SELLING SECURITY HOLDERS

The following table sets forth information with respect to the Selling Security Holders and the number of shares beneficially owned by each Selling Security Holder and that may be offered pursuant to this prospectus.  The information is based on information provided by or on behalf of the Selling Security Holders on or prior to June 9, 2015.  The Selling Security Holders may offer all, some or none of the shares of common stock listed below.

The following table assumes that the Selling Security Holders will sell all of the shares offered by them in this offering. However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur. Except as noted below, the shares offered for sale constitute all of the common shares known to us to be beneficially owned by the respective Selling Security Holders. Except as set forth in the table below, to our knowledge, following the offering and sale of the shares, none of the Selling Security Holders will beneficially own more than one percent of the issued and outstanding shares of our common stock. This prospectus may be amended or supplemented from time to time to amend or supplement the information set forth in the table below.

We may require the Selling Security Holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

None of the Selling Security Holders is a broker-dealer or an affiliate of a broker-dealer.

As used herein, Selling Security Holders includes their transferees, pledgees or donees or their successors, selling shares received from a named Selling Security Holder after the date of this prospectus.  Selling Security Holders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock listed by their name below.

Beneficially Selling Security Holders(1)	Number of Shares Owned Prior to the Offering(2)	Number of Shares Offered Hereby		Number of Shares Owned After Offering(3)

Alpha Capital Anstalt	5,198,359	4,835,652	(4)	362,707
Yorkmont Capital Partners, LP (5)	2,073,398	2,073,398		0
Growth Ventures, Inc. PST & Trust (6)	100,000	100,000		0
Ian J. Cassel	598,600	90,297		508,303
Jason Revland	115,161	45,147		70,014
Michael Bigger	400,000	100,000		300,000
Semerca Investments S.A.(7)	500,000	250,000		250,000
Patric Mesot	405,593	180,593		225,000
David Robert Morgan	200,000	135,444		64,556
Daniel E. David	90,297	90,297		0
Gail Cataldi (8)	54,639	45,148		9,491
Southshore Capital Partners LP (9)	425,741	225,741		20,000
Markets Edge (10)	230,391	180,391		50,000
Joel M. Vanderhoof	151,000	50,000		101,000
David and Toni Rehbein	30,000	30,000		0
Neil Cataldi (8)	128,388	72,237		56,161
Ahava Investment Capital (11)	101,130	26,130		75,000
Rosen Investment Fund LLC (11)	41,130	26,130		15,000
Pinnacle 18 LLLP (11)	46,130	26,130		20,000
John J. Grimley Jr.	101,638	85,838		15,800
Swallow Family LLC (12)	50,000	50,000		0
Desimone Group Investments, LLC (13)	45,149	45,149		0
John Goodwin	45,149	45,149		0
TME Consulting LLC (10)	90,295	90,295		0
Michael E. Donnelly	49,351	45,147		4,204
Sean M. Marconi	13,588	13,588		0

(1)  Information regarding the Selling Security Holders may change from time to time.  Any such change will be set forth in supplements to this prospectus if and when necessary.
(2)  The number of shares of common stock beneficially owned by a person or entity is determined under rules promulgated by the United States Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power.  Included among the shares owned by such person or entity are any shares which such person or entity has the right to acquire within 60 days after June 9, 2015.  The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(3)  Assumes the sale of all shares offered hereby.
(4)  Includes 1,729,091 shares of common stock and 3,106,561 shares of common stock underlying warrants. Shared voting and dispositive power held by Konrad Ackerman and Nicola Feuerstein.
(5) Sole voting and dispositive power held by Graeme Rein . These shares are subject to a lock-up and may not be transferred until March 2016.
(6) Sole voting and dispositive power held by Gary McAdams.
(7) Sole voting and dispositive power held by Gabriel Miss.
(8) Spouses.
(9) Sole voting and dispositive power held by Taz Turner.
(10) Sole voting and dispositive power held by Majed Soueidan.
(11) Sole voting and dispositive power held by Menachem Kranz.
(12) Sole voting and dispositive power held by John Swallow.
(13) Sole voting and dispositive power held by John Goodwin.

PLAN OF DISTRIBUTION

The Shares may be offered from time to time by the Selling Security Holders, up to an aggregate of 8,957,901 shares. No Shares are being offered or sold by us or for our account and we will not receive any proceeds from the sale of the Shares. We will bear all costs associated with the offering and sale of the Shares, other than any underwriting discounts, agency fees, brokerage commissions or similar costs applicable to the sale of any Shares. These costs will be borne by the holder of the Shares sold.

The Shares could be sold by one or more of the following methods, without limitation:

•	privately negotiated transactions;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	short sales;

•	through the writing of options on the Shares, whether or not the options are listed on an options exchange;

•	an exchange distribution in accordance with the rules of any stock exchange on which the Shares are listed; or

•	any combination of any of these methods of sale.

A holder of the Shares may effect transactions by selling the Shares directly to purchasers or through or to brokers or dealers, and brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling holder or from the purchasers of the Shares for whom they may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Any brokers and dealers engaged by a selling holder may arrange for other brokers or dealers to participate in effecting sales of the Shares.  These brokers or dealers may act as principals, or as agents of a selling holder. Broker-dealers may agree with a selling holder to sell a specified number of Shares at a stipulated price per share. If the broker-dealer is unable to sell Shares acting as agent for a selling holder, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.  Any of the shares being offered herein may be sold by a transferee, donee, pledgee or other successor of the selling shareholder.

Any of the Shares which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 may be sold under those rules rather than under this prospectus.

A selling holder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with that selling holder, including without limitation in connection with distributions of the Shares by those broker-dealers. A selling holder may enter into option or other transactions with broker-dealers that involve the delivery of the Shares to the broker-dealers, who may then resell or otherwise transfer those Shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In addition, a selling holder may, from time to time, sell the shares short, and in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales. A selling holder may also pledge the Shares offered hereby to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged Shares under this prospectus (if required, as supplemented or amended to reflect those transactions).

At the time a particular offering of the Shares is made, if required, a prospectus supplement will be distributed that will set forth the number of Shares being so offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents, the purchase price paid by any underwriter for Shares purchased, any discounts, commissions and other compensation and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public. Any underwriters, brokers, dealers or agents who participate in the distribution of such Shares may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions or concessions received by them may be deemed to be underwriting compensation under the Securities Act.

In connection with this offering, if made through an underwriter, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriter may over-allot this offering, creating a syndicate short position. The underwriter may bid for and purchase shares of our common stock in the open market to cover this syndicate short position or to stabilize the price of our common stock. In addition, an underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if a participating underwriter repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise, or if a participating underwriter receives a report that indicates that the clients of such syndicate members have "flipped" the common stock. Also, in connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M under the Exchange Act. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, its bid must then be lowered when certain purchase limits are exceeded. These activities may stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

A selling security holder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to statutory liabilities, including, but not limited to, liability under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Security Holder and any underwriter, broker-dealer or agent regarding the sale of the common stock. The Selling Security Holder may not sell any common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

We intend to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier to occur of (i) the date when all of the securities registered hereby are disposed of in accordance with the terms of the shelf registration statement or (ii) the date when the registered shares can be immediately sold to the public without registration or restriction, although we have no obligation to do so.

When we are notified by any Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of the Shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, disclosing (a) the name of the such Selling Security Holder and of the participating broker-dealer or dealers, (b) the number of shares of common stock involved, (c) the price at which the common stock was sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer or dealers, if applicable, and (e) other facts material to the transaction. In addition, when we are notified by any Selling Security Holder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each Selling Security Holder. The Selling Security Holders may not trade securities from the time the Selling Security Holders receive notice from us of this type of event until the Selling Security Holders receive a prospectus supplement or amendment.

LEGAL MATTERS

The legality of the common stock being offered hereby will be passed upon for us by Feder Kaszovitz LLP, New York, New York.

EXPERTS

The financial statements and schedule as of December 31, 2014 and for the two years then ended and the report of Liggett, Vogt & Webb, P.A., an independent registered public accounting firm, are included on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

• read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's Public Reference Room; or

• obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

Innovative Food Holdings, Inc.
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,211,491	$3,112,526
Accounts receivable net	1,304,123	1,242,970
Inventory	1,172,482	1,195,327
Other current assets	804,745	625,495
Due from related parties	461,241	461,130
Total current assets	6,954,082	6,637,448

Property and equipment, net	1,855,619	1,922,044
Investment	204,000	204,000
Intangible assets, net	22,045,672	23,610,549
Total assets	$31,059,373	$32,374,041

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,482,620	$4,096,700
Deferred revenue	4,777,092	4,792,609
Accrued liabilities - related parties	462,045	1,137,692
Accrued interest	606,602	603,034
Accrued interest - related parties	85,945	78,945
Revolving credit facilities	-	360,871
Notes payable, current portion, net of discount	1,258,560	714,811
Notes payable - related parties, current portion	110,500	110,500
Deferred tax liability	1,069,200	1,069,200
Contingent liabilities	546,250	572,500
Total current liabilities	13,398,814	13,536,862

Note payable - long term portion, net of discount	532,561	1,251,745
Notes payable - related parties, long term portion	2,199,970	2,199,970
Total liabilities	16,131,345	16,988,577

Stockholders' equity
Common stock, $0.0001 par value; 500,000,000 shares authorized; 23,173,447 and 21,393,989 shares issued, and 22,472,784 and 20,693,326 shares outstanding at March 31, 2015 and December 31, 2014, respectively	2,318	2,140
Additional paid-in capital	27,496,774	25,937,734
Treasury stock, 486,254 shares outstanding at March 31, 2015 and December 31, 2014	(160,099)	(160,099)
Accumulated deficit	(12,410,605)	(10,395,495)
Total Innovative Food Holdings, Inc. stockholders' equity	14,928,388	15,384,280
Noncontrolling interest in variable interest entity	(360)	1,184
Total stockholder's equity	14,928,028	15,385,464

Total liabilities and stockholders' equity	$31,059,373	$32,374,041

See notes to these unaudited condensed consolidated financial statements.

Innovative Food Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(UNAUDITED)

	For the Three	For the Three
	Months Ended	Months Ended
	March 31,	March 31,
	2015	2014

Revenue	$11,181,817	$5,553,466
Cost of goods sold	8,185,305	3,729,855
Gross margin	2,996,512	1,823,611

Selling, general and administrative expenses	4,881,396	1,368,111
Total operating expenses	4,881,396	1,368,111

Operating (loss) income	(1,884,884)	455,500

Other (income) expense:
Interest expense, net	131,770	286,794
Other (income)	-	(20,000)
Total other (income) expense	131,770	266,794

Net (loss) income before taxes	(2,016,654)	188,706

Income tax expense	-	-

Net (loss) income	$(2,016,654)	$188,706

Less net income attributable to noncontrolling interest in variable interest entities	(1,544)	-

Net (loss) income attributable to Innovative Food Holdings, Inc.	$(2,015,110)	$188,706

Net (loss) income per share - basic	$(0.099)	$0.025

Net (loss) income per share - diluted	$(0.099)	$0.014

Weighted average shares outstanding - basic	20,447,523	7,538,537

Weighted average shares outstanding - diluted	20,447,523	13,563,347

 See notes to these unaudited condensed consolidated financial statements.

Innovative Food Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)

	For The Three Months Ended	For The Three Months Ended
	March 31,	March 31,
	2015	2014

Cash flows from operating activities:
Net (loss) income	$(2,016,654)	$188,706

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	295,745	67,574
Stock based compensation	759,603	33,588
Amortization of discount on notes payable	99,157	260,035
Changes in assets and liabilities:
Accounts receivable, net	(61,151)	(70,545)
Deferred revenue	(15,517)	-
Inventory and other current assets, net	(156,405)	(85,213)
Accounts payable and accrued expenses - related party	(218,851)	(296,820)
Accounts payable and accrued expenses	389,485	133,701
Contingent liability	(26,250)	(39,045)
Net cash (used in) provided by operating activities	(950,838)	191,981

Cash flows from investing activities:

Investments in food related companies	-	(54,000)
Cash paid to re-acquire shares issued in acquisition of The Fresh Diet	(3,000,000)	-
Acquisition of property and equipment	(18,530)	-
Net cash provided by (used in) investing activities	(3,018,530)	(54,000)

Cash flows from financing activities:
Common stock sold for cash	4,288,596	-
Common stock sold for exercise of options and warrants	415,200	-
Purchase of treasury stock for cash	-	(60,000)
Borrowings on revolving credit facilities	954,120	-
Payments made on revolving credit facilities	(1,314,991)	-

Principal payments on debt	(215,133)	(183,370)
Principal payments capital leases	(59,459)	-
Net cash (used in) financing activities	4,068,333	(243,370)

Increase (decrease) in cash and cash equivalents	98,965	(105,389)

Cash and cash equivalents at beginning of period	3,112,526	2,073,605

Cash and cash equivalents at end of period	$3,211,491	$1,968,216

Supplemental disclosure of cash flow information:

Cash paid during the period for:
Interest	$22,045	$15,460

Taxes	$-	$-

 See notes to these unaudited condensed consolidated financial statements.

INNOVATIVE FOOD HOLDINGS, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2015
(Unaudited)

1. BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements of Innovative Food Holdings, Inc., and its wholly owned subsidiaries, some of which are non-operating, Artisan Specialty Foods, Inc. (“Artisan”), Food Innovations, Inc. (“Food Innovations” or “FII”), Food New Media Group, Inc. (“FNM”), Organic Food Brokers, Inc. (“OFB”), Gourmet Food Service Group, Inc. (“GFG”), Gourmet Foodservice Warehouse, Inc., Gourmeting, Inc.; The Fresh Diet, Inc. (“The Fresh Diet” or “FD”), The Haley Group, Inc. (“Haley”), 4 The Gourmet, Inc. (d/b/a For The Gourmet, Inc.), (“Gourmet” and collectively with IVFH and the other subsidiaries, the “Company” or “IVFH”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. All material intercompany transactions have been eliminated upon consolidation of these entities.

The accompanying unaudited interim condensed consolidated financial statements have been prepared by the Company, in accordance with generally accepted accounting principles pursuant to Regulation S-X of the Securities and Exchange Commission and with the instructions to Form 10-Q.  Certain information and footnote disclosures normally included in audited consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Accordingly, these interim financial statements should be read in conjunction with the Company’s audited financial statements and related notes as contained in Form 10-K for the year ended December 31, 2014. In the opinion of management, the interim unaudited condensed consolidated financial statements reflect all adjustments, including normal recurring adjustments, necessary for fair presentation of the interim periods presented. The results of the operations for the three months ended March 31, 2015 are not necessarily indicative of the results of operations to be expected for the full year. The results of The Fresh Diet have been included since its acquisition on August 15, 2014.

Consolidation of Variable Interest Entity

The Company consolidates the financial statements of a variable interest entity (“VIE”) in which it is the primary beneficiary. In determining whether the Company is the primary beneficiary of a variable interest entity, consideration is given to a number of factors, including the ability to direct the activities that most significantly affect the entity’s economic success as well as the Company’s exposure to absorb the losses and obligations of such entities. Late Night Express Courier Service, Inc., an independent company providing delivery services to The Fresh Diet customers, was determined to be a VIE that was required to be consolidated under Accounting Standards Codification (“ASC”) 810, Consolidation, as set forth by the Financial Accounting Standards Board (“FASB”) and accordingly, was included in the accompanying unaudited condensed consolidated financial statements as of and for the period ended March 31, 2015. All material inter-company transactions and balances of the Company’s wholly owned subsidiaries and VIE have been eliminated in consolidation.

2. NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Our business is currently conducted by our wholly-owned subsidiaries, Artisan, Food Innovations, FNM, OFB, GFG, Gourmet Foodservice Warehouse, Inc., Gourmeting, Inc., The Fresh Diet, Haley, and Gourmet.  Since its incorporation, the Company primarily through FII’s relationship with US Food, Inc. (“U.S. Foods” or “USF”), has been in the business of providing premium restaurants, within 24 – 72 hours, with the freshest origin-specific perishables, specialty food products, and healthcare products shipped directly from our network of vendors and from our warehouses. Our customers include restaurants, hotels, country clubs, national chain accounts, casinos, hospitals and catering houses.   Gourmet has been in the business of providing consumers with gourmet food products shipped directly from our network of vendors and from our warehouses within 24 – 72 hours. GFG is focused on expanding the Company’s program offerings to additional customers.  In our business model, we receive orders from our customers and then work closely with our suppliers and our warehouse facilities to have the orders fulfilled.  In order to maintain freshness and quality, we carefully select our suppliers based upon, among other factors, their quality, uniqueness, reliability and access to overnight courier services.

The Fresh Diet is the nationwide leader in freshly prepared health and wellness gourmet specialty meals, using the finest ingredients, delivered directly to consumers using The Fresh Diet® platform.  The Fresh Diet’s platform includes a company managed or owned preparation and logistics infrastructure, including a comprehensive company managed network of same day and next day last mile food delivery capabilities. Artisan is a supplier of over 1,500 niche gourmet products to over 500 customers in the Greater Chicago area.  Haley provides consulting services and other solutions to its clients in the food industry.  Haley is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the broadline foodservice industry and get products distributed via national broadline food distributors.  OFB is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the retail foodservice industry and provides emerging food brands distribution and shelf placement access in all of the major metro markets in the food retail industry.

Use of Estimates

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates include certain assumptions related to doubtful accounts receivable, stock-based services, valuation of financial instruments, and income taxes. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Accounts subject to estimate and judgements are accounts receivable reserves, income taxes, intangible assets, contingent liabilities, and equity based instruments. Actual results may differ from these estimates under different assumptions or conditions. We believe our estimates have not been materially inaccurate in past years, and our assumptions are not likely to change in the foreseeable future.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Innovative Food Holdings, Inc., and its wholly owned operating subsidiaries, Artisan, Food Innovations, FNM, OFB, GFG, Gourmet Foodservice Warehouse, Inc., Gourmeting, Inc., The Fresh Diet, Haley, and Gourmet.  All material intercompany transactions have been eliminated upon consolidation of these entities.

The Company consolidates the financial statements of a variable interest entity (“VIE”) in which it is the primary beneficiary. In determining whether the Company is the primary beneficiary of a variable interest entity, consideration is given to a number of factors, including the ability to direct the activities that most significantly affect the entity’s economic success as well as the Company’s exposure to absorb the losses and obligations of such entities. Late Night Express Courier Service, Inc., an independent company providing delivery services to The Fresh Diet customers, was determined to be a VIE that was required to be consolidated under Accounting Standards Codification (“ASC”) 810, Consolidation, as set forth by the Financial Accounting Standards Board (“FASB”) and accordingly, was included in the accompanying consolidated financial statements  for the year ended December 31, 2014.   All material inter-company transactions and balances of the Company’s wholly owned subsidiaries and VIE have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue upon product delivery. All of our products are shipped either same day or overnight or through longer  shipping terms to the customer and the customer takes title to product and assumes risk and ownership of the product when it is delivered. Shipping charges to customers and sales taxes collectible from customers, if any, are included in revenues.

For revenue from product sales, the Company recognizes revenue in accordance with Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 605-15-05. ASC 605-15-05 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and  determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Revenue from the sale of meals is recognized when the earnings process is complete, which is upon the delivery of the product to the Company’s customers. Meal programs are sold weekly, bi-weekly and monthly. Meal programs are non-returnable and non-refundable if not cancelled within 3 days of initial delivery. Refunds of cancelled meal plans are recorded at the time of cancellation.

Deferred revenue consists of cash received for meals that have not yet been delivered to the customer.

Cost of Goods Sold

We have included in cost of goods sold all costs which are directly related to the generation of revenue. These costs include primarily the cost of food and raw materials, plus kitchen expenses including payroll, contract labor, kitchen related depreciation, operating expenses, and rent; preparation, product conversion, packing and handling, shipping and delivery costs including delivery payroll.

Deferred Revenue

Deferred revenue consists of cash received for meals that have not yet been delivered to the customer.

Advertising Costs

The Company’s policy is to report advertising costs as expenses in the periods in which the costs are incurred. The total amounts charged to advertising expense were approximately $494,652 and $4,865,  respectively, for the three months ended March 31, 2015 and 2014.

Basic and Diluted Earnings Per Share

Basic net earnings per share is based on the weighted average number of shares outstanding during the period, while fully-diluted net earnings per share is based on the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the period using the treasury stock method. Potentially dilutive securities consist of options and warrants to purchase common stock, and convertible debt. Basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding during the period.

The Company uses the treasury stock method to calculate the impact of outstanding stock options and warrants. Stock options and warrants for which the exercise price exceeds the average market price over the period have an anti-dilutive effect on earnings per common share and, accordingly, are excluded from the calculation.

Dilutive shares at March 31, 2015:

At March 31, 2015, the Company had outstanding convertible notes payable in the aggregate principal amount of $758,065 with accrued interest of $659,252  convertible at the rate of $0.25 per share into an aggregate of 5,669,268  shares of common stock, and a convertible note payable in the amount of $200,000 convertible at the rate of $1.54 into 129,871 shares of common stock.

Also at March 31, 2015, the Company had outstanding warrants for holders to purchase the following additional shares: 2,828,405 shares at a price of $0.575 per share; 448,011  shares at a price of $0.55 per share; 94,783 shares at a price of $0.25 per share; and 700,000 shares at a price of $0.01 per share.

Also at March 31, 2015 , the Company has issued restricted stock units (“RSUs”) for the potential issuance of shares of the Company’s common stock for the purpose of aligning executives and employees of the Company and  for the purpose of compensation for serving as members of the Board of Directors of the Company and for the purposes of retaining qualified personnel at compensation levels that otherwise would not be available should the company have been required to pay certain salaries in cash only. Certain of the RSUs were issued to employees of The Fresh Diet (“Employee RSUs”) and certain RSUs were issued to the executive officers of the Company (“Executive RSUs”) and certain RSUs were issued to members of the board of directors of the Company (“Board RSUs”).  With respect to the Executive RSUs, effective November 17, 2014,  the Company’s executive officers were awarded RSUs which vest according the following schedule, provided the performance conditions are met: 322,466 RSU’s vest on January 1, 2015, 390,000 RSUs vest on  July 1, 2015 and 300,000 RSU’s vest on December 31, 2015; 75,000 RSU”s vest on May 1, 2016, 90,000 RSU’s vest on July 1, 2016 and 600,000 RSUs vest on December 31, 2016 and 890,000 RSUs vest on July 1, 2017 and 300,000 RSU’s vest solely upon the achievement of performance goals and the continued employment with the Company.

On August 7, 2014, the Company’s Board of Directors approved the amendment of the employment agreements, effective as of August 13, 2014, of each of the Company’s President and CEO, providing for (i) an award to the President of 75,000 RSUs which vest on January 1, 2015 and 75,000 RSUs which vest on May 1, 2016; and (ii) an award to the CEO of 125,000 RSUs which vest if the 30 day average closing price of the Company’s common stock is $2.00 or above and there is a 50,000 average daily volume or if there is a 50,000 average daily volume for 14 straight  trading days; and (iii) an award to the CEO of 175,000 RSUs which vest if the 30 day average closing price of the Company’s common stock is $3.00 or above and there is a 50,000 average daily volume for 14 straight trading days.

The Employee RSUs issued to certain nonexecutive employees of the Company were issued either partially in lieu of salary, future bonuses or a combination of both bonus and salary. The Employee RSUs vest according to the following schedule: On July 1, 2015 600,000 will vest and on December 31, 2015 an additional 600,000 shares will vest. On December 31, 2016 an additional 1.2 million shares will vest and an additional 1.6 million shares will vest on July 1, 2017. Vesting is contingent on being an employee of the Company at the time of vesting. In addition, there are restrictions on the sale of such vested stock including aggregate volume restrictions and no Employee RSU shares can be sold below $2.50 per share. In addition, up to an additional 25,000 shares will vest on a monthly basis. Vesting is contingent on employment by the Company at the time of vesting, and the Company stock price closing above $2.50 per share for 20 straight days. In addition, there are restrictions on the sale of such vested stock including aggregate volume restrictions and no shares can be sold below $2.50 per share

The Company estimated that the stock-price goals of the Company’s stock price closing above $2.50 per share for 20 straight days have a 90% likelihood of achievement, and these RSUs were valued at 90% of their face value. The Company estimated that the revenue targets had a 100% likelihood of achievement, and these RSUs were valued at 100% of their face value.  We recognized stock-based compensation expense of in a straight-line manner over the vesting period of the RSUs. This resulted in stock-based compensation expense of $690,397 related to recognition of RSUs during the three months ended March 31, 2015.

Fully-diluted earnings per share was the same as basic earnings per share for the three months ended March 31, 2015 because the effect of the exercise of above instruments would be anti-dilutive.

Dilutive shares at March 31, 2014:

At March 31, 2014, the Company had outstanding convertible notes payable in the aggregate principal amount of $855,967 with accrued interest of $684,147 convertible at the rate of $0.25 per share into an aggregate of 6,160,456 shares of common stock.

Also at March 31, 2014, the Company had outstanding warrants for holders to purchase the following additional shares: 2,828,406 shares at a price of $0.575 per share; 1,507,101 shares at a price of $0.55 per share; 764,783 shares at a price of $0.25 per share; and 700,000 shares at a price of $0.01 per share.

Also at March 31, 2014, the Company had outstanding options for holders to purchase the following additional shares: 310,000 shares at a price of $1.60 per share; 75,000 shares at a price of $1.31 per share; 225,000 shares at a price of $0.57 per share; 132,500 shares at a price of $0.48 per share; 132,500 shares at a price of $0.474 per share; 132,500 shares at a price of $0.45 per share; 275,000 shares at a price of $0.40 per share; 132,500 shares at a price of $0.38 per share; and 1,240,000 shares at a price of $0.35 per share.

Diluted earnings per share was computed as follows for the three months ended March 31, 2014:

	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic earnings per share	$188,706	7,538,537	$0.025
Effect of Dilutive Securities:
Exercise of in-the-money warrants		4,001,351
Exercise of in-the-money options		1,699,997
Shares accrued, not yet issued		323,462

Diluted earnings per share	$188,706	13,563,347	$0.014

Significant Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” (“this Update”) as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The Board received feedback that having different balance sheet presentation requirements for debt issuance costs and debt discount and premium creates unnecessary complexity. Recognizing debt issuance costs as a deferred charge (that is, an asset) also is different from the guidance in International Financial Reporting Standards (IFRS), which requires that transaction costs be deducted from the carrying value of the financial liability and not recorded as separate assets. Additionally, the requirement to recognize debt issuance costs as deferred charges conflicts with the guidance in FASB Concepts Statement No. 6, Elements of Financial Statements, which states that debt issuance costs are similar to debt discounts and in effect reduce the proceeds of borrowing, thereby increasing the effective interest rate. Concepts Statement 6 further states that debt issuance costs cannot be an asset because they provide no future economic benefit. To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. The Company is currently evaluating the effects of adopting this ASU, if it is deemed to be applicable.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed consolidated financial statements.

3.  ACQUISITIONS

The Fresh Diet

The Fresh Diet Merger on August 15, 2014 was accounted for as an acquisition of an ongoing business in accordance with ASC Topic 805 - Business Combinations (“ASC 805”), where the Company was treated as the acquirer and the acquired assets and assumed liabilities were recorded by the Company at their preliminary estimated fair values. The total purchase price of the assets acquired and assumed liabilities included; cash, inventory, accounts receivable, fixed assets, deposits and trade names and, accounts payable and notes payable.

The acquisition date estimated fair value of the consideration transferred totaled $12,645,912, which consisted of the following:

Cash	$3,000,000
Common Stock – 6,889,937 shares	9,645,912
Total purchase price	$12,645,912

Tangible assets acquired	$2,567,223
Liabilities assumed	11,035,724
Net tangible assets	(8,468,501)
Customer relationships	2,700,000
Tradenames	1,800,000
Goodwill	16,614,413
Total purchase price	$12,645,912

The above estimated fair value of the intangible assets is based on a preliminary purchase price allocation prepared by management with the assistance of a third party valuation expert.  As a result, during the preliminary purchase price allocation period, which may be up to one year from the business combination date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill.  After the preliminary purchase price allocation period, we record adjustments to assets acquired or liabilities assumed subsequent to the purchase price allocation period in our operating results in the period in which the adjustments were determined.

During the three months ended March 31, 2015, the Company paid the amount of $3,000,000 in cash to certain former shareholders of The Fresh Diet, and cancelled 3,110,063 shares of common stock with a value of $4,354,088; these shares were originally intended to be issued  in the acquisition of The Fresh Diet. This resulted in a decrease in the value of The Fresh Diet acquisition in the net amount of $1,354,088; this amount was credited to goodwill during the three months ended March 31, 2015; see Note 8.

Pro forma results

The following table sets forth the unaudited pro forma results of the Company as if the acquisition of FD had taken place on the first day of the March 31, 2014 three months period presented.  These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined.

Three months ended March 31,
2014
Total revenues	$11,679,255
Net (loss) income attributable to Innovative Food Holdings, Inc.	240,650
Basic net (loss) income per common share	$0.017
Diluted net (loss) income per common share	$(0.012)
Weighted average shares - basic	14,428,474
Weighted average shares - diluted	20,453,284

Organic Food Brokers

Pursuant to a purchase agreement, effective June 30, 2014, the Company purchased 100% of the membership interest of Organic Food Brokers, LLC, a Colorado limited liability company.  OFB is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the retail foodservice industry and provides emerging food brands distribution and shelf placement access in the major metro markets in the food retail industry.

The purchase price consisted of (i) One Hundred Thousand ($100,000) Dollars in cash, (ii) a Convertible Promissory Note in the face amount of Two Hundred Thousand ($200,000) Dollars, and (iii) stock options issued by the Company to acquire one hundred thousand (100,000) shares of its common stock over the four year period following the closing date at an exercise price per share of $1.46. The Note is secured by the Company’s grant of a second priority secured interest in the assets of OFB.  In addition, the company is contingently liable for certain performance-based payments over the twenty-four months following the acquisition date. The Company believes it is likely that these payments will be made, and accordingly has recorded the entire amount of $225,000 as a contingent liability on its balance sheet at acquisition. During the three months ended March 31, 2015, payments in the aggregate amount of $26,250  have been made under this contingent liability; at March 31, 2015, the balance of the contingent liability was  $146,250.  The entire cost of the acquisition was $596,349, which was allocated to customer list, an intangible asset with a useful life of 60 months. $29,817 of this amount was amortized during the three months ended March 31, 2015.

4. ACCOUNTS RECEIVABLE

At March 31, 2015 and December 31, 2014, accounts receivable consists of:

	March 31, 2015	December 31, 2014
Accounts receivable from customers	$1,339,785	$1,272,470
Allowance for doubtful accounts	(35,662)	(29,500)
Accounts receivable, net	$1,304,123	$1,242,970

5. INVENTORY

Inventory consists primarily of specialty food products and operating materials and supplies, principally food trays and bags that are used to package and deliver meals to customers.  At March 31, 2015 and December 31, 2014, inventory consisted of the following:

	March 31, 2015	December 31, 2014
Specialty food products	$933,969	$1,034,786
Operating materials and supplies	238,513	160,541
Total	$1,172,482	$1,195,327

6. PROPERTY AND EQUIPMENT

The Company owns a building and property located at 28411 Race Track Road, Bonita Springs, Florida 34135 and with respect thereto has entered into each of a Loan Agreement, Mortgage, Security Agreement and Note with Fifth Third Bank, each with an effective date of February 26, 2013.  The property consists of approximately 1.1 acres of land and approximately 10,000 square feet of combined office and warehouse space, and was purchased as part of a bank short sale.  The Company moved its operations to these premises on July 15, 2013. The purchase price of the property was $792,758 and was financed in part by a five year mortgage in the amount of $546,000 carrying an annual interest rate of 3% above LIBOR Rate, as such term is defined in the Note.

A summary of property and equipment at March 31, 2015 and December 31, 2014, was as follows:

	March 31, 2015	December 31, 2014
Land	$177,383	$177,383
Building	619,955	619,955
Computer and Office Equipment	506,076	502,277
Warehouse Equipment	7,733	7,733
Furniture, Fixtures, and Leasehold Improvements	373,360	373,360
Kitchen Equipment	444,582	429,850
Vehicles	503,309	503,309
Total before accumulated depreciation	2,632,398	2,613,867
Less: accumulated depreciation	(776,779)	(691,823)
Total	$1,855,619	$1,922,044

Depreciation and amortization expense for property and equipment amounted to $84,956 and $21,604 for the three months ended March 31, 2015 and 2014, respectively.

7. INVESTMENTS

The Company has made investments in certain early stage food related companies which can benefit from various synergies within the Company’s various operating businesses.  As of March 31, 2015 and December 31, 2014, the Company had made investments in three such companies in the aggregate amount of $204,000, and are carried at cost. The Company does not have significant influence over the operations of the investment companies.

8.   INTANGIBLE ASSETS

The Company acquired certain intangible assets pursuant to the acquisition of The Fresh Diet, Artisan and OFB, and the acquisition of certain assets of The Haley Group, LLC (see note 3). The following is the net book value of these assets:

	March 31, 2015
		Accumulated
	Gross	Amortization	Net
Trade Name	$2,121,271	$-	$2,121,271
Non-Compete Agreement	244,000	(167,750)	76,250
Customer Relationships	3,830,994	(748,256)	3,082,738
Goodwill	16,765,413	-	16,765,413
Total	$22,961,678	$(916,006)	$22,045,672

	December 31, 2014
		Accumulated
	Gross	Amortization	Net
Trade Name	$2,121,271	$-	$2,121,271
Non-Compete Agreement	244,000	(152,500)	91,500
Customer Relationships	3,830,994	(552,717)	3,278,277
Goodwill	18,119,501	-	18,119,501
Total	$24,315,766	$(705,217)	$23,610,549

Total amortization expense charged to operations for the three months ended March 31, 2015 and 2014 was $210,789 and $45,970, respectively.

The trade names are not considered finite-lived assets, and are not being amortized.  The non-compete agreements are being amortized over a period of 48 months.  The customer relationships acquired in the Artisan, Haley, OFB and The Fresh Diet transactions are being amortized over periods of 60, 36, 60 and 60 months, respectively.

During the three months ended March 31, 2015, the Company paid the amount of $3,000,000 in cash to certain former shareholders of The Fresh Diet, and cancelled 3,110,063 shares of common stock with a value of $4,354,088; these shares were originally intended to be issued  in the acquisition of The Fresh Diet. This resulted in a decrease in the value of The Fresh Diet acquisition in the net amount of $1,354,088; this amount was credited to goodwill during the three months ended March 31, 2015,

As detailed in ASC 350, the Company tests for goodwill impairment in the fourth quarter of each year and whenever events or changes in circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable.  As detailed in ASC 350-20-35-3A, in performing its testing for goodwill impairment, management has completed a qualitative analysis to determine whether it was more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. To complete this review, management followed the steps in ASC 350-20-35-3C to evaluate the fair value of goodwill and considered all known events and circumstances that might trigger an impairment of goodwill. The analysis completed in 2014  determined that there was no impairment to goodwill assets.

 9.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at March 31, 2015 and December 31, 2014 are as follows:

	March 31, 2015	December 31, 2014
Trade payables	$4,048,316	$3,853,374
Accrued payroll and commissions	434,304	243,326
Total accounts payable and accrued liabilities - non-related parties	$4,482,620	$4,096,700

At March 31, 2015 and December 31, 2014, accrued liabilities to related parties of consisted of accrued payroll, accrued bonus, and payroll related benefits.

10. ACCRUED INTEREST

Accrued interest on the Company’s convertible notes payable is convertible at the option of the note holders into the Company’s common stock a price of $0.25 per share.  At March 31, 2015, convertible accrued interest was $660,752 (including $54,150 to a related party), of which $659,252 is convertible into 2,637,008 shares of common stock.  An additional $31,795 of accrued interest is not convertible into common stock. During the three months ended March 31, 2015, the Company paid cash for interest in the aggregate amount of $22,045.

At December 31, 2014, convertible accrued interest was $681,979 (including $54,150 to a related party), of which $656,184 is convertible into 2,623,724 shares of common stock.  An additional $1,000 of accrued interest is not convertible into common stock. During the twelve months ended December 31, 2014, the Company paid cash for interest in the aggregate amount of $47,820, and converted an additional $90,984 of accrued interest into an aggregate of 363,936 shares of common stock.

11. REVOLVING CREDIT FACILITIES

	March 31, 2015	December 31, 2014
Business loan of $500,000 from a credit card merchant, with a loan fee of 0.5% and repayment rate of 100% of the sum of charge volume during the loan period, maturing no later than April 19, 2015, renewable annually unless terminated, and secured by the assets of The Fresh Diet. During the three months ended March 31, 2015, net payments of principal in the amount of $125,159 were made on this loan.	$-	$125,159

Business loan of $1,000,000 from a credit card merchant, with a loan fee of 20% and repayment rate of 12% of the sum of charge volume until all amounts have been paid, and guaranteed by certain shareholders of the Company who were former shareholders of FD. During the three months ended March 31, 2015, net payments of principal in the amount of $235,712 were made on this loan.	-	235,712

Total	$-	$360,871

12.  NOTES PAYABLE AND NOTES PAYABLE TO RELATED PARTIES

	March 31, 2015	December 31, 2014
Secured mortgage note payable for the acquisition of land and building in Bonita Springs, Florida in the amount of $546,000. Principal payments of $4,550 and interest at the rate of Libor plus 3% are due monthly. The balance of the principal amount will be due March 2018. During the three months ended March 31, 2015, the Company made payments of principal and interest in the amounts of $13,650 and $3,536, respectively.	$432,250	$445,900

Term loan from Fifth Third Bank in the original amount of $1,000,000; $660,439 of this amount was used to pay a note payable; $339,561 was used for working capital. This loan is secured by first priority perfected security interest in all personal property of the Company, bears interest at the rate of Libor plus 4.75%, with monthly principal payments of $55,556 plus accrued interest. The note is due May 26, 2015. During the three months ended March 31, 2015, the Company made payments of principal and interest in the amounts of $166,667 and $2,801, respectively.	111,111	277,778

A total of 18 convertible notes payable (the “Convertible Notes Payable”). Certain of the Convertible Notes Payable contain cross default provisions, and are secured by subordinated interest in a majority of the Company’s assets. The Convertible Notes Payable bear interest at the rate of 1.9% per annum; principal and accrued interest are convertible into common stock of the Company at a conversion price of $0.25 per share; however, the interest may be paid in cash by the Company and certain limited amounts of principle may also be prepaid in cash. Effective May 13, 2014, the due date of these notes was extended from May 15, 2014 to December 31, 2015, and in March 2015 the notes were further extended to January 1, 2016. A discount to the notes in the aggregate amount of $732,565 was recorded to recognize the value of the beneficial conversion feature embedded in the extension of the term of the notes. During the three months ended March 31, 2015, $99,157 of this discount was charged to operations. During the three months ended March 31, 2015, the Company accrued interest in the amount of $3,068 on these notes.
	647,565	647,565

Secured vehicle leases payable at an effective interest rate of 9.96% for purchase of truck, payable in monthly installments (including principal and interest) of $614 through January 2015. During the three months ended March 31, 2015, the Company made payments in the aggregate amount of $614 on this lease, consisting of $609 of principal and $5 of interest. The lease was paid on full in January, 2015.	-	609

Twenty-nine convertible notes payable in the amount of $4,500 each to Sam Klepfish, the Company’s CEO and a related party, dated the first of the month beginning on November 1, 2006, issued pursuant to the Company’s then employment agreement with Mr. Klepfish, which provided that the amount of $4,500 in salary is accrued each month to a note payable. These notes are unsecured and may not be prepaid without Mr. Klepfish’s consent. These notes bear interest at the rate of 8% per annum and have no due date. As of July 1, 2014, the notes bear an interest rate of 1.9% and as of November 17, 2014 the interest rate was reduced to 0%. These notes and accrued interest are convertible into common stock of the Company at a conversion price of $0.25 per share. During the three months ended March 31, 2015, the Company accrued interest in the amount of $0 on these notes.
	110,500	110,500

Promissory note in the amount of $200,000 bearing interest at the rate of 1% per annum. Principal in the amount of $100,000 is due June 30, 2015; principal in the amount of $100,000 is due June 30, 2016. The note is convertible into shares of the Company’s common stock at the conversion price of $1.54 per share. During the three months ended March 31, 2015, the Company accrued interest in the amount of $500 on this note.	200,000	200,000

	March 31, 2015	December 31, 2014
Four notes payable to shareholders in the aggregate amount of $1,500,000. These notes are unsecured, currently bear no interest, and mature on August 15, 2017. In the event the notes are not paid when due, amounts not paid under the notes shall bear interest at a rate of 21% per annum until paid in full.	$1,500,000	$1,500,000

Two notes payable to shareholders in the aggregate amount of $699,970. These notes are unsecured, and bear interest at the rate of 4% per annum. These notes are due on August 17, 2017. In the event the notes are not paid when due, amounts not paid under the notes shall bear interest at a rate of 21% per annum until paid in full. During the three months ended March 31, 2015, the Company accrued interest in the amount of $7,000 on these notes.	699,970	699,970

Note payable in monthly installments, including interest at the rate of 2% over prime (5.25% as of March 31, 2015), due October 1, 2019, and secured by all assets of The Fresh Diet, the life insurance policies maintained on two of the shareholders of the Company, and personally guaranteed by these shareholders. During the three months ended March 31, 2015, principal payments in the aggregate amount of $5,582 were made on this note, and interest expense in the amount of $1,581 was recorded.	118,344	123,926

The Company has a $75,000 line of credit which bears monthly interest at the variable interest rate of 2% over prime rate. The line of credit is overdue. The line of credit is secured by all corporate assets of The Fresh Diet and by a condominium owned by one of the former shareholders of The Fresh Diet. During the three months ended March 31, 2015, interest in the amount of $984 was recorded on this line of credit.	75,000	75,000

Note payable in monthly installments, including interest at the rate of 1.75% over prime adjusted quarterly (5% as of March 31, 2015), due on December 20, 2017, and secured by all assets of The Fresh Diet and personally guaranteed by the spouse of one of its officers. During the three months ended March 31, 2015, principal payments in the aggregate amount of $23,926 were made on this note, and interest expense in the amount of $3,806 was recorded.	292,411	316,337

Note payable issued for acquisition of Diet at Your Doorstep's customer lists due on May 1, 2015, and with quarterly payments in the form of 10% of revenue attributed to sales to customers who transition to The Fresh Diet's meal plans. Total payments are capped at $40,000. During the three months ended March 31, 2015, payments in the amount of $0 were made on this loan.	17,935	17,935

Unsecured note payable for purchase of website domain bearing 0% interest rate and due on November 20, 2017, with monthly payments of $1,065. During the three months ended March 31, 2015, principal payments in the amount of $3,195 were made on this loan.	25,550	28,745

Capital lease obligations under a master lease agreement for vehicles payable in monthly installments, including interest rate ranging from 2.32% to 7.5%, due on various dates through December 1, 2015, and collateralized by the vehicles. During the three months ended March 31, 2015, principal payments in the aggregate amount of $59,458 were made on these capital leases, and interest expense in the amount of $4,709 was recorded.	166,939	226,397

Secured vehicle lease payable at an effective interest rate of 8.26% for purchase of a truck payable in monthly installments (including principal and interest) of $519 through June 2015. During the three months ended March 31, 2015, the Company made payments in the aggregate amount of $1,558 on this lease, consisting of $1,505 of principal and $52 of interest.	1,537	3,042

Total	$4,399,112	$4,673,704

Less: Discount	(297,521)	(396,678)

Net	$4,101,591	$4,277,026

	March 31, 2015	December 31, 2014
Current maturities, net of discount	$1,369,060	$825,311
Long-term portion, net of discount	2,732,531	3,451,715
Total	$4,101,591	$4,277,026

	For the Three Months Ended March 31,
	2015	2014
Discount on Notes Payable amortized to interest expense:	$99,157	$260,035

At March 31, 2015 and December 31, 2014, the Company had unamortized discounts to notes payable in the aggregate amount of $297,521  and $396,678, respectively.

Beneficial Conversion Features

The Company calculates the fair value of any beneficial conversion features embedded in its convertible notes via the Black-Scholes valuation method. The Company also calculates the fair value of any detachable warrants offered with its convertible notes via the Black-Scholes valuation method.  The instruments were considered discounts to the notes, to the extent the aggregate value of the warrants and conversion features did not exceed the face value of the notes. These discounts were amortized to interest expense via the effective interest method over the term of the notes.  The Company did not issue any debt with beneficial conversion features during the three months ended March 31, 2015 or March 31, 2014.

13.  RELATED PARTY TRANSACTIONS

For the three months ended March 31, 2015:

During the three months ended March 31, 2015, the Company extended the expiration date to December 31, 2015 of certain options to purchase a total of 277,500 shares of the Company’s common stock which were held by board members and key employees.  The Company valued the options at the extended due dates using the Black-Scholes valuation model, and charged the amount of $146 to operations during the period ended March 31, 2015. (See note 15).

At March 31, 2015, the Company has loans receivable outstanding in the aggregate amount of $426,342 from four individuals who were previously owners of The Fresh Diet. The Company also has a loan receivable in the amount of $34,899 from a previously related entity.

For the three months ended March 31, 2014:

The Company purchased 85,950 shares of its common stock from Michael Ferrone, an individual owning greater than 5% of the outstanding shares of the Company. The purchase price was $60,000 or $0.698 per share. These shares were returned to the Company treasury.

14.  COMMITMENT AND CONTINGENT LIABILITIES

Pursuant to the OFB acquisition, the Company is contingently liable for certain performance-based payments over the twenty-four months following the acquisition date. The Company believes it is likely that these payments will be made, and accordingly recorded the entire amount of $225,000 as a contingent liability on its balance sheet at acquisition. During the three months ended March 31, 2015, payments in the aggregate amount of $26,250 have been made under this contingent liability; at March 31, 2015, the balance of the contingent liability is $146,250 related to the OFB acquisition.

The Company has recorded a contingent liability of $400,000 representing the estimated potential amounts payable pursuant to certain litigation discussed below.

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On June 1, 2012, nine persons, on behalf of themselves and others similarly situated, filed a Collective and Class Action Complaint in the New York Federal District Court, Southern District, against Late Night Express Courier Services, Inc. (FL) (“LNE”) and The Fresh Diet Inc. (“The Fresh Diet”) and certain individuals entitled Hernandez, et al. v. The Fresh Diet Inc., et al., Case No. 12 CV 4339.  On or about October 26, 2012, Plaintiffs filed an Amended Complaint (“Complaint”) adding additional individual Defendants.  The Complaint seeks to recover alleged unpaid overtime wages on behalf of drivers for LNE who delivered meals to The Fresh Diet customers in the tri-state area.  In an opinion dated September 29, 2014 (“Opinion”), the District Court Judge denied the Plaintiffs’ motion for Summary Judgment which sought a holding that all the Plaintiffs were employees of Defendants, as was Defendants’ cross-motion for Summary Judgment seeking a holding that Plaintiffs were independent contractors, the Court finding that there were questions of fact that could not be resolved on motions.  In addition, the Plaintiffs’ motion to certify a class of 109 drivers was denied.  In the same Opinion, Defendants’ motion to decertify the case from 29 potential opt-in Plaintiffs down to the 9 named Plaintiffs was granted, and the possible claims of the remaining 20 were dismissed without prejudice.   On or about February 24, 2015, a second action was filed in the New York Federal District Court, Southern District, on behalf of 6 (of the 20) additional driver-Plaintiffs entitled Hernandez, et al. v. The Fresh Diet Inc., et al. 15 CV 1338, containing essentially the same allegations, and adding the Company as a party defendant because of its acquisition of The Fresh Diet.  In addition, two of the Plaintiffs from the Complaint also joined the second lawsuit asserting claims for retaliation.  The two cases were assigned to the same Federal Judge (since they are related), but were not consolidated for discovery or trial.  Prior to the second action and on January 21, 2015, the parties appeared before Federal Magistrate Judge Cott for mediation.  The Magistrate Judge did not succeed in settling the case.  On March 17, 2015, the Federal Judge stayed both cases, and referred both of them to the Court’s mediation program for further mediation within 60 days.  The Company believes that mediation may lead to a global settlement with all existing Plaintiffs.  With respect to the second instituted litigation, inasmuch as the litigation is in its early phase and discovery has not commenced it is too speculative to predict an outcome.  However, we believe we will have available to us many of the same defenses as in the first litigation and therefore do not believe that our exposure, if any at all, will likely exceed the amount of the first litigation, even if additional persons file claims.  Accordingly, given the uncertainty of both of these cases and given the additional Plaintiffs in the second action, the Company has recorded a contingent liability of $400,000 representing the estimated potential amounts payable in the litigations, even though it is possible that the amount of liability or settlement may actually be less than the reserved amount.

On September 3, 2014 the Company’s subsidiary was served a complaint by Monolith Ventures, Ltd., in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Monolith Complaint”). The Monolith Complaint, which was brought by a shareholder of less than 24% of the outstanding shares of The Fresh Diet sought to attack the registrant’s then recently concluded acquisition of The Fresh Diet which was approved by a majority of The Fresh Diet shareholders.  The action has been settled and the lawsuit discontinued with the exchange of general releases. On March 6, 2015 we completed the settlement of this action by purchasing plaintiff’s shares of the Company for an aggregate price of $3 million (equal to a below market price of $0.9646 per share) and the lawsuit was discontinued with the exchange of general releases.

15. EQUITY

Common Stock

At March 31, 2015 and December 31, 2014, a total of 700,663 shares are deemed issued but not outstanding by the Company.

Three months ended March 31, 2015:

The Company sold 3,178,420 shares of common stock at a price of $0.9646 per share and an additional 943,829 shares at a price of $1.30 per share  in a private placement for net cash proceeds of $4,288,596.

The Company paid $3,000,000 cash  for the purpose of acquiring, in a block sale, the shares of Monolith Ventures Ltd, a former shareholder of The Fresh Diet, who agreed to sell its position of 3,110,063 shares at a price of $0.9646 per share. The Company cancelled these 3,110,063 shares during the three months ended March 31, 2015.

The Company issued 727,272 shares of common stock pursuant to the exercise of warrants for cash of $400,000.

The Company issued 40,000 shares of common stock pursuant to the exercise of stock options for cash of $15,200.

Three months ended March 31, 2014:

The Company issued 360,354 shares of common stock for the conversion of principal in the amount of $42,681 and accrued interest in the amount of $47,408 for a total conversion value of $90,089.

The Company issued 16,203 shares of common stock for the cashless exercise of warrants.

The Company purchased 85,950 shares of the Company’s outstanding common stock.  The purchase price was $60,000 and the Company recorded the transaction at cost to Treasury Stock.  In addition, the Company has an additional 400,304 shares of common stock which are held in treasury stock at a cost of $100,099.

Warrants

The following table summarizes the significant terms of warrants outstanding at March 31, 2015. These warrants may be settled in cash and, unless the underlying shares are registered, via cashless conversion, into shares of the Company’s common stock at the request of the warrant holder. These warrants were granted as part of a financing agreement:

		Weighted	Weighted		Weighted
		average	average		average
Range of	Number of	remaining	exercise		exercise
exercise	warrants	contractual	price of	Number of	price of
Prices	Outstanding	life (years)	outstanding Warrants	warrants Exercisable	exercisable Warrants
$0.010	700,000	5.13	$0.010	700,000	$0.010

$0.250	94,783	0.84	$0.250	94,783	$0.250

$0.550	448,011	1.84	$0.550	448,011	$0.550

$0.575	2,828,405	1.84	$0.575	2,828,405	$0.575
	4,071,199	2.39	$0.468	4,071,199	$0.468

Transactions involving warrants are summarized as follows:

	Number of	Weighted Average
	Warrants	Exercise Price
Warrants outstanding at December 31, 2014	4,798,469	$0.480

Granted	-	-
Exercised	(727,270)	0.550
Cancelled / Expired	-	-

Warrants outstanding at March 31, 2015	4,071,199	$0.468

During the three months ended March 31, 2015, warrants to purchase a total of 727,270 shares of common stock at a price of $0.55 were exercised for a total of $400,000.  There were no warrants issued during the period.

Options

The following table summarizes the changes outstanding and the related prices for the options to purchase shares of the Company’s common stock issued by the Company:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	Remaining	price of	Number of	price of
exercise	options	contractual	outstanding	options	exercisable
Prices	Outstanding	life (years)	Options	Exercisable	Options
$0.350	1,200,000	2.43	$0.350	1,200,000	$0.350

$0.380	92,500	0.75	$0.380	92,500	$0.380

$0.400	275,000	1.76	$0.400	150,000	$0.400

$0.450	132,500	0.60	$0.450	132,500	$0.450

$0.474	132,500	0.68	$0.474	132,500	$0.474

$0.480	132,500	0.75	$0.480	132,500	$0.480

$0.570	225,000	2.76	$0.570	225,000	$0.570

$1.310	75,000	3.43	$1.310	12,500	$1.310

$1.440	15,000	1.59	$1.440	15,000	$1.440

$1.460	100,000	3.25	$1.460	100,000	$1.460

$1.600	310,000	2.76	$1.600	310,000	$1.600

$1.900	15,000	2.59	$1.900	15,000	$1.900

$2.000	500,000	1.92	$2.000	500,000	$2.000
	3,205,000	2.13	$0.833	3,017,500	$0.841

Transactions involving stock options are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2014	3,245,000	$0.822

Granted	-	$-
Exercised	(40,000)	0.350
Cancelled / Expired	-	$-

Options outstanding at March 31, 2015	3,205,000	$0.833

Aggregate intrinsic value of options outstanding and exercisable at March 31, 2015 and 2014 was $2,450,745 and $2,377,370, respectively.  Aggregate intrinsic value represents the difference between the Company's closing stock price on the last trading day of the fiscal period, which was $1.58 and $1.70 as of March 31, 2015 and 2014, respectively, and the exercise price multiplied by the number of options outstanding.

During the three months ended March 31, 2015, the Company extended the expiration date of certain options to purchase a total of 277,500 shares of the Company’s common stock which were held by board members and key employees. The expiration dates of options to purchase 92,500 shares of common stock at a price of $0.38 per share were extended from March 31, 2015 to December 31, 2015; the expiration dates of options to purchase 92,500 shares of common stock at a price of $0.45 per share were extended from June 30, 2015 to December 31, 2015; and the expiration dates of options to purchase 92,500 shares of common stock at a price of $0.474 per share were extended from September 30, 2015 to December 31, 2015.  The Company valued the options at the extended due dates using the Black-Scholes valuation model, and charged the amount of $146 to  operations during the period ended March 31, 2015.

During the three months ended March 31, 2015 and 2014, the Company charged a total of $69,206 and $8,713, respectively, to operations related to recognized stock-based compensation expense for employee stock options.

Accounting for warrants and stock options

The Company valued warrants and options using the Black-Scholes valuation model utilizing the following variables:

	March 31,	March 31,
	2015	2014
Volatility	49.18%	189.28%
Dividends	$-	$-
Risk-free interest rates	0.14%	0.37%
Term (years)	0.17 – .92	4.00

Restricted Stock Units (“RSUs”)

Company has issued restricted stock units (“RSUs”) for the potential issuance of shares of the Company’s common stock for the purpose of aligning executives and employees of the Company and  for the purpose of compensation for serving as members of the Board of Directors of the Company and for the purposes of retaining qualified personnel at compensation levels that otherwise would not be available should the company have been required to pay certain salaries in cash only. Certain of the RSUs were issued to employees of The Fresh Diet (“Employee RSUs”) and certain RSUs were issued to the executive officers of the Company (“Executive RSUs”) and certain RSUs were issued to members of the board of directors of the Company (“Board RSUs”). With respect to the Executive RSUs, effective November 17, 2014,  the Company’s executive officers were awarded RSUs which vest according the following schedule, provided the performance conditions are met: 322,466 RSU’s vest on January 1, 2015, 390,000 RSUs vest on  July 1, 2015 and 300,000 RSU’s vest on December 31, 2015; 75,000 RSU”s vest on May 1, 2016, 90,000 RSU’s vest on July 1, 2016 and 600,000 RSUs vest on December 31, 2016 and 890,000 RSUs vest on July 1, 2017 and 300,000 RSU’s vest solely upon the achievement of performance goals and the continued employment with the Company.

On August 7, 2014, the Company’s Board of Directors approved the amendment of the employment agreements, effective as of August 13, 2014, of each of the Company’s President and CEO, providing for (i) an award to the President of 75,000 RSUs which vested on January 1, 2015 and 75,000 RSUs which vest on May 1, 2016; and (ii) an award to the CEO of 125,000 RSUs which vest if the 30 day average closing price of the Company’s common stock is $2.00 or above and there is a 50,000 average daily volume or if there is a 50,000 average daily volume for 14 straight  trading days; and (iii) an award to the CEO of 175,000 RSUs which vest if the 30 day average closing price of the Company’s common stock is $3.00 or above and there is a 50,000 average daily volume for 14 straight trading days.

The Employee RSUs issued to certain nonexecutive employees of the Company were issued either partially in lieu of salary, future bonuses or a combination of both bonus and salary. The Employee RSUs vest according to the following schedule: On July 1, 2015 600,000 shares will vest and on December 31, 2015 an additional 600,000 shares will vest. On December 31 2016 an additional 1.2 million shares will vest and an additional 1.6 million shares will vest on July 1, 2017. Vesting is contingent on being an employee of the Company at the time of vesting. In addition, there are restrictions on the sale of such vested stock including aggregate volume restrictions and no Employee RSU shares can be sold below $2.50 per share. In addition, up to an additional 25,000 shares will vest on a monthly basis. Vesting is contingent on continued employment at the time of vesting and the Company stock price closing above $2.50 per share for 20 straight days. In addition there are restrictions on the sale of such vested stock including aggregate volume restrictions and no shares can be sold below $2.50 per share

The Company estimated that the stock-price goals of the Company’s stock price closing above $2.50 per share for 20 straight days have a 90% likelihood of achievement, and these RSUs were valued at 90% of their face value. The Company estimated that the revenue targets had a 100% likelihood of achievement, and these RSUs were valued at 100% of their face value.  We recognized stock-based compensation expense of in a straight-line manner over the vesting period of the RSUs. This resulted in stock-based compensation expense of $690,397 related to recognition of RSUs during the three months ended March 31, 2015.

16. NONCONTROLLING INTEREST

The carrying value and ending balance of the noncontrolling interest at March 31, 2015 was calculated as follows:

Balance of noncontrolling interest at December 31, 2014	$1,184
Loss attributable to noncontrolling interest for the three months ended March 31, 2015	(1,544)
Ending balance of noncontrolling interest at March 31, 2015	$(360)

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Innovative Food Holdings, Inc.
Naples, Florida

We have audited the accompanying consolidated balance sheet of Innovative Food Holdings, Inc., and subsidiaries (“the Company”) as of December 31, 2014 and 2013, the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have nor were we engaged to perform, an audit of its Internal Control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ LIGGETT, VOGT & WEBB, P.A.

New York, NY
March 31, 2015

Innovative Food Holdings, Inc.
Consolidated Balance Sheets

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$3,112,526	$2,073,605
Accounts receivable net	1,242,970	771,205
Inventory	1,195,327	839,979
Other current assets	625,495	11,316
Due from related parties	461,130	-
Total current assets	6,637,448	3,696,105

Property and equipment, net	1,922,044	954,068
Investment	204,000	-
Intangible assets, net	23,610,549	887,442
Total assets	$32,374,041	$5,537,615

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,096,700	$1,285,149
Deferred revenue	4,792,609	-
Accrued liabilities - related parties	1,137,692	523,110
Accrued interest	603,034	671,481
Accrued interest - related parties	78,945	48,708
Revolving credit facilities	360,871	-
Notes payable, current portion, net of discount	714,811	1,150,253
Notes payable - related parties, current portion	110,500	110,500
Deferred tax liability	1,069,200	-
Contingent liabilities	572,500	80,881
Total current liabilities	13,536,862	3,870,082

Note payable - long term portion, net of discount	1,251,745	727,328
Notes payable - related parties, long term portion	2,199,970	-
Total liabilities	16,988,577	4,597,410

Stockholders' equity
Common stock, $0.0001 par value; 500,000,000 shares authorized; 21,393,989 and 7,732,456 shares issued and 20,693,326 and 7,117,743 shares outstanding at December 31, 2014 and December 31, 2013, respectively	2,140	774
Additional paid-in capital	25,937,734	7,702,893
Treasury stock, 486,254 and 400,304 shares outstanding at December 31, 2014 and December 31, 2013, respectively	(160,099)	(100,099)
Accumulated deficit	(10,395,495)	(6,663,363)
Total Innovative Food Holdings, Inc. stockholders' equity	15,384,280	940,205
Noncontrolling interest in variable interest entity	1,184	-
Total stockholder's equity	15,385,464	940,205

Total liabilities and stockholders' equity	$32,374,041	$5,537,615

See notes to consolidated financial statements.

Innovative Food Holdings, Inc.
Consolidated Statements of Operations

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2014	2013

Revenue	$30,800,858	$22,511,929
Cost of goods sold	22,691,387	15,862,746
Gross margin	8,109,471	6,649,183

Selling, general and administrative expenses	11,025,083	5,683,364
Total operating expenses	11,025,083	5,683,364

Operating (loss) income	(2,915,612)	965,819

Other (income) expense:
Interest expense, net	824,070	2,452,076
Other (income)	(8,734)	-
Total other (income) expense	815,336	2,452,076

Net loss before taxes	(3,730,948)	(1,486,257)

Income tax expense	-	-

Net loss	$(3,730,948)	$(1,486,257)

Less net income attributable to noncontrolling interest in variable interest entities	1,184	-

Net loss attributable to Innovative Food Holdings, Inc.	$(3,732,132)	$(1,486,257)

Net loss per share - basic	$(0.32)	$(0.23)

Net loss per share - diluted	$(0.32)	$(0.23)

Weighted average shares outstanding - basic	11,421,690	6,500,506

Weighted average shares outstanding - diluted	11,421,690	6,500,506

See notes to consolidated financial statements.

Innovative Food Holdings, Inc.
Consolidated Statements of Cash Flows

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(3,730,948)	$(1,486,257)
Gain on disposition of property and equipment	(8,734)	-
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Increase in allowance for bad debts	15,687	38,264
Depreciation and amortization	630,086	262,882
Non-cash compensation	1,212,891	309,013
Amortization of discount on notes payable	707,698	2,322,909
Changes in assets and liabilities:
Accounts receivable, net	(485,112)	150,336
Deferred revenue	2,080,609	-
Inventory and other current assets, net	(347,278)	(319,911)
Accounts payable and accrued expenses - related party	715,654	58,242
Accounts payable and accrued expenses	131,378	19,403
Due from related party	1,496	-
Contingent liability	16,619	-
Net cash provided by operating activities	940,046	1,354,881

Cash flows from investing activities:

Investments in food related companies	(204,000)	-
Acquisition of Organic Food Brokers	(100,000)	-
Cash received in acquisition of The Fresh Diet	277,885	-
Cash received in sale of property and equipment	44,481	-
Acquisition of property and equipment	(4,519)	(341,438)
Net cash provided by (used in) investing activities	13,847	(341,438)

Cash flows from financing activities:
Common stock sold for cash	1,585,000	-
Common stock sold for exercise of options and warrants	357,000	-
Purchase of treasury stock for cash	(60,000)	(100,000)
Borrowings on revolving credit facilities	585,543	-
Payments made on revolving credit facilities	(1,446,072)	-
Proceeds from bank loan	-	324,676
Principal payments on debt	(816,522)	(511,543)
Principal payments capital leases	(119,921)	-
Net cash provided by (used in) financing activities	85,028	(286,867)

Increase in cash and cash equivalents	1,038,921	726,576

Cash and cash equivalents at beginning of period	2,073,605	1,347,029

Cash and cash equivalents at end of period	$3,112,526	$2,073,605

Supplemental disclosure of cash flow information:

Cash paid during the period for:
Interest	$52,319	$48,278

Taxes	$-	$-

Issuance of 846,263 shares of common stock for conversion of notes payable and accrued interest	$211,567	$-

Issuance of shares previously subscribed		$7,302

Mortgage and purchase of land and building	$-	$546,000

Conversion of notes payable and accrued interest to common stock		$293,426

Issuance of common stock for cashless conversion of warrants		$26

Payoff of common stock from proceeds of bank term loan		$675,324

Issuance of 10,000,000 shares of common stock for acquisition of The Fresh Diet	$14,000,000	$-

Discount on notes payable due to extension of term	$732,565	$-

Additions to vehicles under capital lease	$85,464	$-

Issuance of 175,000 shares of common stock to officers, previously accrued	$65,835	$-

Issuance of 16,202 shares of common stock under cashless exercise of warrants	$-	$-

Increase in acquisition intangible assets due to deferred tax liability	$1,069,200	$-

See notes to consolidated financial statements.

Innovative Food Holdings, Inc.
Consolidated Statements of Stockholders' Equity

	Common Stock			Common stock	Treasury stock		Accumulated	Noncontrolling
	Amount	Value	APIC	Subscribed	Amount	Value	Deficit	Interest	Total

Balance as of December 31, 2012	6,023,801	602	6,329,553	68,336	304	(99)	(5,177,106)		1,221,286

Common stock issued for conversion of notes payable and accrued interest	1,173,712	118	293,308	-	-	-	-		293,426

Common stock issued, previously subscribed	279,310	28	75,637	(68,336)	-	-	-		7,329

Cashless exercise of warrants	255,633	26	(26)	-	-	-	-		-

Common stock repurchased	-	-	-	-	400,000	(100,000)	-		(100,000)

Fair value of stock options and vested options issued to management	-	-	178,183	-	-	-	-		178,183

Discount on notes payable	-	-	826,238	-	-	-	-		826,238

Loss for the year ended December 31, 2013	-	-	-	-	-	-	(1,486,257)		(1,486,257)

Balance as of December 31, 2013	7,732,456	774	7,702,893	-	400,304	(100,099)	(6,663,363)		940,205

Common stock issued for conversion of notes payable and accrued interest	846,263	84	211,483	-	-	-	-	-	211,567

Common stock issued for the cashless exercise of warrants	16,203	2	(2)	-	-	-	-	-	-

Fair value of vested stock options issued to management	-	-	265,995	-	-	-	-	-	265,995

Common stock repurchased	-	-	-	-	85,950	(60,000)	-	-	(60,000)

Discount on notes payable	-	-	732,565	-	-	-	-	-	732,565

Common stock issued to officers, previously accrued	175,000	17	65,818	-	-	-	-	-	65,835

Common stock issued to service provider	17,248	2	17,591	-	-	-	-	-	17,593

Common stock sold for cash	1,585,000	159	1,584,841	-	-	-	-	-	1,585,000

Options issued in acquisition of Organic Food Brokers	-	-	71,349	-	-	-	-	-	71,349

Shares issued in acquisition of The Fresh Diet	6,889,937	689	9,645,223	-	-	-	-	-	9,645,912

Shares held for issuance in acquisition of The Fresh Diet	3,110,063	311	4,353,777	-	-	-	-	-	4,354,088

Shares issued for exercise of warrants	1,001,819	100	349,900	-	-	-	-	-	350,000

Fair value of stock options issued to a service provider	-	-	42,787	-	-	-	-	-	42,787

Stock issued for exercise of options	20,000	2	6,998	-	-	-	-	-	7,000

Value of RSU's recognized during the period	-	-	886,516	-	-	-	-	-	886,516

Loss for the twelve months ended December 31, 2014	-	-	-	-	-	-	(3,732,132)	1,184	(3,730,948)

Balance at December 31, 2014	21,393,989	2,140	25,937,734	-	486,254	(160,099)	(10,395,495)	1,184	15,385,464

See notes to consolidated financial statements.

INNOVATIVE FOOD HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

Our business is currently conducted by our wholly-owned subsidiaries, Artisan Specialty Foods, Inc. (“Artisan”), Food Innovations, Inc. (“Food Innovations” or “FII”), Food New Media Group, Inc. (“FNM”), Organic Food Brokers, Inc. (“OFB”), Gourmet Food Service Group, Inc. (“GFG”), Gourmet Foodservice Warehouse, Inc., Gourmeting, Inc.; The Fresh Diet, Inc. (“The Fresh Diet” or “FD”), The Haley Group, Inc. (“Haley”), 4 The Gourmet, Inc. (d/b/a For The Gourmet, Inc.), (“Gourmet” and collectively with IVFH and other subsidiaries, the “Company” or “IVFH”).  Since its incorporation, the Company primarily through FII’s relationship with US Food, Inc.  (“U.S. Foods” or “USF”), has been in the business of providing premium restaurants, within 24 – 72 hours, with the freshest origin-specific perishables,   specialty food products, and healthcare products shipped directly from our network of vendors and from our warehouses. Our customers include restaurants, hotels, country clubs, national chain accounts, casinos, hospitals and catering houses.   Gourmet has been in the business of providing consumers with gourmet food products shipped directly from our network of vendors and from our warehouses within 24 – 72 hours. GFG is focused on expanding the Company’s program offerings to additional customers.  In our business model, we receive orders from our customers and then work closely with our suppliers and our warehouse facilities to have the orders fulfilled.  In order to maintain freshness and quality, we carefully select our suppliers based upon, among other factors, their quality, uniqueness, reliability and access to overnight courier services.

The Fresh Diet is the nationwide leader in freshly prepared gourmet specialty meals, using the finest specialty, artisanal, direct from source ingredients, delivered daily, directly to consumers using The Fresh Diet® platform.  The Fresh Diet’s platform includes a company managed and owned preparation and logistics infrastructure, including a comprehensive company managed network of same day and next day last mile food delivery capabilities. Artisan is a supplier of over 1,500 niche gourmet products to over 500 customers in the Greater Chicago area.  Haley provides consulting services and other solutions to its clients in the food industry.  Haley is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the broadline foodservice industry and get products distributed via national broadline food distributors.  OFB is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the retail foodservice industry and provides emerging food brands distribution and shelf placement access in all of the major metro markets in the food retail industry.

Use of Estimates

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates include certain assumptions related to doubtful accounts receivable, stock-based services, valuation of financial instruments, and income taxes. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Accounts subject to estimate and judgements are accounts receivable reserves, income taxes, intangible assets, contingent liabilities, and equity based instruments. Actual results may differ from these estimates under different assumptions or conditions. We believe our estimates have not been materially inaccurate in past years, and our assumptions are not likely to change in the foreseeable future.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Innovative Food Holdings, Inc., and its wholly owned operating subsidiaries, Artisan, Food Innovations, FNM, OFB, GFG, Gourmet Foodservice Warehouse, Inc., Gourmeting, Inc., The Fresh Diet, Haley, and Gourmet.  All material intercompany transactions have been eliminated upon consolidation of these entities.

The Company consolidates the financial statements of a variable interest entity (“VIE”) in which it is the primary beneficiary. In determining whether the Company is the primary beneficiary of a variable interest entity, consideration is given to a number of factors, including the ability to direct the activities that most significantly affect the entity’s economic success as well as the Company’s exposure to absorb the losses and obligations of such entities. Late Night Express Courier Service, Inc., an independent company providing delivery services to The Fresh Diet customers, was determined to be a VIE that was required to be consolidated under Accounting Standards Codification (“ASC”) 810, Consolidation, as set forth by the Financial Accounting Standards Board (“FASB”) and accordingly, was included in the accompanying consolidated financial statements  for the year ended December 31, 2014.   All material inter-company transactions and balances of the Company’s wholly owned subsidiaries and VIE have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue upon product delivery. All of our products are shipped either same day or overnight or through longer  shipping terms to the customer and the customer takes title to product and assumes risk and ownership of the product when it is delivered. Shipping charges to customers and sales taxes collectible from customers, if any, are included in revenues.

For revenue from product sales, the Company recognizes revenue in accordance with Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 605-15-05. ASC 605-15-05 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling   price is fixed and  determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Revenue from the sale of meals is recognized when the earnings process is complete, which is upon the delivery of the product to the Company’s customers. Meal programs are sold weekly, bi-weekly and monthly. Meal programs are non-returnable and non-refundable if not cancelled within 3 days of initial delivery. Refunds of cancelled meal plans are recorded at the time of cancellation.

Deferred revenue consists of cash received for meals that have not yet been delivered to the customer.

Cost of goods sold

We have included in cost of goods sold all costs which are directly related to the generation of revenue. These costs include primarily the cost of food and raw materials, plus kitchen expenses, preparation, product conversion, packing and handling, shipping, and delivery costs.

Selling, general, and administrative expenses

We have included in selling, general, and administrative expenses all other costs which support the Company’s operations but which are not includable as a cost of sales. These include primarily payroll, facility costs such as rent and utilities, selling expenses such as commissions and advertising, and other administrative costs including professional fees and costs associated with non-cash stock compensation.  Advertising costs are expensed as incurred.

Cash and Cash Equivalents

Cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Accounts Receivable

The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts.  The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.  It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.  Accounts receivable are presented net of an allowance for doubtful accounts of $29,500 and $56,740 at December 31, 2014, and 2013, respectively.

Property and Equipment

Property and equipment are valued at cost.  Depreciation is provided over the estimated useful lives up to five years using the straight-line method.  Leasehold improvements are depreciated on a straight-line basis over the term of the lease.

The estimated service lives of property and equipment are as follows:

Computer Equipment	3 years
Warehouse Equipment	5 years
Office Furniture and Fixtures	5 years
Vehicles	5 years

Inventories

Inventory is valued at the lower of cost or market and is determined by the first-in, first-out method.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Fair Value of Financial Instruments

The carrying amount of the Company’s cash and cash equivalents, accounts receivable, notes payable, line of credit, accounts payable and accrued expenses, none of which is held for trading, approximates their estimated fair values due to the short-term maturities of those financial instruments.

The Company adopted ASC 820-10, “Fair Value Measurements” (SFAS 157), which provides a framework for measuring fair value under GAAP.  ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820-10 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Long-Lived Assets

The Company reviews its property and equipment and any identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

As of December 31, 2014, the Company’s management believes there is no impairment of its long-lived assets.  There can be no assurance, however, that market conditions will not change which could result in impairment of long-lived assets in the future.

Comprehensive Income

ASC 220-10-15 “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances.  Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners.  Among other disclosures, ASC 220-10-15 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.  The Company does not have any items of comprehensive income in any of the periods presented.

Noncontrolling Interest

As a result of adopting ASC 810-10 Consolidations, we present non-controlling interests as a component of equity on our Consolidated Balance Sheets and Consolidated Statement of Deficiency in Equity.   Net income (loss) from consolidated entities attributable to noncontrolling interests are adjusted in our reported net income (loss) attributable to Innovative Food Holdings, Inc.

Cost Method Investments

The Company has made several investments in early stage private food related companies and are accounting for these investments under the cost method.

Basic and Diluted Loss Per Share

Basic net earnings per share is based on the weighted average number of shares outstanding during the period, while fully-diluted net earnings per share is based on the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the period using the treasury stock method. Potentially dilutive securities consist of options and warrants to purchase common stock, and convertible debt. Basic and diluted net loss per share is computed based on the weighted average number of shares of common stock outstanding during the period.

The Company uses the treasury stock method to calculate the impact of outstanding stock options and warrants. Stock options and warrants for which the exercise price exceeds the average market price over the period have an anti-dilutive effect on earnings per common share and, accordingly, are excluded from the calculation.

A net loss causes all outstanding stock options and warrants to be antidilutive. As a result, the basic and dilutive losses per common share are the same for the years ended December 31, 2014 and 2013.

Dilutive shares at December 31, 2014:

At December 31, 2014, the Company had outstanding convertible notes payable in the aggregate principal amount of $758,065 with accrued interest of $655,931 convertible at the rate of $0.25 per share into an aggregate of 5,655,984 shares of common stock, and a convertible note payable in the amount of $200,000 convertible at the rate of $1.54 into 129,871 shares of common stock.

Also at December 31, 2014, the Company had outstanding warrants for holders to purchase the following additional shares: 2,828,406 shares at a price of $0.575 per share; 1,175,282 shares at a price of $0.55 per share; 94,783 shares at a price of $0.25 per share; and 700,000 shares at a price of $0.01 per share.

Also at December 31, 2014, the Company had outstanding options for holders to purchase the following additional shares: 500,000 shares at a price of $2.00 per share; 15,000 shares at a price of $1.90 per share; 310,000 shares at a price of $1.60 per share; 100,000 shares at a price of $1.46 per share; 15,000 shares at a price of $1.44 per share; 75,000 shares at a price of $1.31 per share; 225,000 shares at a price of $0.57 per share; 132,500 shares at a price of $0.48 per share; 132,500 shares at a price of $0.474 per share; 132,500 shares at a price of $0.45 per share; 275,000 shares at a price of $0.40 per share; 132,500 shares at a price of $0.38 per share; and 1,200,000 shares at a price of $0.35 per share.

Also at December 31, 2014 , the Company has issued restricted stock units (“RSUs”) for the potential issuance of shares of the Company’s common stock for the purpose of aligning executives and employees of the Company and  for the purpose of compensation for serving as members of the Board of Directors of the Company and for the purposes of retaining qualified personnel at compensation levels that otherwise would not be available should the company have been required to pay certain salaries in cash only. Certain of the RSUs were issued to employees of The Fresh Diet  ( “Employee RSUs”)  and certain RSUs were issued to the executive officers of the Company ( “Executive RSUs”) and certain RSUs were issued to members of the board of directors of the Company ( “Board RSUs” ).  With respect to the Executive RSUs, effective November 17, 2014,  the Company’s executive officers were awarded RSUs which vest according the following schedule, provided the performance conditions are met: 322,466 RSU’s vest on January 1, 2015, 390,000 RSUs vest on  July 1, 2015 and 300,000 RSU’s vest on December 31, 2015; 75,000 RSU”s vest on May 1, 2016, 90,000 RSU’s vest on July 1, 2016 and 600,000 RSUs vest on December 31, 2016 and 890,000 RSUs vest on July 1, 2017 and 300,000 RSU’s vest solely upon the achievement of performance goals and the continued employment with the Company.

On August 7, 2014, the Company’s Board of Directors approved the amendment of the employment agreements, effective as of August 13, 2014, of each of the Company’s President and CEO, providing for (i) an award to the President of 75,000 RSUs which vest on January 1, 2015 and 75,000 RSUs which vest on May 1, 2016; and (ii) an award to the CEO of 125,00 RSUs which vest if the 30 day average closing price of the Company’s common stock is $2.00 or above and there is a 50,000 average daily volume or if there is a 50,000 average daily volume for 14 straight  trading days; and (iii) an award to the CEO of 175,000 RSUs which vest if the 30 day average closing price of the Company’s common stock is $3.00 or above and there is a 50,000 average daily volume for 14 straight trading days.

The Employee RSUs issued to certain nonexecutive employees of the Company were issued either; partially in lieu of salary, future bonuses or a combination of both bonus and salary. The Employee RSUs vest according to the following schedule: On July 1 2015 600,000 will vest on December 31 2015 an additional 600,000 shares will vest. On December 31 2016 an additional 1.2 million shares will vest and an additional 1.6 million shares will vest on July 1 2017. Vesting is contingent on being an employee of the Company at the time of vesting. In addition there are restrictions on the sale of such vested stock including aggregate volume restrictions and no Employee RSU shares can be sold below $2.50 per share. In addition up to an additional 25,000 shares will vest on a monthly basis. Vesting is contingent on employment by the Company at the time of vesting and the Company stock price closing above $2.50 per share for 20 straight days. In addition there are restrictions on the sale of such vested stock including aggregate volume restrictions and no shares can be sold below $2.50 per share

The Company estimated that the stock-price goals of the Company’s stock price closing above $2.50 per share for 20 straight days have a 90% likelihood of achievement, and these RSUs were valued at 90% of their face value. The Company estimated that the revenue targets had a 100% likelihood of achievement, and these RSUs were valued at 100% of their face value.  We recognized stock-based compensation expense of in a straight-line manner over the vesting period of the RSUs. This resulted in stock-based compensation expense of $886,516 related to recognition of RSUs during the year ended December 31, 2014.

Dilutive shares at December 31, 2013:

At December 31, 2013, The Company had outstanding convertible notes payable in the aggregate principal amount of $898,648 with accrued interest of $720,189 convertible at the rate of $0.25 per share into an aggregate 6,475,348 shares of common stock.

Also at December 31, 2013, the Company had outstanding warrants for holders to purchase the following additional shares: 2,828,406 shares at a price of $0.575 per share; 1,507,101 shares at a price of $0.55 per share; 783,623 shares at a price of $0.25 per share; and 700,000 shares at a price of $0.01 per share.

Also at December 31, 2013, the Company had outstanding options for holders to purchase the following additional shares: 310,000 shares at a price of $1.60 per share; 225,000 shares at a price of $0.57 per share; 132,500 shares at a price of $0.48 per share; 132,500 shares at a price of $0.474 per share; 132,500 shares at a price of $0.45 per share; 275,000 shares at a price of $0.40 per share; 132,500 shares at a price of $0.38 per share; and 1,240,000 shares at a price of $0.35 per share.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash in investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limit. At December 31, 2014 and 2013, trade receivables from the Company’s largest customer amount to 54% and 53%, respectively, of total trade receivables.

Stock-based Compensation

We use the Black-Scholes-Merton option pricing model to estimate the fair value of options granted. The Black-Scholes-Merton option valuation model requires the use of assumptions, including the expected term of the award and the expected stock price volatility. We used the Company’s historical volatility to estimate expected stock price volatility. The risk-free rate assumption was based on United States Treasury instruments whose terms were consistent with the expected term of the stock option. The expected dividend assumption was based on the Company’s history and expectation of dividend payouts.

Restricted Stock Units (RSUs) were measured based on the fair market values of the underlying stock on the dates of grant. RSUs awarded may be conditional upon the attainment of one or more performance objectives over a specified period. At the end of the performance period, if the goals are attained, the awards are granted. Stock-based compensation expense was calculated based on awards ultimately expected to vest and was reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differed from those estimates. The estimated annual forfeiture rates for stock options and RSUs are based on the Company’s historical forfeiture experience. The estimated fair value of stock options and RSUs is expensed on a straight-line basis over the vesting term of the grant. Compensation expense is recorded over the requisite service period based on management's best estimate as to whether it is probable that the shares awarded are expected to vest. Management assesses the probability of the performance milestones being met on a continuous basis.

Options expense during the twelve months ended December 31, 2014 and 2013 are summarized in the table below:

	December 31,
	2014	2013

Option expense	$308,782	$178,183

RSUs expense during the twelve months ended December 31, 2014 and 2013 are summarized in the table below:

	December 31,
	2014	2013

RSUs expense	$886,516	$-

Reclassifications and Corrections

Certain reclassifications have been made to conform prior period data to the current presentation. In addition, the Company identified an error and revised its financial statements for the year ended December 31, 2013 related to the elimination of certain intercompany revenues. Management concluded that the errors had no material impact on any of the Company’s previously issued financial statements, are immaterial to the Company’s 2013 results, and had no material effect on the trend of the Company’s financial results. As a result of the immaterial errors discussed above, the consolidated financial statements reflect the following adjustments: a reduction in cost of goods sold and an offsetting reduction in revenue of $990,811 for the year ended December 31, 2013.  The effect of the reclassifications and immaterial errors had no effect on reported net income.

Significant Recent Accounting Pronouncements

The FASB has issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU supersedes the revenue recognition requirements in Accounting Standards Codification 605 - Revenue Recognition and most industry-specific guidance throughout the Codification. The standard requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective on January 1, 2017 and should be applied retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. The Company has not yet determined the effect of the adoption of this standard and it is expected to have an immaterial impact on the Company’s consolidated financial statements.

On June 19, 2014, the Company adopted the amendment to (Topic 718) Stock Compensation: Accounting for Share-Based Payments when the terms of an award provide that a performance target could be achieved after the requisite service period. The amendment for accounting for share based payments, when an award provides that a performance target that affects vesting could be achieved after an employee completes the requisite service period shall be accounted for as a performance condition. The performance target shall not be reflected in estimating the fair value of the award at the grant date, and compensation cost shall be recognized in the period in which it becomes probable that the performance target will be achieved and will represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost shall be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period shall reflect the number of awards that are expected to vest and shall be adjusted to reflect the awards that ultimately vest. The Company does not believe the accounting standards currently adopted will have a material effect on the accompanying condensed financial statements.

There are various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company's consolidated financial position, results of operations or cash flows.

2. ACQUISITIONS

The Fresh Diet

The Fresh Diet Merger (“FD”) was accounted for as an acquisition of an ongoing business in accordance with ASC Topic 805 - Business Combinations (“ASC 805”), where the Company was treated as the acquirer and the acquired assets and assumed liabilities were recorded by the Company at their estimated fair values. The total purchase price of the assets acquired and assumed liabilities included; cash, inventory, accounts receivable, fixed assets, deposits, deferred revenue, accounts payable and notes payable.

The assets and liabilities of FD were recorded at their respective fair values as of the date of acquisition. Any difference between the cost of the acquired entry and the fair value of the assets acquired and liabilities assumed is recorded as goodwill.

The acquisition date estimated fair value of the consideration transferred totaled $14.0 million, which consisted of the following:

Common Stock - 10,000,000 shares	$14,000,000
Total purchase price	$14,000,000

Tangible assets acquired	$2,567,223
Liabilities assumed	11,035,724
Net tangible assets	(8,468,501)
Customer relationships	2,700,000
Trade names	1,800,000
Goodwill	17,968,501
Total purchase price	$14,000,000

The above estimated fair value of the intangible assets is based on a preliminary purchase price allocation prepared by management with the assistance of a third party valuation expert.  As a result, during the preliminary purchase price allocation period, which may be up to one year from the business combination date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill.  After the preliminary purchase price allocation period, we record adjustments to assets acquired or liabilities assumed subsequent to the purchase price allocation period in our operating results in the period in which the adjustments were determined.

Pro Forma Results

The following tables set forth the unaudited pro forma results of the Company as if the acquisition of FD had taken place on the first day of the periods presented. These combined results are not necessarily indicative of the results that may have been achieved had the companies always been combined.

	Twelve months ended December 31,
	2014	2013
Total revenues	$44,409,414	$48,530,096
Net loss attributable to Innovative Food Holdings, Inc.	(2,649,813)	(2,973,805)
Basic net income (loss) per common share	$(0.125)	$(0.150)
Diluted net income (loss) per common share	$(0.125)	$(0.150)
Weighted average shares - basic	21,117,743	19,809,088
Weighted average shares - diluted	21,117,743	19,809,088

Organic Food Brokers

Pursuant to a purchase agreement, effective June 30, 2014, the Company purchased 100% of the membership interest of Organic Food Brokers, LLC, a Colorado limited liability company.  OFB is a dedicated foodservice consulting and advisory firm that works closely with companies to access private label and manufacturers’ label food service opportunities with the intent of helping them launch and commercialize new products in the retail foodservice industry and provides emerging food brands distribution and shelf placement access in the major metro markets in the food retail industry.

The purchase price consisted of (i) One Hundred Thousand ($100,000) Dollars in cash, (ii) a Convertible Promissory Note in the face amount of Two Hundred Thousand ($200,000) Dollars, and (iii) stock options issued by the Company to acquire one hundred thousand (100,000) shares of its common stock over the four year period following the closing date at an exercise price per share of $1.46. The Note is secured by the Company’s grant of a second priority secured interest in the assets of OFB.  In addition, the company is contingently liable for certain performance-based payments over the twenty-four months following the acquisition date. The Company believes it is likely that these payments will be made, and accordingly has recorded the entire amount of $225,000 as a contingent liability on its balance sheet at acquisition. During the twelve months ended December 31, 2014, payments in the aggregate amount of $52,500 have been made under this contingent liability; at December 31, 2014, the balance of the contingent liability is $172,500. The entire cost of the acquisition was $596,349, which was allocated to customer list, an intangible asset with a useful life of 60 months. $59,635 of this amount was amortized during the twelve months ended December 31, 2014.

3. ACCOUNTS RECEIVABLE

At December 31, 2014 and 2013, accounts receivable consists of:

	2014	2013
Accounts receivable from customers	$1,272,470	$827,945
Allowance for doubtful accounts	(29,500)	(56,740)
Accounts receivable, net	$1,242,970	$771,205

4. INVENTORY

Inventory consists primarily of specialty food products and operating materials and supplies, principally food trays and bags that are used to package and deliver meals to customers.  At December 31, 2014 and 2013,  inventory consisted of the following:

	2014	2013
Specialty food products	$1,034,786	$839,979
Operating materials and supplies	160,541	0
Total	$1,195,327	$839,979

5. PROPERTY AND EQUIPMENT

Acquisition of Building

During the year ended December 31, 2013, the Company purchased a building and property located at 28411 Race Track Road, Bonita Springs, Florida 34135 and with respect thereto entered into each of a Loan Agreement, Mortgage, Security Agreement and Note with Fifth Third Bank, each with an effective date of February 26, 2013.  The property consists of approximately 1.1 acres of land and close to 10,000 square feet of combined office and warehouse space and was purchased as part of a bank short sale.  The Company moved its operations to these premises on July 15, 2013. The purchase price of the property was $792,758 and was financed in part by a five year mortgage in the amount of $546,000 carrying an annual interest rate of 3% above LIBOR Rate, as such term is defined in the Note.

A summary of property and equipment at December 31, 2014 and 2013 is as follows:

	December 31, 2014	December 31, 2013
Land	$177,383	$177,383
Building	619,955	619,955
Computer and Office Equipment	502,277	462,508
Warehouse Equipment	7,733	7,733
Furniture and Fixtures	373,360	162,128
Kitchen equipment	429,850	-
Vehicles	503,309	33,239
Total before accumulated depreciation	2,613,867	1,462,946
Less: accumulated depreciation	(691,823)	(508,878)
Total	$1,922,044	$954,068

Depreciation and amortization expense for property and equipment amounted to $184,072 and $79,002 for the years ended December 31, 2014 and 2013, respectively.

6. INVESTMENTS

The Company has made investments in certain early stage food related companies which can benefit from synergies within the Company’s various operating businesses and can provide potential upside to the Company from the equity the Company receives in such entities.  As of December 31, 2014, the Company had made investments in three such companies in the aggregate amount of $204,000, and are carried at cost. The Company does not have significant influence over the investments. There were no such investments at December 31, 2013

7. INTANGIBLE ASSETS

The Company acquired certain  intangible assets pursuant to the acquisition of The Fresh Diet, Artisan, OFB, and the acquisition of certain assets of Haley (see note 2).  The following is the net book value of these assets:

	December 31, 2014
		Accumulated
	Gross	Amortization	Net
Trade Name	$2,121,271	$-	$2,121,271
Non-Compete Agreement	244,000	(152,500)	91,500
Customer Relationships	3,830,994	(552,717)	3,278,277
Goodwill	18,119,501	-	18,119,501
Total	$24,315,766	$(705,217)	$23,610,549

	December 31, 2013
		Accumulated
	Gross	Amortization	Net

Trade Name	$217,000	$-	$217,000
Non-Compete Agreement	244,000	(91,500)	152,500
Customer Relationships	534,645	(167,703)	366,942
Goodwill	151,000	-	151,000
	$1,146,645	$(259,203)	$887,442

Total amortization expense charged to operations for the year ended December 31, 2014 and 2013 was $446,014 and $183,880, respectively.

Amortization of finite life  intangible assets as of December 31, 2014 is as follows:

2015	$839,828
2016	772,770
2017	700,770
2018	659,270
2019 and thereafter	397,139
Total	$3,369,777

The trade names are not considered finite-lived assets, and are not being amortized.  The non-compete agreement is being amortized over a period of 48 months.  The customer relationships acquired in the Artisan, Haley, and The Fresh Diet transactions are being amortized over periods of 60, 36, 60 and 60 months, respectively.

As detailed in ASC 350, the Company tests for goodwill impairment in the fourth quarter of each year and whenever events or changes in circumstances indicate that the carrying amount of the asset exceeds its fair value and may not be recoverable.  As detailed in ASC 350-20-35-3A, in performing its testing for goodwill impairment, management has completed a qualitative analysis to determine whether it was more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill. To complete this review, management followed the steps in ASC 350-20-35-3C to evaluate the fair value of goodwill and considered all known events and circumstances that might trigger an impairment of goodwill. The analysis completed in 2014 and 2013 determined that there was no impairment to goodwill assets.

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at December 31, 2014 and 2013 are as follows:

	2014	2013
Trade payables	$3,853,374	$1,252,746
Accrued payroll and commissions	243,326	32,403
Total	$4,096,700	$1,285,149

At December 31, 2014 and 2013, accrued liabilities to related parties consisted of accrued payroll and payroll related benefits.

9.  ACCRUED INTEREST

Accrued interest on the certain of the Company’s convertible notes payable is convertible at the option of the note holders into the Company’s common stock at a price of $0.25 share.

At December 31, 2014, convertible accrued interest was $681,979 (including $78,945 to a related party), of which $656,184 is convertible into 2,623,724 shares of common stock.  An additional $1,000 of accrued interest is not convertible into common stock. During the twelve months ended December 31, 2014, the Company paid cash for interest in the aggregate amount of $47,820, and converted an additional $90,984 of accrued interest into an aggregate of 363,936 shares of common stock.

At December 31, 2013, convertible accrued interest was $720,189 (including $48,708 to a related party) which was convertible into 2,880,756 shares of common stock.  During the twelve months ended December 31, 2013, the Company paid cash for interest in the aggregate amount of $48,278, and converted an additional $118,594 of accrued interest into an aggregate of 332,282 shares of common stock.

10. REVOLVING CREDIT FACILITIES

	December 31, 2014	December 31, 2013
Business loan of $500,000 from a credit card merchant, with a loan fee of 0.5% and repayment rate of 100% of the sum of charge volume during the loan period, maturing no later than April 19, 2015, renewable annually unless terminated, and secured by the assets of The Fresh Diet. During the period from the date of The Fresh Diet acquisition (August 15, 2014) through December 31, 2014, net payments of principal in the amount of $294,298 on this loan.	$125,159	$-

Business loan of $1,000,000 from a credit card merchant, with a loan fee of 20% and repayment rate of 12% of the sum of charge volume until all amounts have been paid, and guaranteed by certain shareholders of the Company who were former shareholder of FD. During the period from the date of The Fresh Diet acquisition (August 15, 2014) through December 31, 2014, net payments of principal in the amount of $566,231 were made on this loan.	235,712	-

Total	$360,871	$-

11. NOTES PAYABLE AND NOTES PAYABLE TO RELATED PARTIES

	December 31, 2014	December 31, 2013
Secured mortgage note payable for the acquisition of land and building in Bonita Springs, Florida in the amount of $546,000. Principal payments of $4,550 and interest at the rate of Libor plus 3% are due monthly. The balance of the principal amount will be due March 2018. During the twelve months ended December 31, 2014, the Company made payments of principal and interest in the amounts of $54,600 and $15,444, respectively.	$445,900	$500,500

Term loan from Fifth Third Bank in the original amount of $1,000,000; $660,439 of this amount was used to pay a note payable; $339,561 was used for working capital. This loan is secured by first priority perfected security interest in all personal property of the Company, bears interest at the rate of Libor plus 4.75%, with principal monthly principal payments of $55,556 plus accrued interest. The note is due May 26, 2015. During the twelve months ended December 31, 2014, the Company made payments of principal and interest in the amounts of $666,667 and $32,376, respectively.	277,778	944,444

A total of 18 convertible notes payable (the “Convertible Notes Payable”).  Certain of the Convertible Notes Payable contain cross default provisions, and are secured by subordinated interest in a majority of the Company’s assets. The Convertible Notes Payable bear interest at the rate of 1.9% per annum; principal and accrued interest are convertible into common stock of the Company at a conversion price of $0.25 per share; however, the interest may be paid in cash by the  Company and certain limited amounts of principle may also be prepaid in cash.  During the twelve months ended December 31, 2014 principal in the amount of $120,583 was converted to 482,332 shares of common stock, and accrued interest in the amount of $10,357 was converted to 41,428 shares of common stock.    Also during the twelve months ended December 31, 2014, principal and interest in the amounts of $20,000 and $52,319, respectively, was paid in cash.  Effective May 13, 2014, the due date of these notes was extended from May 15, 2014 to December 31, 2015.  Effective March 31, 2015, the notes were extended to January 1, 2016. A discount to the notes in the aggregate amount of $732,565 was recorded to recognize the value of the beneficial conversion feature embedded in the extension of the term of the notes.  During the twelve months ended December 31, 2014, $335,887 of this discount was charged to operations; in addition, the amount of $371,811 representing a previous discount to these notes was also charge to operations during the period.
	647,565	788,148

Secured vehicle leases payable at an effective interest rate of 9.96% for purchase of truck, payable in monthly installments (including principal and interest) of $614 through January 2015. During the twelve months ended December 31, 2014, the Company made payments in the aggregate amount of $7,368 on this lease, consisting of $6,928 of principal and $440 of interest.	609	7,537

	December 31, 2014	December 31, 2013
Twenty-nine convertible notes payable in the amount of $4,500 each to Sam Klepfish, the Company’s CEO and a related party, dated the first of the month beginning on November 1, 2006, issued pursuant to the Company’s then employment agreement with Mr. Klepfish, which provided that the amount of $4,500 in salary is accrued each month to a note payable.  These notes are unsecured and may not be prepaid without Mr. Klepfish’s consent.  These notes bear interest at the rate of 8% per annum and have no due date.  As of July 1, 2014, the notes bear an interest rate of 1.9% and as of November 17, 2014 the interest rate was reduced to 0%.  These notes and accrued interest are convertible into common stock of the Company at a conversion price of $0.25 per share.  During the twelve months ended December 31, 2014, Mr. Klepfish gifted three notes to an unrelated third parties.  During the twelve months ended December 31, 2014, the Company accrued interest in the amount of $5,189 on these notes.
	$110,500	$110,500

Promissory note in the amount of $200,000 bearing interest at the rate of 1% per annum. Principal in the amount of $100,000 is due June 30, 2015; principal in the amount of $100,000 is due June 30, 2016. The note is convertible into shares of the Company’s common stock at the conversion price of $1.54 per share. During the twelve months ended December 31, 2014, the Company accrued interest in the amount of $1,000 on this note.	200,000	-

Four notes payable to shareholders in the aggregate amount of $1,500,000. These notes are unsecured, currently bear no interest, and mature on August 15, 2017. In the event the notes are not paid when due, amounts not paid under the notes shall bear interest at a rate of 21% per annum until paid in full.	1,500,000	-

Two notes payable to shareholders in the aggregate amount of $699,970. These notes are unsecured, and bear interest at the rate of 4% per annum. These notes are due on August 17, 2017. In the event the notes are not paid when due, amounts not paid under the notes shall bear interest at a rate of 21% per annum until paid in full. During the twelve months ended December 31, 2014, the Company accrued interest in the amount of $10,695 accrued on these notes.	699,970	-

Note payable in monthly installments, including interest at the rate of 2% over prime (5.25% as of December 31, 2014), due October 1, 2019, and secured by all assets of The Fresh Diet, the life insurance policies maintained on two of the shareholders of the Company, and personally guaranteed by these shareholders. During the twelve months ended December 31, 2014, principal payments in the aggregate amount of $5,493 were made on this note, and interest expense in the amount of $2,256 was recorded.	123,926	-

The Company has a $75,000 line of credit which bears monthly interest at the variable interest rate of 2% over prime rate. The line of credit is overdue. The line of credit is secured by all corporate assets and by a condominium owned by one of the former shareholders of FD. During the twelve months ended December 31, 2014, interest in the amount of $1,334 was recorded on this line of credit.	75,000	-

Note payable in monthly installments, including interest at the rate of 1.75% over prime adjusted quarterly (5% as of December 31, 2014), due on December 20, 2017, and secured by all assets of The Fresh Diet and personally guaranteed by the spouse of one of its officers. During the twelve months ended December 31, 2014, principal payments in the aggregate amount of $23,558 were made on this note, and interest expense in the amount of $5,616 was recorded.	316,337	-

Note payable issued for acquisition of Diet at Your Doorstep's customer lists due on May 1, 2015, and with quarterly payments in the form of 10% of revenue attributed to sales to customers who transition to The Fresh Diet's meal plans. Total payments capped at $40,000. During the twelve months ended December 31, 2014, payments in the amount of $159 were made on this loan.	17,935	-

Unsecured note payable for purchase of website domain bearing 0% interest rate and due on November 20, 2017, with monthly payments of $1,065. During the twelve months ended December 31, 2014, principal payments in the amount of $4,260 were made on this loan.	28,745	-

Capital lease obligations under a master lease agreement for vehicles payable in monthly installments, including interest rate ranging from 2.32% to at 7.5%, due on various dates through December 1, 2015, and collateralized by the vehicles.  During the twelve months ended December 31, 2014, new vehicles were added to the master lease in the aggregate amount of $85,464, and vehicles were turned in to the lessor with a balance under the lease of $24,565. During the twelve months ended December 31, 2014, principal payments in the aggregate amount of $54,018 were made on these capital leases, and interest expense in the amount of $6,023 was recorded.
	226,397	-

	December 31, 2014	December 31, 2013
Capital lease obligation for equipment payable in monthly installments, including interest at the rate of 20.35%, due on November 9, 2014, and collateralized by the equipment. During the twelve months ended December 31, 2014, principal payments in the aggregate amount of $12,438 were made on this lease, and interest expense in the amount of $747 was recorded.	$-	$-

Secured vehicle lease payable at an effective interest rate of 8.26% for purchase of truck payable in monthly installments (including principal and interest) of $519 through June 2015. During the twelve months ended December 31, 2014, the Company made payments in the aggregate amount of $6,232 on this lease, consisting of $5,721 of principal and $510 of interest.	3,042	8,764
Total	$4,673,704	$2,359,893
Less: Discount	(396,678)	(371,812)
Net	$4,277,026	$1,988,081

	For the Year Ended December 31,
	2014	2013
Discount on Notes Payable amortized to interest expense:	$707,698	$2,322,909

At December 31, 2014 and 2013, the Company had unamortized discounts to notes payable in the aggregate amount of $396,678 and $371,812, respectively.

Aggregate maturities of long-term notes payable as of December 31, 2014 are as follows:

For the twelve months ended December 31,

2015	$1,593,934
2016	336,559
2017	2,395,126
2018	95,064
2019	80,121
Thereafter	172,900
Total	$4,673,704

Beneficial Conversion Features

The Company calculates the fair value of any beneficial conversion features embedded in its convertible notes via the Black-Scholes valuation method. The Company also calculates the fair value of any detachable warrants offered with its convertible notes via the Black-Scholes valuation method.  The instruments were considered discounts to the notes, to the extent the aggregate value of the warrants and conversion features did not exceed the face value of the notes. These discounts were amortized to interest expense via the effective interest method over the term of the notes.

August 2013 Notes Payable Extension Agreement

Effective August 22, 2013, the Company entered into agreements (the “2013 Notes Payable Extension Agreement”) with certain convertible notes holders regarding twenty-five convertible notes in the aggregate amount of $912,982 in principal and $744,246 in accrued interest.  Pursuant to the 2013 Notes Payable Extension Agreement, the maturity date of each note and accrued interest was extended to May 15, 2014; the interest rate was changed to 5%; and the expiration of each warrant associated with each of the notes was extended to February 1, 2016 or February 1, 2017.

Pursuant to debt extinguishment accounting, the Company charged to interest expense the unamortized amount of the discount on the related convertible notes at August 22, 2013 in the amount of $491,606.  Prior to August 22, 2013, the Company had amortized $637,663 of the discount.  At August 22, 2013, the Company recorded a new discount on the convertible notes which was attributable to the conversion feature and related warrants in the aggregate amount of $826,238, which was charged to additional paid-in capital.  The discount will be amortized over the term of the related notes.

May 2014 Notes Payable Extension Agreement

Effective May 13, 2014, the Company entered into agreements (the “2014 Notes Payable Extension Agreement”) with certain convertible notes holders regarding nineteen convertible notes in the aggregate amount of $732,565 in principal and $684,147 in accrued interest.  Pursuant to the 2014 Notes Payable Extension Agreement, the maturity date of each note and accrued interest was extended to December 31, 2015, the interest rate was reduced to 1.9%, and the noteholders agreed to certain volume limitations.  These notes were subsequently extended to January 1, 2016.  The prior discount had been fully amortized.  At May 13, 2014, the Company recorded a new discount on the convertible notes which was attributable to the conversion in the aggregate amount of $732,467, which was charged to additional paid-in capital.  The discount will be amortized over the term of the related notes.

Revolving Credit and Term Bank Facility

On December 10, 2013, the registrant closed a financing transaction with Fifth Third Bank that provides a $1.0 million revolving credit facility and a $1.0 million term credit facility. Both facilities are secured by the Company’s and its subsidiaries’ tangible and intangible assets pursuant to the terms of a Security Agreement between us, our subsidiaries and Fifth Third Bank dated November 26, 2013.

The revolving credit facility carries an interest rate of 3.25% above LIBOR and matures on November 26, 2015.  The term credit facility carries an interest rate of 4.75% above LIBOR and matures on May 26, 2015. Both facilities are subject to certain financial covenants, dated with an effective date of November 26, 2013.

At December 31, 2013, the Company has utilized the net proceeds of the  $1,000,000 term loan for the following purposes: $660,439 to pay the balance of a note payable to Alpha Capital representing debt acquired to finance the acquisition of Artisan Specialty Foods, Inc.; and $339,561 for working capital.  At the time the Company paid the Alpha Capital note, there were remaining discounts on the note in the aggregate amount of $597,774 which were charged to interest expense during the twelve months ended December 31, 2013.   As of December 31, 2013, the term loan balance outstanding was $944,444; as of December 31, 2014, the term loan balance outstanding was $277,778.

As of December 31, 2014 and 2013, the Company did not have any borrowings on the revolving credit facility.

Acquisition Note

During the twelve months ended December 31, 2014, the Company issued its note payable in the amount of $200,000 pursuant to the acquisition of Organic Food Brokers (see Note 2). Also during the three months ended December 31, 2014, the Company assumed notes payable and capital leases in the aggregate amount of $4,306,774, including $2,199,970 due to related parties, pursuant to the acquisition of The Fresh Diet (see Note 2).

The following table illustrates certain key information regarding our conversion option valuation assumptions at December 31, 2014 and 2013 for options underlying both principal and convertible accrued interest:

	December 31,
	2014		2013
Number of conversion options outstanding		5,785,854		6,475,348
Value at December 31	$	N/A	$	N/A
Number of conversion options issued during the period		446,050		-
Value of conversion options issued during the period	$	N/A	$	N/A
Number of conversion options exercised or underlying notes paid during the period		1,135,544		1,773,603
Value of conversion options exercised or underlying notes paid during the period	$	N/A	$	N/A
Revaluation loss (gain) during the period	$	N/A	$	N/A

12. RELATED PARTY TRANSACTIONS

The Company purchased 85,950 shares of its common stock from Michael Ferrone, an individual owning greater than 5% of the outstanding shares of the Company. The purchase price was $60,000 or $0.698 per share. These shares were returned to the Company treasury.

Pursuant to the terms of the Artisan Acquisition Agreement, the Company made payments in the aggregate amount of $77,581 to David Vohaska.  Mr. Vohaska is currently an employee of the Company.

13. CONTINGENT LIABILITY

Pursuant to the Artisan acquisition, the Company may be obligated to pay up to another $300,000 in the event certain financial milestones are met by April 30, 2014 (see note 2).  This obligation had a fair value of $131,000 at the time of the Artisan acquisition.  During the twelve months ended December 31, 2014 and 2013, the Company made payments in the amount of  $77,581 and $160,933, respectively.  At December 31, 2014 and 2013, the amount of $0 and $80,881 is reflected on the Company’s balance sheet as a contingent liability related to the Artisan acquisition.

Pursuant to the OFB acquisition, the Company is contingently liable for certain performance-based payments over the twenty-four months following the acquisition date. The Company believes it is likely that these payments will be made, and accordingly recorded the entire amount of $225,000 as a contingent liability on its balance sheet at acquisition. During the twelve months ended December 31, 2014, payments in the aggregate amount of $52,500 have been made under this contingent liability; at December 31, 2014, the balance of the contingent liability is $172,500 related to the OFB acquisition.

The Company has recorded a contingent liability of $400,000 representing the estimated potential amounts payable pursuant to certain litigation (see Note 16).

14. INCOME TAXES

Deferred income taxes result from the temporary differences arising from the use of accelerated depreciation methods for income tax purposes and the straight-line method for financial statement purposes, and an accumulation of net operating loss carryforwards for income tax purposes with a valuation allowance against the carryforwards for book purposes.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Included in deferred tax assets are Federal and State net operating loss carryforwards of approximately $1.4 million, which will expire through 2032.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to significant changes in the Company's ownership, the Company's future use of its existing net operating losses may be limited.

The provision (benefit) for income taxes for the years ended December 31, 2014 and 2013 consist of the following:

	2014	2013

Current	$-	$-
Deferred	-	-
Total	$-	$-

The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable statutory income tax rate of 39.6% for the December 31, 2014 and 2013 to the loss before taxes as a result of the following differences:

	2014	2013
Income (loss) before income taxes	$(3,730,948)	$(1,486,257)
Statutory tax rate	39.6%	39.6%
Total tax at statutory rate	(1,477,455)	(558,558)
Temporary differences	37,500	(40,000)
Permanent difference – meals and entertainment	13,100	3,000
Permanent differences- non cash compensation, derivatives and discount amortization	880,000	1,054,220
Total	(546,855)	458,662
Changes in valuation allowance	546,855	(458,662)

Income tax expense	$-	$-

Deferred income taxes reflect the tax impact of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Deferred income taxes include the net tax effects of net operating loss (NOL) carryforwards and the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  As of December 31, 2014 and 2013 significant components of the Company's deferred tax assets are as follows:

	2014	2013
Deferred Tax Assets (Liabilities):
Net operating loss carryforwards	$1,014,000	$529,000
Allowance for doubtful accounts	11,000	42,000
Intangible assets	(1,781,000)
Property and equipment	(87,000)	(20,000)
Net deferred tax assets (liabilities)	(843,000)	551,000
Valuation allowance	(226,000)	(551,000)
Net deferred tax assets (liabilities)	$(1,069,000)	$-

The Company’s tax returns for the previous three years remain open for audit by the respective tax jurisdictions.

15. EQUITY

Common Stock

Twelve months ended December 31, 2014:

The Company issued 846,263 shares of common stock for the conversion of the principal of convertible notes in the aggregate amount or $120,583 and accrued interest in the amount of $90,984, for a total conversion value of $211,567.

The Company issued 16,203 shares of common stock for the cashless exercise of 18,841 warrants with an exercise price of $0.25 per share.

The Company issued 175,000 shares of common stock due to officers which were previously accrued in the amount of $65,835.

The Company issued 17,248 shares of common stock with a fair value of $17,593 to a service provider.

The Company sold $1,585,000 shares of common stock for cash proceeds of $1,585,000.

The Company issued 6,889,937 shares of common stock with a fair value of $9,645,912 pursuant to the acquisition of The Fresh Diet. An additional 3,110,063 shares with a fair value of $4,354,088 are issuable under the terms of The Fresh Diet acquisition agreement; these shares are disclosed as common stock issued on the Company’s balance sheet at December 31, 2014.

The Company issued 1,001,819 shares of common stock for the exercise of warrants in the amount of $350,000.

The Company issued 20,000 shares of common stock for the exercise of stock options in the amount of $7,000.

Twelve months ended December 31, 2013:

The Company issued 279,310 shares of common stock for settlement of a note.  This issuance of shares was accrued in a prior period, and was carried as common stock subscribed in the Company’s balance sheet at December 31, 2012.

The Company issued 1,173,712 shares of common stock for the conversion of the principal of convertible notes in the aggregate amount or $174,833 and accrued interest in the amount of $118,593, for a total conversion value of $293,426.

The Company issued 255,633 shares of common stock for the cashless exercise of warrants.

Treasury Stock

During the twelve months ended December 31, 2014, the Company purchased 85,950 shares of the Company’s outstanding common stock.  The purchase price was $60,000 and the Company recorded the transaction at cost to Treasury Stock.

During the twelve months ended December 31, 2013, the Company purchased 400,000 shares of the Company’s outstanding common stock.  The purchase price was $100,000 and the Company recorded the transaction at cost to Treasury Stock.

The Company has an additional 304 shares of common stock which are held in treasury stock at a cost of $99.

Warrants

During the twelve months ended December 31, 2014, warrants to purchase an aggregate 1,001,819 shares of common stock were exercised at a total price $350,000.  Warrants to acquire an additional 18,841 shares of common stock were exercised via cashless conversion; this cashless conversion resulted in the net issuance of 16,203 shares of common stock.

During the twelve months ended December 31, 2013, the Company extended the term of warrants to purchase a total of 3,080,000 shares of common stock at a price of $0.575 per share and a total of 1,570,000 shares of common stock at a price of $0.55 per share to February 1, 2017; and warrants to purchase a total of 794,000 shares of common stock at a price of $0.25 per share to February 1, 2016.   At August 22, 2013, the Company recorded a new discount on the convertible notes which was attributable to the conversion feature and related warrants in the aggregate amount of $826,238, which was charged to additional paid-in capital.  The discount will be amortized over the term of the related notes.  Also during the twelve months ended December 31, 2013, warrants to purchase a total of 396,871 shares were exercised via cashless conversion resulting in 255,633 shares being issued.  In addition, warrants to purchase 820,000 shares of common stock were cancelled as a result of the early payment of a note.

The following table summarizes the significant terms of warrants outstanding at December 31, 2014. These warrants may be settled in cash or via cashless conversion into shares of the Company’s common stock at the request of the warrant holder.
These warrants were granted as part of a financing agreement:

		Weighted	Weighted		Weighted
		average	average		average
Range of	Number of	remaining	exercise		exercise
exercise	warrants	contractual	price of	Number of	price of
Prices	Outstanding	life (years)	outstanding Warrants	warrants Exercisable	exercisable Warrants
$0.010	700,000	5.38	$0.010	700,000	$0.010

$0.250	94,783	1.09	$0.250	94,783	$0.250

$0.550	1,175,281	2.09	$0.550	1,175,281	$0.550

$0.575	2,828,405	2.09	$0.575	2,828,405	$0.575
	4,798,469	2.55	$0.480	4,798,469	$0.480

Transactions involving warrants are summarized as follows:

		Weighted Average
	Number of Shares	Exercise Price
Warrants outstanding at December 31, 2012	7,036,000	$0.409

Granted	-	$-
Exercised	(396,871)	$0.504
Cancelled / Expired	(820,000)	0.100
Warrants outstanding at December 31, 2013	5,819,129	$0.457

Exercised	(1,020,660)	$0.348
Cancelled / Expired	-	$-
Warrants outstanding at December 31, 2014	4,798,469	$0.480

Options

During the twelve months ended December 31, 2014,  the Company granted options to purchase 75,000 shares of common stock at $1.31 per share to an employee; options to purchase 100,000 shares of common stock at $1.46 per share pursuant to the OFB acquisition; options to purchase 30,000 shares of common stock (15,000 at $1.44 per share, and 15,000 at $1.90 per share) to a service provider; and options to purchase 100,000 shares of common stock at $2.00 per share to each of its five directors (a total of options to purchase 500,000 shares). Also during the twelve months ended December 31, 2014, options to purchase 20,000 shares at a price of $0.35 per share were exercised, and options to purchase 20,000 shares at $0.35 per share expired.

During the twelve months ended December 31, 2013,  the Company issued the following options to its Chief Executive Officer:  options to purchase 100,000 shares of common stock at a price of $0.40 per share; options to purchase 100,000 shares of common stock at a price of $0.57 per share; and options to purchase 125,000 shares of common stock at a price of $1.60 per share. The Company also issued the following options to its President:  options to purchase 100,000 shares of common stock at a price of $0.35 per share; options to purchase 100,000 shares of common stock at a price of $0.40 per share; options to purchase 100,000 shares of common stock at a price of $0.57 per share; and options to purchase 125,000 shares of common stock at a price of $1.60 per share.  The Company also issued the following options to its Chief Accounting and Information Officer: options to purchase 120,000 shares of common stock at $0.40 per share; options to purchase 25,000 shares of common stock at $0.57 per share; and options to purchase 60,000 shares of common stock at $1.60 per share.

The following table summarizes the options to purchase shares of the Company’s common stock which were outstanding at December 31, 2014:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	Remaining	price of	Number of	price of
exercise	options	contractual	outstanding	options	exercisable
Prices	Outstanding	life (years)	Options	Exercisable	Options
$0.350	1,200,000	2.67	$0.350	1,200,000	$0.350

$0.380	132,500	0.25	$0.380	132,500	$0.380

$0.400	275,000	2.01	$0.400	125,000	$0.400

$0.450	132,500	0.50	$0.450	132,500	$0.450

$0.474	132,500	0.75	$0.474	132,500	$0.474

$0.480	132,500	1.00	$0.480	132,500	$0.480

$0.570	225,000	3.01	$0.570	200,000	$0.570

$1.310	75,000	3.67	$1.310	12,500	$1.310

$1.440	15,000	1.84	$1.440	15,000	$1.440

$1.460	100,000	3.50	$1.460	100,000	$1.460

$1.600	310,000	3.01	$1.600	280.000	$1.600

$1.900	15,000	2.84	$1.900	15,000	$1.900

$2.000	500,000	2.17	$2.000	500,000	$2.000
	3,245,000	1.97	$0.822	2,977,500	$0.591

Transactions involving stock options are summarized as follows:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 2012	2,070,000	$0.375

Issued	910,000	$0.807
Exercised	-	-
Forfeited or expired	(400,000)	0.350
Outstanding as December 31, 2013	2,580,000	$0.544

Issued	705,000	1.836
Exercised	(20,000)	0.350
Forfeited or expired	(20,000)	0.350
Outstanding at December 31, 2014	3,245,000	$0.822

Aggregate intrinsic value of options outstanding and exercisable at December 31, 2014 and 2013 was $2,196,870 and $1,563,270, respectively.  Aggregate intrinsic value represents the difference between the Company's closing stock price on the last trading day of the fiscal period, which was $1.35 and $1.25 as of December 31, 2014 and 2013, respectively, and the exercise price multiplied by the number of options outstanding.

During the year ended December 31, 2014 and 2013, the Company charged $308,782 and $32,364, respectively, to operations related to recognized stock-based compensation expense for stock options.

The exercise price grant dates in relation to the market price during 2014 and 2013 are as follows:

	2014	2013
Exercise price lower than market price	-	-

Exercise price equal to market price	-	-

Exercise price exceeded market price	$1.31 to $2.00	$0.40 to $1.60

As of December 31, 2014 and 2013, there were 767,500 and 660,000, respectively, non-vested options outstanding.

The Company valued stock options and warrants using the Black-Scholes valuation model utilizing the following variables:

	December 31, 2014	December 31, 2013
Volatility	88.72% to 189.71%	186.46% to 189.28%
Dividends	$0 to 0	$0 to 0
Risk-free interest rates	0.37% to 0.42%	0.04% to 0.37%
Term (years)	2.00 to 5.00	0.45 to 4.00

Restricted Stock Units (“RSUs”)

At December 31, 2014, the Company has issued restricted stock units (“RSUs”) for the potential issuance of shares of the Company’s common stock for the purpose of aligning executives and employees of the Company and  for the purpose of compensation for serving as members of the Board of Directors of the Company and for the purposes of retaining qualified personnel at compensation levels that otherwise would not be available should the company have been required to pay certain salaries in cash only. Certain of the RSUs were issued to employees of The Fresh Diet (“Employee RSUs”) and certain RSUs were issued to the executive officers of the Company ( “Executive RSUs”) and certain RSUs were issued to members of the board of directors of the Company ( “Board RSUs” ). With respect to the Executive RSUs, effective November 17, 2014,  the Company’s executive officers were awarded RSUs which vest according the following schedule, provided the performance conditions are met: 322,466 RSU’s vest on January 1, 2015, 390,000 RSUs vest on  July 1, 2015 and 300,000 RSU’s vest on December 31, 2015; 75,000 RSU”s vest on May 1, 2016, 90,000 RSU’s vest on July 1, 2016 and 600,000 RSUs vest on December 31, 2016 and 890,000 RSUs vest on July 1, 2017 and 300,000 RSU’s vest solely upon the achievement of performance goals and the continued employment with the Company.

On August 7, 2014, the Company’s Board of Directors approved the amendment of the employment agreements, effective as of August 13, 2014, of each of the Company’s President and CEO , providing for (i) an award to the President of 75,000 RSUs which vest on January 1, 2015 and 75,000 RSUs which vest on May 1, 2016; and (ii) an award to the CEO of 125,000 RSUs which vest if the 30 day average closing price of the Company’s common stock is $2.00 or above and there is a 50,000 average daily volume or if there is a 50,000 average daily volume for 14 straight  trading days; and (iii) an award to the CEO of 175,000 RSUs which vest if the 30 day average closing price of the Company’s common stock is $3.00 or above and there is a 50,000 average daily volume for 14 straight trading days.

The Employee RSUs issued to certain nonexecutive employees of the Company were issued either ; partially in lieu of salary, future bonuses or a combination of both bonus and salary. The Employee RSUs vest according to the following schedule: On July 1 2015 600,000 will vest on December 31 2015 an additional 600,000 shares will vest. On December 31 2016 an additional 1.2 million shares will vest and an additional 1.6 million shares will vest on July 1 2017. Vesting is contingent on being an employee of the Company at the time of vesting. In addition there are restrictions on the sale of such vested stock including aggregate volume restrictions and no Employee RSU shares can be sold below $2.50 per share. In addition up to an additional 25,000 shares will vest on a monthly basis. Vesting is contingent on employment by the Company at the time of vesting and the Company stock price closing above $2.50 per share for 20 straight days . In addition there are restrictions on the sale of such vested stock including aggregate volume restrictions and no shares can be sold below $2.50 per share

The Company estimated that the stock-price goals of the Company’s stock price closing above $2.50 per share for 20 straight days have a 90% likelihood of achievement, and these RSUs were valued at 90% of their face value. The Company estimated that the revenue targets had a 100% likelihood of achievement, and these RSUs were valued at 100% of their face value.  We recognized stock-based compensation expense of in a straight-line manner over the vesting period of the RSUs. This resulted in stock-based compensation expense of $886,516 related to recognition of RSUs during the year ended December 31, 2014.

16. COMMITMENTS AND CONTINGENCIES

On October 17, 2008, we entered into a three-year lease with Grand Cypress Communities, Inc. for new premises consisting of 4,000 square feet at 3845 Beck Blvd., Naples, Florida.  The commencement date of the lease was  January 1, 2009.  On November 11, 2011, the Company extended the lease with Grand Cypress Communities, Inc. for 3 years, commencing on January 1, 2012.  The annual rent and fees under the lease is approximately $54,000.  The lease provides for a buyout option at the end of the lease with credit towards the purchase price received for the rental payments made during the term of the lease. In February 2013, the Company entered into a modification of the lease agreement whereby the lease term was reduced from 3 years to 2 years. The lease was mutually terminated effective August 31, 2013.

On February 1, 2011 The Fresh Diet entered into a five year lease for approximately 28,000 square feet of industrial kitchen space at 588 Baltic Street / 345 Butler Street, Brooklyn, NY 11217.  The monthly base rent for the premises was $24,000 during the first year, escalating to $27,012 during the fifth year of the lease and is renewable for an additional five years on the same terms with the rent escalating from $28,000 in the first year to $31,000 in the last year.

On January 1, 2012 The Fresh Diet entered into a three year lease for approximately 2,500 square feet of office space at 1545 NE 123rd Street,   North Miami, FL 33161.  The monthly base rent for the premises is $3,500.  The lease is continuing past the end of the term on the same basis with a 60 day notice of termination.

On May 7, 2012, we entered into a three-year lease with David and Sherri Vohaska for approximately 18,700 feet of office and warehouse space located at 8121 Ogden Avenue, Lyons, Illinois.  The annual rent under the lease is approximately $8,333 per month for the first year, $8,417 per month for the second year, and $8,500 for the third year. David Vohaska is currently an employee of the Company and prior to the acquisition of Artisan Specialty Foods, Inc. was the owner of Artisan.

On May 28, 2013 The Fresh Diet entered into a 37 month lease extension for approximately 9,800 square feet of industrial kitchen space at 8635 Kittyhawk Ave., Los Angeles, CA.  The monthly base rent for the premises is currently $12,866 escalating to $13, 252 on June 1, 2015.

On December 6, 2013 The Fresh Diet  entered into a five year lease for approximately 7,500 square feet of industrial kitchen space at 7700 NW 37th Avenue, Suite B, Miami, FL 33147.  The monthly base rent for the premises is $9,500 during the first year of the lease, escalating to $10,692 during the fifth year of the lease.   The term of the lease will commence upon substantial completion of the premises, expected to occur during the second quarter of 2015.

On February 17, 2015 The Fresh Diet entered into a six year amendment of lease for approximately 9,700 square feet of industrial kitchen space at 3132 Skyway Circle South, Irving, TX 75038.  The base monthly rent for the premises is currently $6,424 escalating to $7,227 for years 2 through 6.

At December 31, 2014, commitments for minimum rental payments were as follows:

For the twelve months ended:
December 31, 2015	$644,064
December 31, 2016	267,432
December 31, 2017	124,728
December 31, 2018	117,612
Thereafter	-
Total	$1,153,836

Litigation

From time to time, the Company may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

On June 1, 2012, nine persons, on behalf of themselves and others similarly situated, filed a Collective and Class Action Complaint in the New York Federal District Court, Southern District, against Late Night Express Courier Services, Inc. (FL) (“LNE”) and The Fresh Diet Inc. (“The Fresh Diet”) and certain individuals entitled Hernandez, et al. v. The Fresh Diet Inc., et al., Case No. 12 CV 4339.  On or about October 26, 2012, Plaintiffs filed an Amended Complaint (“Complaint”) adding additional individual Defendants.  The Complaint seeks to recover alleged unpaid overtime wages on behalf of drivers for LNE who delivered meals to The Fresh Diet customers in the tri-state area.  In an opinion dated September 29, 2014 (“Opinion”), the District Court Judge denied the Plaintiffs’ motion for Summary Judgment which sought a holding that all the Plaintiffs were employees of Defendants, as was Defendants’ cross-motion for Summary Judgment seeking a holding that Plaintiffs were independent contractors, the Court finding that there were questions of fact that could not be resolved on motions.  In addition, the Plaintiffs’ motion to certify a class of 109 drivers was denied.  In the same Opinion, Defendants’ motion to decertify the case from 29 potential opt-in Plaintiffs down to the 9 named Plaintiffs was granted, and the possible claims of the remaining 20 were dismissed without prejudice.   On or about February 24, 2015, a second action was filed in the New York Federal District Court, Southern District, on behalf of 6 (of the 20) additional driver-Plaintiffs entitled Hernandez, et al. v. The Fresh Diet Inc., et al. 15 CV 1338, containing essentially the same allegations.  In addition, two of the Plaintiffs from the Complaint also joined the second lawsuit asserting claims for retaliation.  The two cases were assigned to the same Federal Judge (since they are related), but were not consolidated for discovery or trial.  Prior to the second action and on January 21, 2015, the parties appeared before Federal Magistrate Judge Cott for mediation.  The Magistrate Judge did not succeed in settling the case.  On March 17, 2015, the Federal Judge stayed both cases, and referred both of them to the Court’s mediation program for further mediation within 60 days.  The Company believes that mediation may lead to a global settlement with all existing Plaintiffs.  With respect to the second instituted litigation, inasmuch as the litigation is in its early phase and discovery has not commenced it is too speculative to predict an outcome.  However, we believe we will have available to us many of the same defenses as in the first litigation and therefore do not believe that our exposure, if any at all, will likely exceed the amount of the first litigation, even if additional persons file claims.  Accordingly, given the uncertainty of both of these cases and given the additional Plaintiffs in the second action, the Company has recorded a contingent liability of $400,000 representing the estimated potential amounts payable in the litigations, even though it is possible that the amount of liability may actually be less than the reserved amount.

On September 3, 2014 the Company’s subsidiary was served a complaint by Monolith Ventures, Ltd., in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Monolith Complaint”). The Monolith Complaint, which was brought by a shareholder of less than 24% of the outstanding shares of The Fresh Diet sought to attack the registrant’s then recently concluded acquisition of The Fresh Diet which was approved by a majority of The Fresh Diet shareholders.  The action has been settled and the lawsuit discontinued with the exchange of general releases.

17. MAJOR CUSTOMER

The Company’s largest customer, U.S. Foods, Inc.  and its affiliates, accounted for approximately 60% and 75% of total sales in the years ended December 31, 2014 and 2013, respectively.  A contract between our subsidiary, Food Innovations, and U.S. Foods entered an optional renewal period in December 2012 but was automatically extended for an additional 12 months in each of  January 1, 2013 and 2014.  On January 26, 2015 we executed a contract between Food Innovations, Inc., our wholly-owned subsidiary, and U.S. Foods, Inc.  The term of the contract is from January 1, 2015 through December 31, 2016 and provides for up to three (3) automatic annual renewals thereafter if no party gives the other 30 days’ notice of its intent not to renew.

18. FAIR VALUE MEASUREMENTS

Our short-term financial instruments, including cash, accounts payable and other liabilities, consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value.   The fair value of the Company’s stock option, convertible debt features and warrant instruments is determined using option pricing models.

As a result of the adoption of ASC 815-40, the Company is required to disclose the fair value measurements required by ASC 820, “Fair Value Measurements and Disclosures.”  The other liabilities recorded at fair value in the balance sheet as of December 31, 2009 are categorized based upon the level of judgment associated with the inputs used to measure their fair value.  Hierarchical levels, defined by ASC 820 are directly related to the amount of subjectivity associated with the inputs to fair valuations of these liabilities are as follows:

Level 1 -	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

Level 2 -	Inputs other than Level 1 inputs that are either directly or indirectly observable; and

Level 3-	Unobservable inputs, for which little or no market data exist, therefore requiring an entity to develop its own assumptions.

As December 31, 2014 and 2013, the Company did not have financial assets or liabilities that are required to be accounted for at fair value on a recurring basis.

19. SUBSEQUENT EVENTS

On January 26, 2015 we executed a contract between Food Innovations, Inc., our wholly-owned subsidiary, and U.S. Foods, Inc.  The term of the contract is from January 1, 2015 through December 31, 2016 and provides for up to three (3) automatic annual renewals thereafter if no party gives the other 30 days’ notice of its intent not to renew.

On March 6, 2015 we completed a round of financing of $3,078,998 through the sale of 3,178,420 restricted shares of our common stock at a price per share of $0.9646, primarily for the purpose of acquiring, in a block sale, the shares of Monolith Ventures Ltd, a former  shareholder of The Fresh Diet, who agreed to sell its position of approximately 3 million shares at a price of $0.9646 per share. Concurrently, Monolith Ventures Ltd.  dismissed its previously reported litigation against the Company and exchanged mutual releases with the Company.  Simultaneously, we also raised an additional $1,209,596 through the sale of 943,829 restricted shares of our common stock at a price per share of $1.30.  Approximately 2.1 Million shares are subject to a one year lock up.  No warrants or other convertible securities were involved in the financing and the financing was completed by officers of the registrant without requiring the services of a placement agent.  The financing was an exempt private placement under Regulation D with offers and sales made only to “accredited investors” without the use of public advertising.

On March 24, 2015, warrants to purchase 727,272 shares of the Company’s common stock were exercised for cash of $400,000.

8,957,901 Shares of Common Stock

INNOVATIVE FOOD HOLDINGS, INC.

PROSPECTUS

 ____________, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
SEC registration fee	$1,332
Legal fees and expenses	25,000
Accounting fees and expenses	14,500
Miscellaneous fees and expenses	668

Total	$41,500

Item 14.    Indemnification of Directors and Officers

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and the rights of our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of such director or officer’s fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

The Registrant maintains a directors’ and officers’ liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. This policy provides for $3 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent Sales of Unregistered Securities

During the twelve months ended December 31, 2012, the Company had the following transactions:

The Company issued 150,000 shares of common stock with a value of $37,500 pursuant to the Haley  Acquisition Agreement.

The Company committed to issue 26,078 shares of common stock for settlement of a note. The fair value of $7,302 is included in Common Stock Subscribed on the Company’s balance sheet at December 31, 2012.

During the twelve months ended December 31, 2013, the Company had the following transactions:
The Company issued 279,310 shares of common stock for settlement of a note.  This issuance of shares was accrued in a prior period, and was carried as common stock subscribed in the Company’s balance sheet at December 31, 2012.

The Company issued 1,173,712 shares of common stock for the conversion of the principal of convertible notes in the aggregate amount or $174,833 and accrued interest in the amount of $118,593, for a total conversion value of $293,426.

The Company issued 255,633 shares of common stock for the cashless exercise of warrants.

During the twelve months ended December 31, 2014, the Company had the following transactions:

The Company issued 846,263 shares of common stock for the conversion of the principal of convertible notes in the aggregate amount or $120,583 and accrued interest in the amount of $90,984, for a total conversion value of $211,567.

The Company issued 16,203 shares of common stock for the cashless exercise of 18,841 warrants with an exercise price of $0.25 per share.

The Company issued 175,000 shares of common stock due to officers in a previous year which were previously accounted for on the financial statements for such year in the amount of $65,835.

The Company issued 17,248 shares of common stock with a fair value of $17,593 to a service provider.

The Company sold $1,585,000 shares of common stock for cash proceeds of $1,585,000.

The Company issued 6,889,937 shares of common stock with a fair value of $9,645,912 pursuant to the acquisition of The Fresh Diet. An additional 3,110,063 shares with a fair value of $4,354,088 are issuable under the terms of The Fresh Diet acquisition agreement; these shares are disclosed as common stock issued on the Company’s balance sheet at December 31,2014.

The Company issued 1,001,819 shares of common stock upon the exercise of warrants with an aggregate exercise price of $350,000.

The Company issued 20,000 shares of common stock upon the exercise of stock with an aggregate exercise price of $7,000.

During the three months ended March 31, 2015, the Company had the following transactions:

On March 6, 2015 we completed a round of financing of $3,065,904 through the sale of 3,178,420 restricted shares of our common stock at a price per share of $0.9646.  Simultaneously, we also raised an additional $1,226,978 through the sale of 943,829 restricted shares of our common stock at a price per share of $1.30 for total proceeds of $4,288,596.  Approximately 2.1 Million shares are subject to a one year lock up.  No warrants or other convertible securities were involved in the financing and the financing was completed by officers of the Company without requiring the services of a placement agent or the payment of any fees or commissions.  The financing was an exempt private placement under Regulation D (Rule 506(b)) with offers and sales made only to “accredited investors” without the use of public advertising.

On March 18, 2015, the Company issued 727,272 shares of common stock to Alpha Capital Anstalt for cash proceeds of $400,000 upon the exercise of warrants with an exercise price of $0.55 per share.

On March 28, 2015, the Company issued 40,000 shares of common stock to Michael Ferrone for cash proceeds of $15,200 upon the exercise of  options with an exercise price of $0.38 per share.

Subsequent to March 31, 2015, the Company had the following transactions:

On April 21, 2015, the Company issued 150,000 shares of common stock to Lou Haley, at $0.25 per share, which was previously accrued in the amount of $37,500 pursuant to the terms of the acquisition of The Haley Group.

All of the transactions listed above were exempt from registration inasmuch as all of the securities sold outside the company were sold in exempt private placements only to accredited investors without any public offering or commissions paid.  The balance of the securities were issued as compensation or upon the conversion of securities previously issued to employees or accredited investors.

Item 16.    Exhibits and Financial Statement Schedules

NUMBER	EXHIBIT

3.1
Articles of Incorporation (incorporated by reference to exhibit 3.1 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

3.2
Amended Bylaws of the Company (incorporated by reference to exhibit 3.2 of the Company’s annual report Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission on March 16, 2011).

4.1
Form of Convertible Note (incorporated by reference to exhibit 4.1 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

4.2
Form of Convertible Note (incorporated by reference to exhibit 4.2 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

4.3
Form of Warrant - Class A (incorporated by reference to exhibit 4.3 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

4.4
Form of Warrant - Class B (incorporated by reference to exhibit 4.4 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

4.5
Form of Warrant - Class C (incorporated by reference to exhibit 4.5 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

4.6
Secured Convertible Promissory Note dated December 31, 2008 in favor of Alpha Capital Anstalt (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2009).

4.7
Class B Common Stock Purchase Warrant dated December 31, 2008 in favor of Alpha Capital Anstalt (incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2009).

4.8
Subscription Agreement between the Registrant and Alpha Capital Anstalt dated December 31, 2008 (incorporated by reference to exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2009).

4.9
Amendment, Waiver, and Consent Agreement effective January 1, 2009 between the Registrant and Alpha Capital Anstalt (incorporated by reference to exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 7, 2009).

5.1	Opinion of Feder Kaszovitz LLP

10.2
Security and Pledge Agreement – IVFH (incorporated by reference to exhibit 10.2 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

10.3
Security and Pledge Agreement – FII (incorporated by reference to exhibit 10.3 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

10.4
Supply Agreement with Next Day Gourmet, L.P. with Next Day Gourmet, L.P. (incorporated by reference to exhibit 10.4 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

10.5
Subscription Agreement (incorporated by reference to exhibit 10.5 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

10.6
Agreement and Plan of Reorganization between IVFH and FII. (incorporated by reference to exhibit 10.6 of the Company’s annual report on Form 10-KSB for the year ended December 31, 2004 filed with the Securities and Exchange Commission on September 28, 2005).

10.9	Employment Agreement with Sam Klepfish (incorporated by reference to exhibit 10.1 of the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 21, 2012)

10.10	Employment Agreement Justin Wiernasz (incorporated by reference to exhibit 10.2 of the Company’s Form 10-Q filed with the Securities and Exchange Commission on November 21, 2012)

10.11
Subscription Agreement dated as of May 11, 2012 between the Registrant and Alpha Capital Anstalt (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012)

10.12
Secured Convertible Promissory Note dated as of May 11, 2012 of the registrant issued to Alpha Capital Anstalt (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012)

10.13
Class E Common Stock Purchase Warrant issued to Alpha Capital Anstalt (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012)

10.14
Class F Common Stock Purchase Warrant issued to Alpha Capital Anstalt (incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012)

10.15
Class G Common Stock Purchase Warrant issued to Alpha Capital Anstalt (incorporated by reference to exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012)

10.16
Class H Common Stock Purchase Warrant issued to Alpha Capital Anstalt (incorporated by reference to exhibit 10.4 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2012)

10.17
Stock Purchase Agreement dated as of May 10, 2012 between the Registrant, Artisan Specialty Foods, Inc. and David Vohaska (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2012)

10.18
Lease dated May 7, 2012 between Artisan Specialty Foods, Inc. and David and Sherri Vohaska (incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2012)

10.19
Employment Agreement dated May 10, 2012 between Artisan Specialty Foods, Inc. and David Vohaska (incorporated by reference to exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2012)

10.20
Loan Agreement between the registrant and Fifth Third Bank effective February 26, 2013 (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2013)

10.21
Security Agreement between the registrant and Fifth Third Bank effective February 26, 2013. (incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2013)

10.22
Mortgage by registrant in favor of Fifth Third Bank effective February 26, 2013. (incorporated by reference to exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2013)

10.23
Note by registrant in favor of Fifth Third Bank effective February 26, 2013 (incorporated by reference to exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 15, 2013)

10.24
Agreement and Plan of Merger Among Innovative Food Holdings, Inc., The Fresh Diet, Inc., and FD Acquisition Corp (incorporated by reference to exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2014)

10.25
Summary of amended terms of Employment Agreement for certain Executive Officers (incorporated by reference to exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2014)

10.26
Summary of Changes to the Employment Agreements of Sam Klepfish and Justin Wiernasz (incorporated by reference to exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2014)

10.27
Extension Agreement between the registrant and certain noteholders dated May 15, 2014 (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 22, 2014)

10.28
National Vendor Program Agreement between Food Innovations, Inc. and US Foods, dated January 26, 2015 (incorporated by reference to exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2015)

21	Subsidiaries of the Company

23.1*	Consent of Liggett, Vogt & Webb, P.A.

23.2	Consent of Feder Kaszovitz LLP (included in Exhibit 5.1 hereto)

(*) Filed herewith

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Bonita Springs, State of Florida, on July 15 , 2015.

INNOVATIVE FOOD HOLDINGS, INC.

By: /s/ Sam Klepfish
Sam Klepfish,
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sam Klepfish	CEO and Director	July 15 , 2015
Sam Klepfish	(Chief Executive Officer)

/s/ John McDonald	Principal Accounting Officer	July 15 , 2015
John McDonald	(Principal Financial Officer)

Director
Joel Gold

/s/ Hank Cohn	Director	July 15 , 2015
Hank Cohn

/s/ Justin Wiernasz	Director	July 15 , 2015
Justin Wiernasz